Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

October 20, 2025

among

Ambulnz Holdings, LLC,

STMD Merger Company, LLC,

SteadyMD, Inc.,

and

Shareholder Representative Services LLC, as the ISP Representative

i

LIST OF EXHIBITS

Exhibit A:	Definitions

Exhibit B:	Table of Inline Definitions

Exhibit C:	Form of Certificate of Merger

Exhibit D:	Allocation Methodology

Exhibit E:	Accounting Principles

Exhibit F:	Form of Convertible Note Cancellation and Payoff Agreement

Exhibit G:	CV Disbursement Waterfall

Exhibit H:	Escrow Agreement

Exhibit I-1:	CNI Pro Rata Share

Exhibit I-2:	CV-ITM Pro Rata Share

Exhibit I-3:	Indemnification Support Parties

Exhibit J:	Managed Practices

Exhibit K:	Net Working Capital Illustration

Exhibit L:	Form of MIP Bonus Payment and Release Agreement

Exhibit M:	Form of Discretionary Bonus Payment and Release Agreement

Exhibit N:	Form of Issuer Representation Letter

LIST OF SCHEDULES

Schedule 1.8(a)(i):	Disclosed Third Party Funded Indebtedness

Schedule 1.8(b)(iii):	Specified Discretionary Bonus Recipient

Schedule 2.7:	Other Earn-Out Matters

Schedule 2.8(a)(ii):	Intellectual Property Assignment Agreement Signatories

Schedule 2.8(a)(xi):	Specified MIP Bonus Recipients

Schedule 6.2(a)(ix):	Other Specific Indemnity Matters

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 20, 2025 (the “Execution Date”), is entered into by and among (i) Ambulnz Holdings, LLC, a Delaware limited liability company (“Parent”), (ii) STMD Merger Company, LLC, a Delaware limited liability company (“MergerCo”), (iii) SteadyMD, Inc., a Delaware corporation (the “Company”), and (iv) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative for the Indemnification Support Parties (the “ISP Representative”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A attached hereto or as otherwise defined inline in this Agreement (as summarized in Exhibit B attached hereto).

RECITALS

A. The parties intend that the Company be merged with and into MergerCo, with MergerCo surviving that merger on the terms and subject to the conditions set forth herein.

B. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and the Shareholders to enter into this Agreement with Parent and MergerCo, (ii) approved this Agreement and declared its advisability, including the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby (including the Merger), by the Company, and (iii) resolved to submit this Agreement to the Shareholders and recommend adoption of this Agreement by the Shareholders.

C. The board of directors of Parent has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement.

D. The managers of MergerCo have unanimously approved this Agreement and declared it advisable for MergerCo to enter into this Agreement.

E. The Merger constitutes a “Deemed Liquidation Event” under the terms of the Company Charter, thereby triggering a liquidation preference entitling the applicable Series B Preferred Shareholder of each of the 8,007,789 Series B Preferred Outstanding Shares to receive, prior to any distribution in respect of Junior Preferred Stock or Common Stock, a distribution equal to the “Series B Liquidation Amount” of $6.2093 per share (plus any declared but unpaid dividends, as applicable), or $49,722,764.24 in the aggregate (plus any declared but unpaid dividends, as applicable) (the “Aggregate Series B Liquidation Amount”).

F. The Aggregate Series B Liquidation Amount exceeds the sum of the Base Merger Consideration and the Maximum Earn-Out Consideration, and accordingly, under the terms of the Company Charter, (i) the Series B Preferred Shareholders shall share ratably in any distribution of consideration paid by Parent in accordance with this Agreement in proportion to what would otherwise be payable if all amounts were paid in full, in proportion to their respective CV-ITM Pro Rata Share (as used and defined herein and set forth on Exhibit I-2), and (ii) the Junior Preferred Shareholders and the Common Shareholders will not share in or otherwise receive any distribution of consideration paid by Parent (whether at Closing, after the Closing, or otherwise) in accordance with this Agreement.

G. As of the Execution Date, the Convertible Debt Liabilities exceed the Base Merger Consideration, and accordingly, the Series B Preferred Shareholders will not share in or otherwise receive any distribution of consideration paid by Parent at Closing in accordance with this Agreement, and will only share in or otherwise receive any distribution of contingent consideration paid by Parent after the Closing in accordance with this Agreement to the extent such contingent consideration is earned and payable (but only after all Convertible Debt Liabilities are settled, discharged, and extinguished in full).

H. Prior to the Execution Date, the Company (i) provided timely notice pursuant to Section 4.2 of the Warrant Agreement to the Warrantholder (A) of the contemplated Acquisition (as defined in the Warrant Agreement), (B) that the Warrants held by the Warrantholder are out-of-the-money, and (C) accordingly, that such the Warrants will be cancelled at the Closing without any cash payment made or other consideration provided in respect thereof, and (ii) otherwise taken all actions (including the adoption of resolutions) that it determined to be reasonably appropriate or necessary under the Warrant Agreement to automatically give effect to such cancellation as of the Closing.

I. Prior to the Execution Date, the Company (i) provided timely notice pursuant to Section 2.2(b) of the Convertible Note Purchase Agreement to the Convertible Noteholders (A) of the contemplated Corporate Transaction (as defined in the Convertible Note Purchase Agreement), (B) that in full satisfaction of the Company’s obligations under such Convertible Note, the Company intends to pay such Convertible Noteholder in cash an aggregate amount equal to two and a half times (2.5x) the outstanding principal and all accrued and unpaid interest due on such Convertible Note prior to any payments made to Shareholders hereunder, (C) that all Liabilities in respect of the Convertible Notes constitute Indebtedness hereunder, and (D) that for Tax purposes, the Convertible Notes are classified as debt and not as equity, and (ii) otherwise taken all actions (including the adoption of resolutions) that it determined to be reasonably appropriate or necessary under the Convertible Note Purchase Agreement or Convertible Notes to give effect to such treatment as of the Closing. Payment to Convertible Noteholders shall be conditioned on delivery of a Convertible Note Cancellation and Payoff Agreement.

J. As an inducement to Parent and MergerCo to enter into this Agreement, the Company has delivered the Requisite Stockholder Written Consent to Parent and MergerCo, which by its terms is effective automatically immediately following the execution and delivery of this Agreement in accordance with Section 228 of the DGCL without further action by, or notice to, any Person.

The foregoing recitals are hereby incorporated into this Agreement by reference and shall constitute a part of this Agreement for all purposes as if fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, representations and warranties made in this Agreement, Parent, MergerCo, the Company and the ISP Representative, each intending to be legally bound, hereby agree as follows:

Article 1
THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, (a) the Company will merge with and into MergerCo (the “Merger”), (b) the separate corporate existence of the Company will cease and MergerCo will continue its existence under Delaware law as the surviving limited liability company in the Merger (the “Surviving Company”).

Section 1.2 Effective Time. Subject to the provisions of this Agreement, at the Closing, MergerCo and the Company will cause a certificate of merger, in the form attached hereto as Exhibit C (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by MergerCo and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL and the DLLCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.3 Effects of the Merger. The Merger will have the effects set forth in this Agreement, Section 259 of the DGCL (as made applicable to the Merger by Section 264 of the DGCL), and Section 18-209 of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: (a) the separate corporate existence of the Company shall cease, and MergerCo shall continue its existence as the Surviving Company; (b) all the properties, rights, privileges, powers, franchises, and immunities of the Company and MergerCo, of both a public and private nature, shall vest in the Surviving Company; (c) all debts, liabilities, obligations, restrictions, disabilities, and duties of the Company and MergerCo shall become the debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Company and may be enforced against the Surviving Company to the same extent as if incurred or contracted by the Surviving Company; (d) all rights of creditors and all liens upon any property of the Company or MergerCo shall be preserved unimpaired; and (e) title to any real estate or other property vested in the Company or MergerCo shall not revert or be impaired by reason of the Merger.

Section 1.4 Organizational Documents. At the Effective Time, consistent with the cessation of the Company’s separate existence and the vesting of rights in the Surviving Company pursuant to Section 259 of the DGCL (as made applicable to the Merger by Section 264 of the DGCL) and Section 18-209 of the DLLCA, the certificate of formation of MergerCo in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the limited liability company agreement of MergerCo in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5 Managers and Officers of Surviving Company. At the Effective Time, the managers of MergerCo immediately prior to the Effective Time shall be the managers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be. At the Effective Time, the officers of MergerCo immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

Section 1.6 Effect on Capital Stock and Other Equity Interests. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, MergerCo or any holder of shares of capital stock or other Equity Interests of the Company, Parent or MergerCo:

(a) Series B Preferred Stock. Each Series B Preferred Outstanding Share (for these purposes, not including (A) Dissenting Shares, which are the subject of, and governed by, Section 1.9, or (B) Excluded Shares, which are the subject of, and governed by, Section 1.6(c)) (individually, each a “CV-ITM Share”) shall be converted into the contingent right to receive an amount in cash equal to the Per-ITM-Share Net Contingent Value Consideration, if any, it being acknowledged and expressly agreed that after the Effective Time, each CV-ITM Share shall automatically be cancelled and retired and cease to exist, and the Series B Preferred Shareholders (collectively, the “CV-ITM Shareholders”) will cease to have any rights with respect thereto, except for the right to receive the payments in respect thereof that are expressly set forth in this Agreement (subject to the Set-Off Right pursuant to Section 6.6(b), which shall be exercised in accordance with the Set-Off Procedures). For the avoidance of doubt, the CV-ITM Shareholders will not have the right to receive any Per-ITM-Share Net Contingent Value Consideration unless and until all Convertible Debt Liabilities are settled, discharged, and extinguished in full.

(b) Junior Preferred Stock and Common Stock. Each share of Junior Preferred Stock (including, for the avoidance of doubt, Series A Preferred Stock, Series Seed-1 Preferred Stock, and Series Seed Preferred Stock) and Common Stock (including, for the avoidance of doubt, Class A Common Stock and Class B Common Stock) issued and outstanding immediately prior to the Effective Time (for these purposes, not including (A) Dissenting Shares, which are the subject of, and governed by, Section 1.9, or (B) Excluded Shares, which are the subject of, and governed by, Section 1.6(c)) (individually, each an “OTM Share”), shall automatically be cancelled and retired and cease to exist (and, for the avoidance of doubt, will cease to have any rights with respect thereto), and no consideration will be payable or delivered in exchange therefor. Each holder of OTM Shares who has executed or is bound by the Requisite Stockholder Written Consent hereby irrevocably waives, solely in their capacity as such holder and to the fullest extent permitted by applicable Law, any claims arising under this Agreement related to the cancellation of such OTM Shares without consideration, provided that such waiver shall not extend to claims for fraud or breach of fiduciary duties under applicable Law.

(c) Shares Owned by Company. Each share of Preferred Stock and Common Stock that is owned by the Company as treasury stock or otherwise (the “Excluded Shares”) shall automatically be cancelled and retired and cease to exist (and, for the avoidance of doubt, will cease to have any rights with respect thereto), and no consideration will be payable or delivered in exchange therefor.

(d) Equity Interests of MergerCo. Each Equity Interest of MergerCo that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) Equity Interest of the Surviving Company.

(e) Options. Each Option shall automatically be cancelled and retired and cease to exist (and, for the avoidance of doubt, will cease to have any rights with respect thereto), and no consideration will be payable or delivered in exchange therefor.

(f) Warrants. Each Warrant shall automatically be cancelled and retired and cease to exist (and, for the avoidance of doubt, will cease to have any rights with respect thereto), and no consideration will be payable or delivered in exchange therefor.

Section 1.7 Cancellation of Shares. At the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and, in the case of book-entry Shares (“Book-Entry Shares”), the names of the former registered Shareholders shall be removed from the registry of Shareholders of such Shares. Each holder of a Book-Entry Share will cease to have any rights with respect thereto, except the right to receive the consideration, if any, without interest, in accordance with Section 1.6.

Section 1.8 Other Closing Payments.

(a) At the Closing, in the name of and on behalf of the Company, Parent shall pay, or shall cause the Paying Agent to pay after Parent has deposited (or caused to be deposited) with the Paying Agent prior to the Closing funds sufficient therefor, the following:

(i) to each creditor of the Company in respect of any Third Party Funded Indebtedness set forth on Schedule 1.8(a)(i) (the “Disclosed Third Party Funded Indebtedness”), the Estimated Closing Indebtedness owed to such creditor by wire transfer of immediately available funds to the account designated by such creditor in a customary pay-off letter (each a “Payoff Letter”), in form and substance reasonably satisfactory to Parent and MergerCo, delivered to Parent and MergerCo prior to or on the Closing Date in respect of such Estimated Closing Indebtedness; and

(ii) to each Convertible Noteholder, such Convertible Noteholder’s CNI Pro Rata Share of the Convertible Note Closing Date Payoff Amount by wire transfer of immediately available funds to the account designated by such Convertible Noteholder in a Convertible Note Cancellation and Payoff Agreement delivered to Parent and MergerCo prior to or on the Closing Date in respect of such Convertible Note Closing Date Payoff Amount; but, Parent shall not pay any Convertible Noteholders in respect of any Convertible Note unless and until such Convertible Noteholder has also delivered a Convertible Note Cancellation and Payoff Agreement, it being acknowledged and expressly agreed that delivery of a Convertible Note Cancellation and Payoff Agreement is an express condition precedent to payment therefor.

(b) At the Closing, in the name of and on behalf of the Company, Parent shall pay, or shall cause the Paying Agent to pay after Parent has deposited (or caused to be deposited) with the Paying Agent prior to the Closing funds sufficient therefor, the following:

(i) in respect of Estimated Transaction Expenses owed to payees other than payees that are Service Providers (which are the subject of, and governed by, Section 1.8(b)(ii)), any Estimated Transaction Expenses owed to such payee by wire transfer of immediately available funds to the account designated by the respective payees thereof in an invoice delivered to Parent prior to or on the Closing Date in respect of such Estimated Transaction Expenses;

(ii) in respect of Estimated Transaction Expenses owed to each payee that is a Specified MIP Bonus Recipient, to the Surviving Company for further distribution on the next regularly scheduled payroll date following the Closing Date (the “First Post-Closing Payroll Run Date”) to the respective Specified MIP Bonus Recipient thereof in respect of such Estimated Transaction Expenses; but, Parent shall not pay any Specified MIP Bonus Recipient unless such Specified MIP Bonus Recipient has delivered a MIP Bonus Payment and Release Agreement as of the Closing Date, it being acknowledged and expressly agreed that delivery of a MIP Bonus Payment and Release Agreement as of the Closing Date is an express condition precedent to payment therefor;

(iii) in respect of Estimated Transaction Expenses owed to each payee that is set forth on Schedule 1.8(b)(iii) (each a “Specified Discretionary Bonus Recipient”) that has delivered a bonus payment and release agreement, substantially in the form attached hereto as Exhibit M (each a “Discretionary Bonus Payment and Release Agreement”) as of the Closing Date (and only those Specified Discretionary Bonus Recipients that have delivered a Discretionary Bonus Payment and Release Agreement as of the Closing Date), to the Surviving Company for further distribution on the First Post-Closing Payroll Run Date to the respective Specified Discretionary Bonus Recipient thereof in respect of such Estimated Transaction Expenses; but, Parent shall not pay any Specified Discretionary Bonus Recipient on the Closing Date unless such Specified Discretionary Bonus Recipient has delivered a Discretionary Bonus Payment and Release Agreement as of the Closing Date. For the avoidance of doubt, the parties hereto acknowledge and expressly agree that (A) if a Specified Discretionary Bonus Recipient delivers a Discretionary Bonus Payment and Release Agreement prior to the Closing Date, payment shall occur on the First Post-Closing Payroll Run Date, and (B) if a Discretionary Bonus Payment and Release Agreement is not delivered by the Closing Date, the Specified Discretionary Bonus Recipient shall have until the First Post-Closing Payroll Run Date to deliver the Discretionary Bonus Payment and Release Agreement, and a failure to deliver the Discretionary Bonus Payment and Release Agreement by the First Post-Closing Payroll Run Date shall result in irrevocable forfeiture of any right to receive the applicable discretionary bonus; and

(iv) in respect of Estimated Transaction Expenses owed to Nikhil Abraham pursuant to that certain Note Cancellation, Bonus Payment and Release Agreement, to the Surviving Company for further distribution on the First Post-Closing Payroll Run Date in respect of such Estimated Transaction Expenses; but, Parent shall not pay such Estimated Transaction Expenses to Nikhil Abraham unless he has delivered the Note Cancellation, Bonus Payment and Release Agreement as of the Closing Date, it being acknowledged and expressly agreed that delivery of the Note Cancellation, Bonus Payment and Release Agreement as of the Closing Date is an express condition precedent to payment therefor.

(c) At or prior to the Closing, Parent shall engage Acquiom Financial LLC, a Colorado limited liability company (in its capacity as the payments administrator, the “Paying Agent”), to act as payments administrator pursuant to that certain Payments Administration Agreement, being entered into on the date hereof by and among Parent, the ISP Representative and the Paying Agent (the “Paying Agent Agreement”).

(d) After the Closing, on the First Post-Closing Payroll Run Date, in the name of and on behalf of the Company, Parent shall pay, or shall cause the Paying Agent to pay after Parent has deposited (or caused to be deposited) with the Paying Agent prior to the Closing funds sufficient therefor, the following:

(i) in respect of Estimated Transaction Expenses owed to each payee that is a Specified Discretionary Bonus Recipient that (A) did not deliver a Discretionary Bonus Payment and Release Agreement as of the Closing Date, but (B) has delivered a Discretionary Bonus Payment and Release Agreement as of the First Post-Closing Payroll Run Date, to the Surviving Company for further distribution on the First Post-Closing Payroll Run Date to the respective Specified Discretionary Bonus Recipient thereof in respect of such Estimated Transaction Expenses; but, Parent shall not pay any Specified Discretionary Bonus Recipient on the First Post-Closing Payroll Run Date unless such Specified Discretionary Bonus Recipient has delivered a Discretionary Bonus Payment and Release Agreement as of the First Post-Closing Payroll Run Date, it being acknowledged and expressly agreed that delivery of a Discretionary Bonus Payment and Release Agreement as of the First Post-Closing Payroll Run Date is an express condition precedent to payment therefor.

Section 1.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and which are held by any Shareholder who did not execute and deliver the Requisite Stockholder Written Consent (or otherwise consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL in connection with a merger consummated pursuant to Section 264 of the DGCL and Section 18-209 of the DLLCA (such Shareholder, a “Dissenting Stockholder”), shall not be converted into or be exchangeable for the right to receive any Per-ITM-Share Net Contingent Value Consideration but instead such Dissenting Stockholder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such Dissenting Stockholder’s Dissenting Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the per-share consideration described in Section 1.6(a) without any interest thereon. Dissenting Stockholders shall bear their own costs and expenses of any appraisal proceedings, subject to the Delaware Court of Chancery’s determination and allocation pursuant to Section 262(j) of the DGCL.

Section 1.10 Appraisal Notice; Notice of Requisite Stockholder Written Consent. Promptly (and in any event within three (3) Business Days) following the Effective Time, the Surviving Company shall deliver to each Shareholder an information statement (the “Information Statement”) that includes (i) notice of the approval of the Merger by written consent pursuant to Section 228 of the DGCL, (ii) notice that appraisal rights are available under Section 262 of the DGCL for any eligible Shares and that the twenty (20) day period for demanding appraisal shall commence from the date of delivery of such Information Statement, (iii) a copy of Section 262 of the DGCL or directions to a publicly available electronic resource where Section 262 of the DGCL may be accessed without cost, notice of the Requisite Stockholder Written Consent as required by Section 228(e) of the DGCL and (iv) such other information as required by Section 262(d)(2) of the DGCL.

Article 2
CLOSING

Section 2.1 Closing. Unless otherwise agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place on the Execution Date electronically by the exchange of documentation. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. The time at which the Closing shall be deemed to have occurred is 11:59 p.m., Eastern Time, on the Closing Date.

Section 2.2 Closing Calculations. Prior to the Closing, the Company has provided to Parent (i) an estimated balance sheet of the Company as of the close of business on the Closing Date (for the avoidance of doubt, before taking into account the consummation of the Merger and the other transactions contemplated hereby) prepared by the Company in good faith, and (ii) a statement (the “Estimated Closing Statement”) setting forth the Company’s best estimates, made in good faith, of the following: (A) Cash as of the Effective Time (the “Estimated Cash”); (B) (1) Closing Indebtedness (the “Estimated Closing Indebtedness”) and (2) Closing Indebtedness other than the Convertible Debt Liabilities (the “Estimated NCDL Indebtedness”); (C) Net Working Capital (the “Estimated Net Working Capital”); (D) Transaction Expenses (the “Estimated Transaction Expenses”), and (E) the resulting calculation of the Estimated Closing Merger Consideration. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement. For the avoidance of doubt, for purposes of determining Estimated Transaction Expenses reflected in the Estimated Closing Statement, all payments to Specified Discretionary Bonus Recipients shall be included as Estimated Transaction Expenses irrespective of whether the underlying Specified Discretionary Bonus Recipient has delivered a Discretionary Bonus Payment and Release Agreement as of the Closing Date.

Section 2.3 Final Closing Merger Consideration Calculation.

(a) As soon as reasonably practicable following the Closing Date, but in no event later than the expiration of the Closing Statement Delivery Period, Parent shall prepare and deliver to the ISP Representative a statement (the “Closing Statement”) setting forth Parent’s good faith calculation of the following: (i) Cash as of the Effective Time; (ii) (A) Closing Indebtedness and (B) Closing Indebtedness other than the Convertible Debt Liabilities; (iii) Net Working Capital; (iv) Transaction Expenses; and (v) the resulting calculation of the Final Closing Merger Consideration. For purposes hereof, the “Closing Statement Delivery Period” means the ninety (90)-day period following the Closing Date (the “Initial Delivery Period”), which period shall be automatically extended, without any requirement for notice to the ISP Representative, for one (1) additional period of thirty (30) days (the “Extension Period”) if Parent has not delivered the Closing Statement by the expiration of the Initial Delivery Period. If Parent fails for any reason to deliver the Closing Statement by the expiration of the Closing Statement Delivery Period, the ISP Representative shall have the right, at its election, to either (i) determine that the Estimated Closing Statement shall be final and binding on the parties hereto and the Company’s calculation of the Estimated Closing Merger Consideration set forth therein shall be deemed to be the Final Closing Merger Consideration for all purposes under this Agreement or (ii) require Parent to deliver the Closing Statement within ten (10) days of the ISP Representative’s written demand therefor. For the avoidance of doubt, for purposes of determining Transaction Expenses reflected in the Closing Statement, only payments actually made to Specified Discretionary Bonus Recipients shall be included as Transaction Expenses.

(b) Parent shall make such information, books, records, work papers, personnel and resources available to the ISP Representative as may reasonably be requested by the ISP Representative in connection with its review of the Closing Statement.

(c) In the event that the ISP Representative disputes the calculation of Cash as of the Effective Time, Closing Indebtedness, Net Working Capital, Transaction Expenses, or the resulting calculation of the Final Closing Merger Consideration set forth in the Closing Statement, the ISP Representative shall notify Parent in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within thirty (30) days after delivery of the Closing Statement. In the event that the ISP Representative fails for any reason to deliver a Dispute Notice to Parent within such thirty (30)-day period, or earlier confirms in writing that the Closing Statement is correct, the Closing Statement shall be final and binding on the parties hereto and Parent’s calculation of the Final Closing Merger Consideration set forth therein shall be deemed to be the Final Closing Merger Consideration for all purposes under this Agreement. In the event of such a dispute, Parent and the ISP Representative shall first use their diligent good faith efforts to resolve such dispute among themselves. If Parent and the ISP Representative are able to resolve the dispute within thirty (30) days after delivery of the Dispute Notice, then the calculation of the Final Closing Merger Consideration will be as so agreed. If Parent and the ISP Representative are unable to resolve the dispute within thirty (30) days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to a nationally recognized independent accounting firm jointly chosen by Parent and the ISP Representative (the “Audit Firm”).

(d) If any dispute is submitted to the Audit Firm, each of Parent and the ISP Representative will, and will use commercially reasonable efforts to cause its independent accountants to, furnish to the Audit Firm such work papers and other documents and information relating to the disputed issues (including information of the Company) as the Audit Firm may reasonably request and are available to that party or its independent accountants, as the case may be. Parent and the ISP Representative shall be afforded the opportunity to present to the Audit Firm material relating to the determination and to discuss the determination with the Audit Firm at a meeting with representatives of Parent and the ISP Representative present. The Audit Firm (i) shall determine only those items remaining in dispute between Parent and the ISP Representative, (ii) shall determine the disputed items in accordance with their respective definitions, (iii) shall not attribute a value to any disputed amount greater than the greatest amount proposed by either Parent or the ISP Representative nor an amount less than the least amount proposed by either such party and (iv) shall act as an expert and not as an arbitrator. The Audit Firm shall be instructed to deliver to Parent and the ISP Representative a written decision regarding the disputed items within no more than thirty (30) days from the date that the matter is referred to such firm and such written decision shall be final and binding on the parties hereto and, in the absence of manifest error, shall not be subject to dispute or review. Following any such dispute resolution (whether by mutual agreement of the parties or by written decision of the Audit Firm), the calculation of Cash as of the Effective Time, Closing Indebtedness, Net Working Capital and Transaction Expenses (as determined in such dispute resolution) shall be determined final. The costs and expenses of the Audit Firm shall be allocated by the Audit Firm between Parent and the ISP Representative (on behalf of the Convertible Noteholders) in proportion as is appropriate to reflect their relative success in the resolution of the disputed amounts; provided, however, that if the engagement agreement(s), if any, entered into with the Audit Firm requires Parent and the ISP Representative to be jointly and severally liable to the Audit Firm for its fees and disbursements and either Parent or the ISP Representative pays more than its share of such fees and disbursements, the other party agrees to reimburse the first party to the extent required to give effect to the foregoing allocation. For example, if the ISP Representative challenges the calculation of the Final Closing Merger Consideration by an amount of $100,000, but the Audit Firm determines that the ISP Representative has a valid claim for only $60,000, then Parent shall bear sixty percent (60%) of the fees and expenses of the Audit Firm and the ISP Representative (on behalf of the Convertible Noteholders) shall bear the other forty percent (40%) of such fees and expenses.

Section 2.4 Post-Closing Adjustment Payment.

(a) If the Final Closing Merger Consideration is greater than the Estimated Closing Merger Consideration (the amount by which the Final Closing Merger Consideration exceeds the Estimated Closing Merger Consideration, the “Positive Adjustment”):

(i) Promptly after the final determination of the Final Closing Merger Consideration, Parent shall promptly pay to each Convertible Noteholder by wire transfer of immediately available funds, to the account designated by such Convertible Noteholder in their respective Convertible Note Cancellation and Payoff Agreement delivered to Parent and MergerCo prior to or on the Closing Date, their respective CNI Pro Rata Share of the Positive Adjustment; and

(ii) Promptly after the final determination of the Final Closing Merger Consideration, Parent and the ISP Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Account to each Convertible Noteholder by wire transfer of immediately available funds, to the account designated by such Convertible Noteholder in their respective Convertible Note Cancellation and Payoff Agreement delivered to Parent and MergerCo prior to or on the Closing Date, their respective CNI Pro Rata Share of the remaining funds in the Adjustment Escrow Account.

(b) If the Final Closing Merger Consideration is less than the Estimated Closing Merger Consideration (the amount by which the Estimated Closing Merger Consideration exceeds the Final Closing Merger Consideration, the “Negative Adjustment”), then:

(i) Promptly after the final determination of the Final Closing Merger Consideration, Parent and the ISP Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent (A) to release from the Adjustment Escrow Account an amount in cash equal to the Negative Adjustment by wire transfer of immediately available funds to one (1) or more accounts designated by Parent, and (B) if and to the extent that the Negative Adjustment is less than the balance of the Adjustment Escrow Account, to release from the Adjustment Escrow Account to the Paying Agent for further distribution to each Convertible Noteholder by wire transfer of immediately available funds, to the account designated by such Convertible Noteholder in their respective Convertible Note Cancellation and Payoff Agreement delivered to Parent and MergerCo prior to or on the Closing Date, their respective CNI Pro Rata Share of the remaining funds in the Adjustment Escrow Account. For the avoidance of doubt, the Adjustment Escrow Account shall serve as the sole source of recovery for any Negative Adjustment prior to the Earn-Out Payment Due Date, and neither Parent nor the Surviving Company shall have any further recourse for any amounts exceeding the balance of the Adjustment Escrow Account prior to the Earn-Out Payment Due Date; but, the foregoing is not intended, and will not be construed, to limit Parent’s exercise of the Set-Off Right in accordance with the Set-Off Procedures pursuant to Section 6.6 in satisfaction of any Negative Adjustment, it being acknowledged and expressly agreed that any obligations that were previously limited by the Adjustment Escrow Account shall survive and remain enforceable until the final determination of whether the Earn-Out Consideration has been earned and is payable in accordance with Section 2.7.

(c) If the Final Closing Merger Consideration equals the Estimated Closing Merger Consideration, then, promptly after the final determination of the Final Closing Merger Consideration, Parent and the ISP Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Account to the Paying Agent for further distribution to each Convertible Noteholder by wire transfer of immediately available funds, to the account designated by such Convertible Noteholder in their respective Convertible Note Cancellation and Payoff Agreement delivered to Parent and MergerCo prior to or on the Closing Date, their respective CNI Pro Rata Share of all funds in the Adjustment Escrow Account.

(d) Payments under this Section 2.4 shall be made within five (5) Business Days of the final determination of (or agreement upon) the Final Closing Merger Consideration.

(e) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.4 shall be treated as an adjustment to the Aggregate Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 2.5 Adjustment Escrow Account; Indemnity Escrow Account; Reserve Account.

(a) Concurrent with the Effective Time, Parent shall deliver to the Escrow Agent, for further deposit into the Adjustment Escrow Account pursuant to the Escrow Agreement, the Adjustment Escrow Amount. The Adjustment Escrow Amount shall serve as a security for, and payment of, Parent’s rights pursuant to Section 2.4(b).

(b) Concurrent with the Effective Time, Parent shall deliver to the Escrow Agent, for further deposit into the Indemnity Escrow Account pursuant to the Escrow Agreement, the Indemnity Escrow Amount. The Indemnity Escrow Amount shall serve as a security for, and payment of, Parent’s rights pursuant to Section 6.2(a).

(c) Concurrent with the Effective Time, Parent shall deliver an amount equal to $100,000 (such amount, the “Reserve Amount”) in immediately available funds into such segregated client bank account of ISP Representative (the “Reserve Account”) established, maintained and controlled by the ISP Representative as instructed by the ISP Representative in writing. The Reserve Amount will be used for any expenses incurred by the ISP Representative. The Indemnification Support Parties will not receive any interest or earnings on the Reserve Amount and irrevocably transfer and assign to the ISP Representative any ownership right that they may otherwise have had in any such interest or earnings. The ISP Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the ISP Representative’s responsibilities, the ISP Representative shall promptly (and in any event within ten (10) Business Days thereafter) distribute any remaining balance of the Reserve Account by wire transfer of immediately available funds to the Paying Agent, for further distribution to the CV Disbursement Recipients in accordance with the CV Disbursement Waterfall. For tax purposes, the Reserve Amount will be treated as having been received and voluntarily set aside by the Indemnification Support Parties at the time of Closing.

Section 2.6 Withholding. Parent shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law. Parent shall use commercially reasonable efforts to provide notice to the applicable recipient prior to making any such deduction or withholding and Parent and the Company shall cooperate with each other in good faith, as and to the extent reasonably requested by the other party or by the applicable recipient, to prevent or reduce any such potential deductions or withholdings. Any amounts so withheld shall be paid over to the appropriate Governmental Authority. To the extent that amounts are so deducted and withheld and remitted to the relevant Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made.

Section 2.7 Earn-Out.

(a) Earn-Out Overview. Pursuant to the terms and conditions of this Section 2.7 and Schedule 2.7, which is incorporated herein by reference, as additional consideration for the Merger and the other transactions contemplated hereby, following the Closing, if (and only if) the Surviving Company achieves certain financial targets and metrics during calendar year 2026, then Parent shall pay (or cause to be paid) to the Paying Agent, for further distribution to the CV Disbursement Recipients in accordance with the CV Disbursement Waterfall, an amount up to (but not to exceed) $12,500,000.

(b) Post-Closing Conduct of Business.

(i) Nothing contained in this Section 2.7 shall restrict Parent’s or the Surviving Company’s right to control the Company Group following the Closing; provided, however, that neither Parent nor the Surviving Company shall take (or omit to take) any action (A) with the primary intent of, or (B) in bad faith for purposes of, in each case of the foregoing clauses (A) and (B), avoiding, reducing or delaying payment of the Earn-Out Consideration. Notwithstanding anything to the contrary in this Agreement (but subject to the immediately preceding proviso), Parent, the Surviving Company and their respective Affiliates shall have no obligation to operate in any manner intended to maximize the Earn-Out Consideration. The Indemnification Support Parties acknowledge and agree that there are no assurances that any Earn-Out Consideration will be earned and payable, and neither Parent nor the Surviving Company makes any representation, warranty or assurance that any of the conditions for the Earn-Out Consideration will be met. Changes in accounting policies or cost allocations shall be permitted if consistent with (i) GAAP, and (ii) Parent’s and PubCo’s accounting policies then in effect.

(ii) During the Earn-Out Period, Parent shall cause the Surviving Company to deliver to the ISP Representative, as promptly as practicable but in any event within sixty (60) days after the end of each quarter of the Earn-Out Period, an internally prepared quarterly summary report on the Surviving Company’s financial performance, on a consolidated basis, during the Earn-Out Period, including with respect to the metrics to be used in the computation of any Earn-Out Consideration.

(iii) Nothing herein shall preclude the ISP Representative (on behalf of all CV Disbursement Recipients) from asserting a claim solely to the extent such claim alleges that Parent failed to pay (or cause to be paid) any Earn-Out Consideration that was actually earned and payable in accordance with this Section 2.7, as finally determined pursuant to the procedures set forth herein, and not based on any implied covenant of good faith or fair dealing, interference or “lost opportunity” theory.

(c) Subordination of Earn-Out Consideration.

(i) Each CV Disbursement Recipient acknowledges and agrees that the Earn-Out Consideration is, and shall remain, unsecured. In the event that any CV Disbursement Recipient obtains any liens or security interests securing the Earn-Out Consideration, (1) Senior Agent shall be deemed authorized by such CV Disbursement Recipient to file UCC termination statements necessary to terminate such liens and security interests and (2) such CV Disbursement Recipient shall promptly execute and deliver to Senior Agent such releases and terminations as Senior Agent shall reasonably request to effect the release of such liens and security interests.

(ii) Notwithstanding any provision herein to the contrary, no payment shall be made or permitted or required to be made under this Section 2.7, unless immediately before and after giving effect to the Earn-Out Consideration, no Senior Default or Event of Default has occurred and is continuing, or would result from such payment. The payment of the Earn-Out Consideration is and shall be expressly subordinated and junior in right of payment to the prior Payment in Full of all Senior Indebtedness in any and all circumstances, including, without limitation, in the event of any insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation, dissolution, receivership, conservatorship, or similar proceeding involving Parent or any of its assets, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Parent. But, notwithstanding the generality of the foregoing, payments of the Earn-Out Consideration may be made if, immediately before and after giving effect to such payment, no Senior Default or Event of Default has occurred and is continuing or would result from such payment. The parties hereto acknowledge and agree that each of the Senior Agent and each Senior Lender shall be entitled to rely on, and shall be deemed to have incurred Senior Indebtedness in reliance upon, the agreements set forth in this Section 2.7(c), and shall be a third party beneficiary of this Section 2.7(c), and that, no provisions of this Section 2.7(c) may be amended, supplemented or otherwise modified or waived unless such amendment, supplement or other modification or waiver is in writing and signed by the parties hereto, the Senior Agent and the Senior Lenders.

(iii) Parent’s failure to make any payment of Earn-Out Consideration on account of it not being permitted under this Section 2.7(c) does not constitute a default hereunder.

(iv) Notwithstanding any provision to the contrary contained herein or otherwise with respect to the Earn-Out Consideration, no CV Disbursement Recipient shall institute or participate in any proceedings or take any other action challenging the enforceability, validity, security, perfection or priority of the Senior Indebtedness or any liens or security interests securing the Senior Indebtedness.

(v) Parent and its Subsidiaries shall not grant, and no CV Disbursement Recipient shall demand, accept, or receive, (1) any collateral, direct or indirect, for the Earn-Out Consideration or (2) any guarantee from Parent or any of its Subsidiaries of the Earn-Out Consideration.

(vi) If Senior Agent or any Senior Lender is required by reason of a judgment or order of any court or administrative authority having competent jurisdiction to repay any amounts or property received by Senior Agent or such Senior Lender on account of the senior Indebtedness, and Senior Agent or such Senior Lender repays or returns such amounts or property, then the subordination provisions of this Section 2.7(c) shall be reinstated retroactively with respect to the amounts so repaid or property so returned as if such amounts or property had never been received by Senior Agent or such Senior Lender, notwithstanding any termination thereof or the cancellation of any Senior Loan Documents.

(vii) Each CV Disbursement Recipient, by its acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein by each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred or assumed, and waives reliance by each such holder of Senior Indebtedness upon such provisions.

(viii) Senior Agent and the Senior Lenders may at any time, and from time to time, in their absolute discretion, without adversely affecting the subordination provisions of this Section 2.7(c) or their rights hereunder, increase the commitments under the revolving credit facility or increase the term loans or extend new term loans, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, and Senior Indebtedness, or amend, supplement or otherwise modify any Senior Loan Document or other document evidencing Senior Indebtedness, or exercise or refrain from exercising any other or their rights or remedies under the Senior Indebtedness, including, without limitation, the waiver of any Senior Default or Event of Default or any other default or event of default thereunder, all without notice to or assent from any CV Disbursement Recipient.

(ix) Each of Parent and the CV Disbursement Recipients, by its respective acceptance hereof, covenants to execute and deliver to the Senior Agent such further instruments and to take such further action as the Senior Agent may at any time or times reasonably request in order to carry out the provisions and intent of this Section 2.7(c).

Section 2.8 Closing Deliverables.

(a)  Company’s Deliverables. At the Closing, the Company shall deliver or cause to be delivered to Parent or its designee:

(i) a certificate, dated as of the Closing Date, duly executed by the secretary of the Company, certifying that attached thereto are true, correct, and complete copies of: (A) the Fundamental Documents of each member of the Company Group, as in effect on the Closing Date, and (B) the resolutions duly adopted by all members of the Company Board approving the execution, delivery and performance of this Agreement and the Ancillary Documents, and the consummation of the Merger and all other transactions contemplated hereby and thereby, and (C) the written consent (the “Requisite Stockholder Written Consent”) duly executed, delivered, and otherwise adopted by (y) the Voting Stockholders representing a majority of the Voting Stock, and (z) the Preferred Stockholders representing a majority of the Preferred Stock, in each case approving the execution, delivery and performance of this Agreement and the Ancillary Documents, and the consummation of the Merger and all other transactions contemplated hereby and thereby (the “Requisite Stockholder Approval”), which by its terms is effective automatically immediately following the execution and delivery of this Agreement in accordance with Section 228 of the DGCL without further action by, or notice to, any Person;

(ii) evidence satisfactory to Parent that each employee and contractor (if any) of the Company involved in the development of any material Intellectual Property of the Company and set forth on Schedule 2.8(a)(ii) has signed a confidentiality and intellectual property assignment agreement in a form reasonably satisfactory to Parent;

(iii) a duly executed and completed statement from the Company meeting the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that an interest in the Company is not a “United States real property interest”, together with notification to the Internal Revenue Service described in Treasury Regulation Section 1.897-2(h)(2) regarding delivery of such statement;

(iv) a duly executed and completed IRS Form W-9 from the Company;

(v) (A) a Payoff Letter from each creditor of the Company in respect of any Disclosed Third Party Funded Indebtedness, and (B) evidence satisfactory to Parent that, as of the Closing, the Company shall be released without Liability from all obligations with respect to all Disclosed Third Party Funded Indebtedness and that all Liens covering the Company or any of its assets with respect thereto shall be released or terminated in full without any ongoing liability to the Company;

(vi) a Convertible Note Cancellation and Payoff Agreement from each Convertible Noteholder;

(vii) evidence that the Executive Risk Tail Policy has been obtained;

(viii) a Key Employee Offer Letter duly executed by each Key Employee;

(ix) a true and correct copy of the resolutions duly and validly adopted by the Company Board formally terminating the SteadyMD, Inc. 401(k) Plan (the “401(k) Plan”) effective as of the day immediately prior to the Closing Date, together with evidence, acceptable to Parent in its sole and unfettered discretion, that the 401(k) Plan’s record keeper has been informed of the termination of the 401(k) Plan;

(x) the Escrow Agreement and the Paying Agent Agreement, in each case, duly executed by the ISP Representative;

(xi) a bonus payment and release agreement, substantially in the form attached hereto as Exhibit L (each a “MIP Bonus Payment and Release Agreement”) duly executed by each Person set forth on Schedule 2.8(a)(xi) (each a “Specified MIP Bonus Recipient”) (for the avoidance of doubt, the parties hereto acknowledge and expressly agree that delivery of the MIP Bonus Payment and Release Agreement as of the Closing Date is an express condition precedent to payment of any MIP Bonus, and if such agreement is not delivered by the Closing Date, the Specified MIP Bonus Recipient shall irrevocably forfeit any right to receive the MIP Bonus even if Closing occurs).

(b) Parent’s and MergerCo’s Deliveries. At the Closing, Parent and/or MergerCo shall deliver or caused to be delivered:

(i) to the creditors described in Section 1.8(a)(i), payments in respect of the Closing Indebtedness;

(ii) subject to Section 2.8(a)(vi), to the Convertible Noteholders, payments in respect of the Convertible Debt Liabilities (it being acknowledged and expressly agreed that such Liabilities constitute Closing Indebtedness hereunder);

(iii) to the payees described in Section 1.8(b), payments in respect of the Transaction Expenses;

(iv) to the Escrow Agent, in accordance with the terms set forth in Section 2.5(a), the Adjustment Escrow Amount;

(v) to the Escrow Agent, in accordance with the terms set forth in Section 2.5(b), the Indemnity Escrow Amount;

(vi) to the ISP Representative, in accordance with the terms set forth in Section 2.5(c), the Reserve Amount; and

(vii) the Escrow Agreement and the Paying Agent Agreement, in each case, duly executed by Parent.

Section 2.9 Section 280G Matters. The Company shall: (a) at least three (3) Business Days prior to the Closing, secure from any Person who (i) is a “disqualified individual” (as defined in Section 280G of the Code), and (ii) has a right or potential right to any payments or benefits in connection with the transactions contemplated by this Agreement that could constitute “parachute payments” pursuant to Section 280G of the Code, a waiver (a “280G Waiver”) of all or a portion of such Person’s rights to receive or retain any such payments or benefits, such that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”), and (b) at least one (1) Business Days prior to the Closing, submit for approval by the Shareholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code (the “280G Approval Process”). The Company shall not pay or provide any of the Waived 280G Benefits, if such Waived 280G Benefits are not approved by the Shareholders as contemplated above. No later than three (3) Business Days prior to seeking 280G Waivers to commence such Shareholder approval, the Company shall provide to Parent drafts of the consent (including true and complete information to determine voting requirements with respect to any entity shareholders (within the meaning of Section 280G of the Code)), waiver, disclosure statement and calculations necessary or appropriate to effectuate the 280G Approval Process for Parent’s review and comment (and shall consider in good faith any reasonable and timely comments). Prior to the Closing, the Company shall deliver to Parent evidence that (A) the 280G Approval Process was properly conducted and (B) (x) a vote of the Shareholders was received in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite Shareholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be paid or provided.

Article 3
REPRESENTATIONS AND WARRANTIES BY THE COMPANY REGARDING THE COMPANY GROUP

Except as expressly set forth in the disclosure schedule delivered by the Company to Parent and MergerCo concurrently with the execution and delivery of this Agreement (subject to Section 7.19, the “Disclosure Schedule”), the Company represents and warrants to Parent and MergerCo as follows:

Section 3.1 Organization and Power.

(a) Each member of the Company Group is a corporation, professional corporation, or professional association, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable).

(b) Except as set forth in Section 3.1(b) of the Disclosure Schedule, each member of the Company Group is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by such member of the Company Group, makes such qualification or licensing necessary, except where the failure to so qualify individually or in the aggregate would not be material to the Company Group (considered as a whole for these purposes).

(c) Except as set forth in Section 3.1(c) of the Disclosure Schedule, each member of the Company Group is duly qualified or licensed to transact business and has the requisite corporate power and authority to carry on the businesses in which it currently is engaged and to own, lease, operate and use the material properties it currently owns, leases, operates and uses in the operation of its business.

(d) The Company has made available to Parent a true, correct and complete copy of each Fundamental Document of each member of the Company Group, in each case, as in effect as of the Execution Date.

Section 3.2 Authorization. The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or will be a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company, including the Requisite Stockholder Approval obtained by written consent in accordance with applicable Law. The Company Charter and the Company Bylaws each permit action by written consent pursuant to applicable Law and do not require a stockholder meeting or unanimous consent for approval of the Merger and the other transactions contemplated hereby. This Agreement (and each of the Ancillary Documents to which the Company is or will be a party at or prior to the Closing) constitutes (or will constitute when executed) the valid and binding obligation of the Company (assuming that this Agreement has been and each Ancillary Document to which the Company is or will be a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing) enforceable against the Company, in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights in general, moratorium Laws or by general principles of equity.

Section 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is or will be a party and the consummation of the Merger and the other transactions contemplated by this Agreement and such Ancillary Documents require no action by or in respect of, or filing with, any federal, state, local or foreign governmental body, agency, official or authority (“Governmental Authority”) other than (a) compliance with any applicable requirements of the Securities Act or a valid exemption therefrom, (b) compliance with any applicable foreign or state securities or blue sky Laws, and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 3.4 Non-Contravention.

(a) Except as set forth in Section 3.4 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is or will be a party and/or the consummation of the Merger and the other transactions contemplated by this Agreement and such Ancillary Documents do not:

(i) contravene or conflict with the articles of incorporation or bylaws (or similar Fundamental Documents) of any member of the Company Group;

(ii) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a material violation of any provision of any applicable Law or Order binding upon or applicable to any member of the Company Group;

(iii) constitute a default (or an event which with notice, the lapse of time or both would become a default) under, or give rise to a right of termination, cancellation or acceleration of any Material Contract or Material Permit; or

(iv) result in the creation or imposition of any Lien on any asset of any member of the Company Group, other than Permitted Liens.

Section 3.5 Capitalization.

(a) The authorized, issued and outstanding capital stock or other Equity Interests of the Company are set forth on Section 3.5(a) of the Disclosure Schedule. All outstanding shares of capital stock or other Equity Interests in the Company are owned beneficially and of record by each Person set forth on Section 3.5(a) of the Disclosure Schedule, in the amount, and of the type of capital stock or other Equity Interests of the Company, in each set forth next to such Person’s name on Section 3.5(a) of the Disclosure Schedule. All outstanding shares of capital stock or other Equity Interests of the Company are duly authorized, validly issued, fully paid and non-assessable. No shares of capital stock of the Company are represented by a certificate.

(b) Except as set forth in Section 3.5(b) of the Disclosure Schedule, there are no (i) outstanding warrants, options, agreements, arrangements, convertible securities, performance units, shares or interests, equity appreciation rights, phantom units, shares or interests or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its capital stock; (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock or other Equity Interests, or any securities convertible into or exchangeable for any capital stock or other Equity Interests of the Company; (iii) outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote; or (iv) preemptive or similar rights to purchase or otherwise acquire capital stock or other Equity Interests of the Company pursuant to any provision of Law, the Company’s Fundamental Documents, any contract to which the Company is a party or otherwise.

(c) Except as set forth in Section 3.5(c) of the Disclosure Schedule, the Company is not a party or subject to any agreement or understanding, and, to the Knowledge of the Company, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any Equity Interests or by a member of the Company Board.

(d) All capital stock or other Equity Interests issued by the Company have been issued in transactions in accordance with all applicable Laws governing the sale and purchase of securities.

(e) As of the Closing, there will be no dividends or similar distributions declared but unpaid on any Equity Interests of the Company.

(f) All notices required to be provided to the Warrantholder pursuant to Section 4.2 of the Warrant Agreement have been timely and properly delivered. All other actions (including the adoption of resolutions) necessary to effect the automatic cancellation of all Warrants at the Closing without any cash payment or other consideration, have been duly taken. Upon the Effective Time, all Warrants will be cancelled and extinguished in accordance with their terms and the terms of this Agreement, and neither Parent, MergerCo, the Surviving Company, nor any of their Affiliates will have any liability or obligation with respect thereto.

(g) The Convertible Noteholders set forth on Exhibit I-1 represent all holders of Convertible Notes issued by the Company pursuant to the Convertible Note Purchase Agreement and outstanding immediately prior to the consummation of the transactions contemplated by this Agreement. The aggregate outstanding principal and interest of all such Convertible Notes held by such Convertible Noteholders is set forth on Exhibit I-1 under the heading “Principal and Interest Amount”.

Section 3.6 Company Subsidiaries; Managed Practices.

(a) Section 3.6(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Company Subsidiaries and Managed Practices, including each Company Subsidiary’s and Managed Practice’s name, type of entity, jurisdiction and date of incorporation, authorized Equity Interests, the number and type of its issued and outstanding Equity Interests.

(b) The authorized, issued and outstanding capital stock or other Equity Interests of each Company Subsidiary and Managed Practice are set forth on Section 3.6(b) of the Disclosure Schedule. No Managed Practice owns, of record or beneficially, any direct or indirect Equity Interests in any Person.

(c) All outstanding shares of capital stock or other Equity Interests in each Company Subsidiary are owned beneficially and of record by the Company. All outstanding shares of capital stock or other Equity Interests in each Managed Practice are owned beneficially and of record by either Soerries or Ross. All outstanding shares of capital stock or other Equity Interests of each Company Subsidiary or Managed Practice are duly authorized, validly issued, fully paid and non-assessable. No shares of capital stock of any Company Subsidiary or Managed Practice are represented by a certificate.

(d) There are no (i) outstanding warrants, options, agreements, arrangements, convertible securities, performance units, shares or interests, equity appreciation rights, phantom units, shares or interests or other commitments or instruments pursuant to which any Company Subsidiary or Managed Practice is or may become obligated to issue or sell any of its capital stock; (ii) outstanding obligations of any Company Subsidiary or Managed Practice to repurchase, redeem or otherwise acquire outstanding capital stock or other Equity Interests, or any securities convertible into or exchangeable for any capital stock or other Equity Interests of such Company Subsidiary or Managed Practice; (iii) outstanding bonds, debentures, notes or other indebtedness of any Company Subsidiary or Managed Practice having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of such Company Subsidiary or Managed Practice may vote; or (iv) preemptive or similar rights to purchase or otherwise acquire capital stock or other Equity Interests of any Company Subsidiary or Managed Practice pursuant to any provision of Law, such Company Subsidiary’s or Managed Practice’s Fundamental Documents, any contract to which such Company Subsidiary or Managed Practice is a party or otherwise.

(e) All capital stock or other Equity Interests issued by each Company Subsidiary or Managed Practice have been issued in transactions in accordance with all applicable Laws governing the sale and purchase of securities.

(f) As of the Closing, there will be no dividends or similar distributions declared but unpaid on any Equity Interest of (i) any Company Subsidiary, or (ii) any Managed Practice.

(g) Neither the Company nor any Company Subsidiary owns, of record or beneficially, any direct or indirect Equity Interests in any Person. No Managed Practice owns, of record or beneficially, any direct or indirect Equity Interests in any Person.

Section 3.7 Financial Statements; No Undisclosed Liabilities; Indebtedness.

(a) Attached hereto as Section 3.7(a) of the Disclosure Schedule are (i) the audited consolidated balance sheets of the Company Group as of December 31, 2022 and December 31, 2023 (the “Audited Balance Sheets”) and the related audited statements of income, cash flows and stockholders’ equity for each fiscal year of the Company then ended (together with the Audited Balance Sheets, collectively the “Audited Financial Statements”); (ii) the unaudited consolidated balance sheet of the Company Group as of December 31, 2024 (“the Unaudited FY24 Balance Sheet”) and the related unaudited statements of income, cash flows and stockholders’ equity for the fiscal year of the Company then ended (together with the Unaudited FY24 Balance Sheet, collectively the “Unaudited FY24 Financial Statements”); and (iii) the unaudited consolidated balance sheet of the Company Group as of June 30, 2025 (the “Reference Interim Balance Sheet” and such date, the “Reference Interim Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows for the six (6)-month period then ended (together with the Reference Interim Balance Sheet, collectively the “Interim Financial Statements”) (the Audited Financial Statements, together with the Unaudited FY24 Financial Statements and the Interim Financial Statements, collectively the “Financial Statements”).

(b) Except as set forth on Section 3.7(b) of the Disclosure Schedule, (i) the Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal recurring year-end adjustments that will not be material, individually or in the aggregate, and (ii) the Financial Statements fairly present, in all material respects, the consolidated financial condition, the results of operations and of cash flows of the Company Group as of the dates thereof and for the periods therein referred to (subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal recurring year-end adjustments that will not be material individually or in the aggregate).

(c) The Company Group has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances to management that (i) transactions are executed in accordance with the appropriate officer’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to the property and assets of the Company Group is permitted in accordance with management’s general or specific authorization, and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences. No member of the Company Group nor, to the Knowledge of the Company, any employee of any member of the Company Group, has received written notice of any Action or, to the Knowledge of the Company, oral notice of any Action, regarding the accounting and auditing practices, procedures or methodologies of any of the Company Group or their internal accounting controls, except for such Actions that would not reasonably be expected to be material to the Company Group, taken as a whole, or the conduct of their business.

(d) Except as set forth in Section 3.7(d) of the Disclosure Schedule, no member of the Company Group has any material Liability, indebtedness or obligation of or claim against any member of the Company Group of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities and other obligations (i) expressly reflected or reserved for on the Financial Statements or expressly disclosed in the notes thereto, (ii) incurred in the Ordinary Course of Business since the Reference Interim Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, any Contract or applicable Law and which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), (iii) incurred in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, and (iv) arising from contractual obligations not yet required to be performed (other than any such obligations which result from, arise out of, or relate to any breach or violation of, or default under, any Contract).

(e) No member of the Company Group is party to any off balance sheet arrangement (as defined in item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act), synthetic lease, sale/leaseback arrangement, arrangement providing for the factoring of receivables or any other transaction involving the use of any special purpose entity for any of the foregoing.

(f) Section 3.7(f) of the Disclosure Schedule sets forth all Third Party Funded Indebtedness of the Company, and for each item of such Indebtedness set forth thereon, identifies the Contract providing for or governing such Indebtedness, the debtor, the principal amount, the creditor, the maturity date and whether or not such Indebtedness is secured (each an “STP Indebtedness Contract”).

Section 3.8 Absence of Certain Changes.

(a) Since January 1, 2025:

(i) the Company Group has conducted its business and operations in the Ordinary Course of Business except in connection with the transactions contemplated hereby;

(ii) the Company Group has not suffered a Material Adverse Effect;

(iii) the Company Group has not amended any Fundamental Document;

(iv) the Company Group has not taken any action to make (inconsistent with the Ordinary Course of Business), change or rescind any Tax election, amend any income or other material Tax Return; and

(v) the Company Group as not made any change in its cash management practices or in the accounting methods, principles or practices used by the Company Group.

(b) Since the Reference Interim Balance Sheet Date, except as set forth in Section 3.8(b) of the Disclosure Schedule, the Company Group has not:

(i) issued, granted, delivered or sold, or authorized or proposed the issuance, grant, delivery or sale of, any Equity Interests of the Company Group (except pursuant to the conversion of Preferred Stock, the exercise of Warrants or the exercise of Options);

(ii) entered into any agreement, understanding or arrangement with respect to the sale or voting of any of its capital stock or other Equity Interests;

(iii) declared, set aside or paid any dividend or other redemption or distribution with respect to the capital stock or other Equity Interests in the Company Group;

(iv) merged or consolidated with any other Person or acquired any material assets of any other Person;

(v) entered into, materially amended or terminated any Material Contract;

(vi) suffered any damage, destruction or casualty loss exceeding $50,000 in the aggregate, whether or not covered by insurance, or experienced any material change in the amount and scope of insurance coverage;

(vii) granted any severance or termination pay to, or entered into, or modified the terms of, any severance contract or employment contract (other than (A) as required by Law or (B) in the Ordinary Course of Business at will agreements terminable upon less than thirty (30) days’ notice and without any liability to the Company Group), in each case, with any current or former director, officer, employee or independent contractor of the Company Group;

(viii) authorized any increase in the compensation or benefits of any Service Provider whose annualized base salary exceeds $100,000 or made any other material change in employment terms for any such Service Provider, or adopted, materially amended (except to the extent required by applicable Law), materially modified, or terminated any bonus, profit sharing, incentive, retention, change in control or other plan, contract or commitment for the benefit of any directors, officers, employees or independent contractors of the Company Group;

(ix) authorized, recommended, proposed or announced an intention to adopt a plan of complete or partial liquidation or dissolution or any plan of division or share exchange; or

(x) committed to do any of the foregoing.

Section 3.9 Litigation; Investigations. Except as set forth in Section 3.9 of the Disclosure Schedule, there is no suit, action, litigation, arbitration, or proceeding (“Action”) pending or, to the Knowledge of the Company, threatened against the Company Group. There are no Orders outstanding against the Company or by which the Company Group is bound. There is no investigation pending or, to the Knowledge of the Company, threatened against the Company Group by or before any Governmental Authority. To the actual knowledge of each of Nikhil Abraham, Yarone Goren, and Guy Friedman (for these purposes, without any duty of inquiry or investigation (including, for the avoidance of doubt, any reasonable inquiry)), and expressly excluding any imputed or constructive knowledge, there is no threatened or pending claim against the Company Group that would reasonably be expected to be materially adverse to the Company Group, taken as a whole, based upon the execution of this Agreement by the ISP Representative or the Company or the consummation of the Merger and the other transactions contemplated hereby.

Section 3.10 Taxes. Except as set forth in Section 3.10 of the Disclosure Schedule:

(a) All income and other material Tax Returns required to be filed on or before the Closing Date by the Company Group (taking into account all applicable extensions) have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects.

(b) All Taxes due and owing by the Company Group (whether or not shown on any Tax Return) have been, or will be, timely paid and the Company Group has accruals in accordance with the Accounting Principles in all applicable Financial Statements for all Taxes for which the Company Group is liable.

(c) The Company Group has withheld and paid all Taxes to the appropriate Taxing Authority required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, customer, shareholder or other party, and has complied with all information reporting and backup withholding provisions of applicable Law in all material respects.

(d) No written claim has been made by any Taxing Authority in any jurisdiction where the Company Group did not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e) No extensions or waivers of any statutes of limitations period are in effect for the collection or assessment of any Taxes of the Company Group.

(f) There are no audits or Actions currently pending before a Taxing Authority with respect to Taxes or Tax Returns of the Company Group and no written notice or threat of such audit or Action by a Taxing Authority in respect of Taxes or Tax Returns of the Company Group has been received by the Company Group which has not been fully and finally resolved. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company Group that are still pending. There are no written requests for rulings or determinations in respect of any Tax pending between the Company Group, on the one hand, and any Governmental Authority, on the other hand.

(g) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company Group.

(h) The Company Group is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than a commercial contract not primarily related to Taxes).

(i) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company Group.

(j) The Company has never been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the Company is the parent). Each Company Subsidiary and Managed Practice is an entity that is eligible to be included in any affiliated, combined, consolidated or unitary Tax group of which the Company is the parent for U.S. federal and applicable state and local income Tax purposes. The Company Group does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferees or successors, or by contract (other than a commercial contract not primarily related to Taxes).

(k) Neither Parent, Surviving Company nor any Affiliate thereof (including, after the Closing, the Company Group) will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring prior to the Closing; (iii) a prepaid amount received or deferred revenue realized on or before the Closing Date outside of the Ordinary Course of Business; or (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law entered into prior to the Closing.

(l) The Company Group is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

(m) The Company Group is not, nor has it been, a party to, or a promoter of, a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(n) The Company Group has collected all sales and use Taxes required to be collected and has remitted or will remit on a timely basis such amounts to the appropriate Taxing Authority.

(o) The Company Group has not applied for or received any relief from Taxes or other Tax benefit under any COVID-19 Law, including claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.

(p) The Company Group has not been a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described or intended to be described in Section 355 of the Code within the preceding two (2) years or otherwise as part of the same plan as the transactions contemplated by this Agreement.

(q) The Company Group is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

(r) The Company Group is not resident for Tax purposes, nor does the Company Group has a branch, permanent establishment, or agency (as described in an applicable Tax treaty or convention), in any jurisdiction other than its jurisdiction of incorporation.

(s) None of the assets of the Company Group are or may become escheatable to any Governmental Authority under any applicable escheatment Laws. The Company Group has (i) filed or caused to be filed with the appropriate Governmental Authority all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Authority all unclaimed property required to be remitted; or (ii) delivered or paid all unclaimed property to its original or proper recipient.

(t) Each member of the Company Group has been properly classified as an association taxable as a corporation pursuant to Subchapter C of the Code for federal income Tax purposes.

(u) Notwithstanding anything in this Agreement to the contrary, the Company Group makes no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company Group (e.g., net operating losses) arising in any Pre-Closing Tax Period (each, a “Tax Attribute”), or the ability of Parent or any of its Affiliates to utilize such Tax Attributes after the Closing.

Section 3.11 Benefits.

(a) Section 3.11(a) of the Disclosure Schedule contains a true, complete, and accurate list of each Benefit Plan. With respect to each Benefit Plan, the Company has provided to Parent a true, complete, and accurate copy, to the extent applicable, of: (i) each writing constituting a part of such Benefit Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and summaries of material modifications thereto; (iv) the three most recent annual financial and actuarial reports; (v) the most recent determination letter received by the Company (or member of the Company Group, as applicable) from the Internal Revenue Service regarding the tax-qualified status of such Benefit Plan, or to the extent a Benefit Plan is on the form of a prototype plan or volume submitter plan, the most recent opinion or advisory letter on which the prototype plan or volume submitter plan sponsor may rely, and (vi) the three most recent written results of all required compliance testing.

(b) Each Benefit Plan and any related trust has been established, administered, funded and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan or to cause the imposition of any material liability, penalty or Tax under ERISA or the Code. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company Group or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to a Tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid or properly accrued in accordance with the terms of such Benefit Plan and all applicable Laws.

(c) No Benefit Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a “multiple employer welfare arrangement” (as defined in Sections 4063 or 4064 of ERISA), (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code), or (v) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate has withdrawn at any time within the preceding six (6) years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company.

(d) Except as set forth in Section 3.11(d) of the Disclosure Schedule, no event has occurred and, to the Knowledge of the Company, no condition exists that would subject the Company by reason of its affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company). There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Benefit Plan or the imposition of any lien on the assets of the Company or any ERISA Affiliate under ERISA or the Code.

(e) Each Benefit Plan of the Company and any of its ERISA Affiliates which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, has been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code, the applicable provisions of the Health Insurance Portability and Accountability Act of 1986, and the Patient Protection and Affordable Care Act of 2010, as amended. Neither the Company nor any ERISA Affiliate is subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation. The Company has not incurred (whether or not assessed) any liability under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no facts or circumstances exist that would reasonably be excepted to result in any such liability to the Company or an ERISA Affiliate. The Company has not received any correspondence from any authority regarding liability or potential liability under Sections 4980B, 4980D, or 4980H of the Code, including Letters 226-J or notices from a state healthcare exchange.

(f) Each Benefit Plan subject to ERISA can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has not made any commitment or obligation or any representations to any Service Provider, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or otherwise.

(g) Except as required under Section 601 et seq. of ERISA, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) There is no pending or, to the Knowledge of the Company, threatened Action relating to a Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against the fiduciary of any Benefit Plan with respect to the operation of such plans (in each case, other than routine claims for benefits), and during the trailing three (3)-year period, no Benefit Plan has been the subject of an examination or audit (nor has written notice been received of a potential examination or audit) by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any Service Provider, as applicable.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder, and no amount under any such Benefit Plan is, has been or is expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(k) Except as set forth in Section 3.11(k) of the Disclosure Schedule, each individual who is classified by the Company Group as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan, as well as for Tax withholding purposes, and the Company Group has no liability by reason of any individual who performs or performed services for the Company Group, in any capacity, being improperly excluded from participating in any Benefit Plan.

(l) Except as set forth in Section 3.11(l) of the Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former Service Provider to any payment or benefit; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

(m) Except as set forth in Section 3.11(m) of the Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) result in any payment (individually or in combination with any other payment) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that, individually or in combination with any other such payment, would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

(n) No Benefit Plan covers any Service Provider outside of the United States.

Section 3.12 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.12(a) of the Disclosure Schedule: (i) each member of the Company Group has at all times during the trailing five (5)-year period complied with, and is currently in compliance with, in all material respects, all Laws applicable to it or its assets; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute, or result in a material violation or material noncompliance by the Company Group of, any applicable Laws; (iii) no Proceeding is pending or, to the Knowledge of the Company, threatened alleging any such material violation or material noncompliance by the Company Group; and (iv) during the trailing five (5)-year period, the Company Group has not received any written notice or communication from any Governmental Authority regarding any actual, potential or alleged material violation of, or material failure to comply with, any applicable Laws.

(b) Without limiting the generality of Section 3.12(a):

(i) Neither the Company Group nor any of their respective Representatives acting for or on behalf of the Company Group, has directly or indirectly (A) made or attempted to make any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for the conduct of their business, (ii) to pay for favorable treatment for the conduct of their business, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of any requirement of applicable law in each jurisdiction where each member of the Company Group is conducting or has conducted business (including the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2019, any rules or regulations under these Laws, or any other applicable anti-corruption or anti-kickback Laws or regulation) (“Anti-Bribery Laws”) or (B) established or maintained any fund or asset that has not been recorded in the books and records of the Company Group in violation of Anti-Bribery Laws.

(ii) Each of the certifications, representations and disclosures made by the Company Group and its representatives in connection with its application for receipt and subsequent application for forgiveness of the PPP Loan were, when made, true and correct in all material respects, and the Company Group qualified and properly applied for the PPP Loan in accordance with the terms of the Small Business Act and the CARES Act and relevant guidelines from the Small Business Association. Other than the PPP Loan, the Company Group has not participated in any COVID-19-related programs (including the federal Paycheck Protection Program) or sought benefits or relief thereunder or under any other COVID-19-related Laws or Orders. The Company Group and its Representatives have complied in all material respects with all PPP Rules applicable thereto.

(c) With respect to the Permits of the Company Group:

(i) Except as set forth in Section 3.12(c)(i) of the Disclosure Schedule, the Company Group has all material Permits necessary for the conduct of the Company Group’s business as presently conducted (“Material Permits”) and (i) each such Material Permit is in full force and effect, (ii) the Company Group is in compliance in all material respects with the terms, provisions and conditions thereof, (iii) there are no outstanding written notices of violations, noncompliance, Orders or Proceedings adversely affecting any of such Material Permits, and (iv) to the Knowledge of the Company no condition (including the execution of this Agreement and the Ancillary Documents to which it is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of such Material Permits.

(ii) Section 3.12(c)(ii) of the Disclosure Schedule sets forth a list of all such Material Permits, and the Company Group has made available to Parent true, correct, and complete copies of all such Material Permits.

Section 3.13 Intellectual Property Rights.

(a) Section 3.13(a) of the Disclosure Schedule contains a true, complete, and accurate list of (i) all of the IP Registrations, (ii) all material unregistered Trademarks owned or purported to be owned by the Company Group, and (iii) all Software offerings owned or purported to be owned by the Company Group that has in the last five (5) years been licensed, sold, offered for sale or supported by the Company Group (such software, the “Proprietary Software”, and all of the foregoing together with all other Intellectual Property owned or purported to be owned by the Company Group, the “Owned Company Group IP”), listing for each such item, as applicable, (A) the owner thereof, (B) the jurisdiction of issuance, registration or application, (C) the patent, registration or application number, and (D) the date of issuance, registration or application. All required filings and fees related to the IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and the IP Registrations are subsisting, to the Knowledge of the Company, valid and enforceable. No filings or payments are required in the next six (6) months to ensure that none of the IP Registrations will become abandoned or deemed to be withdrawn by any Governmental Authority for lack of payment or action that is due as of the Execution Date.

(b) Section 3.13(b) of the Disclosure Schedule contains a true, complete, and accurate list of the IP Agreements, other than (i) click-through, click-wrap, shrink-wrap or other similar non-negotiated end user object code license agreements for non-custom commercially available off-the-shelf software or services that are not resold or redistributed or not incorporated in any product or service of the Company Group; (ii) non-exclusive customer contracts on substantially the Company Group’s standard form (which form has been made available for Parent’s inspection prior to the Execution Date) entered in the Ordinary Course of Business; (iii) licenses of Open Source Software; (iv) any agreement with former or current employees, contractors or consultants of the Company Group; (v) non-disclosure agreements entered into the ordinary course of business; (vi) agreements where any non-exclusive license of any Intellectual Property is incidental to such agreement (such as licenses to use feedback and suggestions and licenses authorizing the use of Trademarks or brand materials); (vii) licenses to the Company Group solely for the purpose of enabling the Company Group to provide services to the licensor; and (viii) non-exclusive licenses granted to service providers in the ordinary course of business for the sole purpose of providing services to the Company Group ((i) – (viii), collectively, “Standard IP Agreements”). The Company Group has made available for Parent’s inspection true, complete, and accurate copies of all such written IP Agreements and a summary of all such oral IP Agreements, in each case, including all modifications, amendments and supplements to them and waivers under them (other than Standard IP Agreements).

(c) The Company Group is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Owned Company Group IP free and clear of Liens (other than non-exclusive licenses granted in the Ordinary Course of Business), and the Company Group has the valid and enforceable right to use all other Company Group IP. Except as set forth in Section 3.13(c) of the Disclosure Schedule, the Company Group has entered into binding, valid and enforceable, written contracts with each current and former employee, consultant and contractor who is or was involved in or has contributed to the invention, creation, or development of any material Intellectual Property for or on behalf of the Company Group within the scope of such Person’s employment or engagement with the Company Group whereby such employee, consultant or contractor irrevocably and effectively assigns to the Company Group all of such Person’s right, title and interest in and to such Intellectual Property, other than pre-existing Intellectual Property which is licensed to the Company Group.

(d) All Company Group IP will be available for use by the Company Group or the Surviving Company on substantially similar terms and conditions immediately subsequent to the Execution Date, and, following the Closing Date, the Company Group or the Surviving Company will be permitted to exercise all of the rights relating to such Company Group IP to the same extent that the Company Group should have been able to had such transactions not occurred and without the payment of any additional amounts or consideration. Except as set forth in Section 3.13(d) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger and the other transactions contemplated by this hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company Group’s or the Surviving Company’s right to own or use any Company Group IP.

(e) The Company Group has taken commercially reasonable steps to maintain the Owned Company Group IP and to preserve the confidentiality of all trade secrets and other non-public Intellectual Property included in the Owned Company Group IP and all other Intellectual Property the Company Group is contractually obligated to keep confidential, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f) Neither the conduct of the Company Group’s business as currently and formerly conducted during the trailing three (3)-year period, nor the development, license, sale or use of the Company Group’s products and services has in the past three (3) years infringed, misappropriated or otherwise violated, or infringes, misappropriates or otherwise violates, any Intellectual Property or other rights of any Person, and during the trailing three (3)-year period, the Company Group has not received any written notice regarding or alleging any such infringement, misappropriation or violation. To the Knowledge of the Company, no Person has in the past three (3) years infringed, misappropriated or otherwise violated any Owned Company Group IP, and during the trailing three (3)-year period, the Company Group has not provided written notice to any Person alleging that such Person is infringing, misappropriating or otherwise violating any Owned Company Group IP.

(g) There are no Actions (including any opposition, cancellation, revocation, inter partes review or other proceeding) settled, pending or, to the Knowledge of the Company, threatened (including in the form of unsolicited, written offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company Group of any Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property owned by the Company Group; or (iii) by the Company Group or any other Person alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property owned by the Company Group. To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Action. The Company Group is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use, transfer or licensing of any Owned Company Group IP or, to the Knowledge of the Company, to restrict or impair the use by the Company Group of any other Company Group IP.

(h) With respect to Open Source Software:

(i) Section 3.13(h)(i) of the Disclosure Schedule identifies all Open Source Software, including the name of the license applicable thereto, embedded or incorporated in, linked to, or otherwise used by any Proprietary Software.

(ii) Except as set forth on Section 3.13(h)(ii) of the Disclosure Schedule, none of the Proprietary Software that is licensed or made available by the Company Group to any Person uses, incorporates or uses any Open Source Software in a manner that: (A) conditions the use or distribution of any such Proprietary Software on the disclosure of any source code for any portion of such Proprietary Software; (B) conditions the use or distribution of such Proprietary Software on the granting to any Person of the right to make derivative works or other modifications to such Proprietary Software or portions thereof (other than such portions that are the Open Source Software themselves); (C) conditions the use or distribution of such Proprietary Software on such Proprietary Software being made subject to the terms and conditions of any Open Source Software license; or (D) otherwise imposes an obligation on the Company Group to distribute any such Proprietary Software (other than attribution and copyright notice requirements).

(iii) The Company Group is, and has been in the last three (3) years, in material compliance with the terms and conditions of all applicable Open Source Software licenses.

(iv) The Company Group has not received a written notice or written request from any Person to disclose, distribute or license the Proprietary Software pursuant to an Open Source Software license, or alleging noncompliance with any Open Source Software license.

(i) The Company Group is in actual possession of, and has exclusive control over, the source code for all Proprietary Software. The Company Group has not provided access to any source code to any Proprietary Software to any Person (other than its employees, consultants and contractors involved in the development or maintenance thereof who are subject to written, valid and enforceable obligations of confidentiality with respect thereto), and no Person has asserted any right to access the same. The Company Group is not a party to any agreement (i) requiring the deposit of any source code to any Proprietary Software with an escrow agent or escrow service, (ii) requiring the sharing or disclosure of any source code to any Proprietary Software with any Person, or (iii) granting to any Person a license, option or right with respect to any source code to any Proprietary Software. To the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code to any Proprietary Software.

(j) The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems that are owned or used by the Company Group (“Company Group Systems”) are sufficient for the immediate needs of the Company Group’s business. During the trailing three (3)-year period, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event materially affecting any Company Group Systems, that has caused: (i) substantial disruption of or interruption in or to the use of such Company Group Systems or the conduct of the Company Group’s business; (ii) actual loss, destruction, damage, or harm of or to the Company Group or its operations, personnel, property, or other assets; or (iii) material liability of any kind to the Company Group. The Company Group has taken all reasonable actions, consistent with applicable industry practices, to protect the integrity and security of the Company Group Systems and the data and other information stored or processed thereon or transmitted thereby. The Company Group (x) has implemented and maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (y) acts in compliance therewith; and (z) tests such plans and procedures on a regular basis, and during the trailing (3)-year period, such plans and procedures have been proven effective in all material respects upon such testing.

(k) To the Knowledge of the Company, the Proprietary Software does not contain any malicious computer code or any other mechanisms which (i) contain any “back door,” virus, malware, Trojan horse, bug, code or similar devices intentionally designed to cause damage to, corruption of, or interfere with normal operations of any data, hardware, storage media, programs, equipment or communications (each, a “Contaminant”), (ii) may intentionally disrupt, disable, erase or harm the operation of any software, or cause any software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (iii) permit any Person to access such software, data, hardware, storage media, programs, equipment or communications without authorization. To the Knowledge of the Company, the Company Group Systems are free from Contaminants that could materially interfere with their normal operation, or could allow circumvention of security controls, or that are intended to cause damage to or allow unauthorized access to the Company Group Systems or any software or data stored, processed or executed thereon or transmitted thereby. The Company Group uses commercially reasonable efforts and methods to maintain the Proprietary Software and Company Group Systems free of Contaminants.

Section 3.14 Privacy and Data Security.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, the Company Group is, and during the prior three (3)-year period has at all times been, in material compliance with (i) all Data Protection Laws; (ii) all notices published by any member of the Company Group relating to the Company Group’s collection, use, storage, disclosure or cross-border transfer of Personal Data (collectively, “Privacy Policies”); and (iii) any contracts and/or codes of conduct to which the Company Group is bound relating to the collection, use, disclosure, or cross-border transfer of Personal Data (collectively with Data Protection Laws and Privacy Policies, “Data Protection Requirements”).

(b) The Company Group has not received any subpoenas, demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Requirement, and the Company Group is not, to its Knowledge, under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Requirement. To the Knowledge of the Company, no notice, complaint, claim, inquiry, audit, enforcement action, or litigation of any kind has been served on, or initiated against the Company Group or any representatives under any Data Protection Requirement.

(c) The Company Group has implemented and maintains physical, technical, and administrative security measures and policies, materially compliant with applicable Data Protection Requirements pertaining to Personal Data that the Company Group processes, including controls from unauthorized use, access, disclosure, and modification.

(d) Except as set forth in Section 3.14(d) of the Disclosure Schedule, during the prior three (3)-year period, the Company Group has not experienced any failures, crashes, security breaches or incidents, unauthorized access, use, modification, or disclosure, or other adverse events or incidents related to Personal Data and/or Data Systems that would require notification of individuals, other affected parties, law enforcement, or any Governmental Authority.

(e) The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in a breach or violation of any Data Protection Requirement except as would not reasonably be expected to cause a Material Adverse Effect.

(f) The Company Group has made all required registrations and notifications in accordance with all applicable Data Protection Requirements, and all such registrations and notifications are current, complete and accurate in all material respects.

Section 3.15 Environmental Matters.

(a) The Company Group, with respect to the operation of its business, is in compliance with all applicable Environmental Laws and Environmental Permits except where any noncompliance or failure to obtain such Environmental Permits or comply with such Environmental Laws is not reasonably likely to be material to the Company Group.

(b) During the prior three (3)-year period, no written notice, notification, demand, request for information, citation, summons or Order has been received by the Company Group, no complaint has been filed against and received by the Company Group, no penalty has been assessed, and no action or review is pending before any Governmental Authority or, to the Knowledge of the Company, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company Group and arising out of any Environmental Law or Environmental Permit.

Section 3.16 Finders Fees. Except as set forth in Section 3.16 of the Disclosure Schedule, there are no fees or commissions or similar compensation payable by the Company Group in connection with the transactions contemplated by this Agreement.

Section 3.17 Personal Property; Condition of Tangible Assets; Sufficiency of All Assets.

(a) The Company Group has good and valid title to all of the tangible assets reflected in the Reference Interim Balance Sheet as being owned by the Company Group, free and clear of all Liens, except for Permitted Liens.

(b) The tangible assets and properties of the Company Group are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for their intended use in the operation of the Company Group’s business as currently conducted.

(c) Immediately after giving effect to the Closing, the assets of the Company Group will be sufficient to enable the Company Group to continue to conduct its business in substantially the same manner as currently conducted.

Section 3.18 Real Property.

(a) The Company Group does not own any real property.

(b) Except as set forth on Section 3.18(b) of the Disclosure Schedule, the Company Group does not lease, sublease, or license any real property as a landlord, sublandlord, or licensor.

(c) Section 3.18(c) of the Disclosure Schedule sets forth a list of the addresses of all real property leased, subleased or licensed by the Company Group (the “Leased Real Property”), and also identifies with respect to each Leased Real Property, (a) each lease, sublease, or other Contract under which such Leased Real Property is occupied or used and all amendments or modifications thereto (the “Real Property Leases”), (b) the date of the applicable lease, and (c) the name of the landlord and tenant under such Real Property Lease.

(d) Each Real Property Lease is valid and binding on the applicable member of the Company Group, enforceable in accordance with its terms.

(e) No member of the Company Group has received written (or to the Knowledge of the Company, oral) notice of any default under any Real Property Lease, and to the Knowledge of the Company, there is no default or event of default under any Real Property Lease.

(f) No member of the Company Group has received written (or to the Knowledge of the Company, oral) notice of any intent by the landlord of any Real Property Lease to terminate any Real Property Lease.

(g) The Company has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens, other than Permitted Liens.

(h) To the Knowledge of the Company, the Leased Real Property is not in violation of any applicable Laws. No written notice from any governmental entity or any Third Party has been received by the Company Group concerning the possible imposition of any special assessments on the Leased Real Property.

(i) The Leased Real Property is in all material respects (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) suitable and adequate for continued use in the manner in which they are presently being used. There are no parties (other than the Company) in possession of the Leased Real Property.

Section 3.19 Material Contracts.

(a) Section 3.19(a) of the Disclosure Schedule sets forth a true, correct, and complete list of all Contracts in effect (other than any Benefit Plans identified on Section 3.11(a) of the Disclosure Schedule) to which the Company Group is a party that fall within any of the following categories (each, a “Specified Contract”):

(i) any Contract, other than a Material Customer Contract: (A) which generated revenues to the Company Group in excess of $75,000 in the aggregate during the twelve (12)-month period ending August 31, 2025, or (B) which would reasonably be expected to generate revenues to the Company Group in excess of $75,000 for the twelve (12)-month period following the Closing Date;

(ii) any Contract, other than a Material Supplier Contract: (A) pursuant to which the Company Group has expended, or has been required to expend, in excess of $60,000 during the twelve (12)-month period ending August 31, 2025, or (B) which would reasonably be expected to require the Company Group to expend in excess of $60,000 for the twelve (12)-month period following the Closing Date;

(iii) Contracts relating to the sale or acquisition of all or substantially all of the securities, assets, or real property of any other Person (whether by merger, sale of securities, sale of assets or otherwise);

(iv) any Contract containing covenants materially limiting the freedom of the Company Group to compete in any line of business in any geographic area or that restrict the ability of the Company Group to solicit any customer;

(v) Contracts under which the Company Group grants any exclusive rights, noncompetition rights, rights of first refusal or rights of first negotiation to any Person;

(vi) any Contract that obligates the Company Group to provide most favored customer pricing provisions or similar provisions or otherwise restricts the Company Group from freely setting prices for its products, services or technologies, in each case in any material fashion;

(vii) any Contract that is a settlement, consent, judgment, resolution or similar contract pursuant to which the Company Group will have material outstanding obligations or will be subject to material restrictions after the Closing; and

(viii) any Contract with or involving any Governmental Authority entered into outside the Ordinary Course of Business, including any subcontracts issued at any tier under a prime agreement with or involving any Governmental Authority.

(b) For purposes of this Agreement, “Material Contract” means:

(i) any STP Indebtedness Contract;

(ii) any Specified Contract;

(iii) any Real Property Lease;

(iv) any IP Agreement (other than Standard IP Agreements);

(v) any Related Party Contract;

(vi) any Material Customer Contract;

(vii) any Material Supplier Contract;

(viii) any Material Service Provider Contract;

(ix) any Company POA;

(x) any Business Associate Agreement; and

(xi) any Specified Indemnification Agreement.

(c) Except as set forth in Section 3.19(c) of the Disclosure Schedule:

(i) neither the Company Group nor, to the Knowledge of the Company, any other party thereto, is in violation of or in default in respect of any Material Contract, nor has there occurred any event or condition which with or without notice or lapse of time or giving of notice (or both) would be reasonably likely to result in a violation of or in default in respect of any Material Contract;

(ii) each Material Contract is a valid and binding obligation of the Company Group, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect;

(iii) no party to any Material Contract has notified the Company Group in writing of any intention to cancel, terminate or otherwise materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its relationship with the Company Group;

(iv) the Company Group has provided to Parent (i) a true, complete, and accurate copy of each written Material Contract, and (ii) a true, complete, and accurate description of the material terms and conditions of any oral Material Contract; and

(v) there are no material unresolved disputes under any Material Contract.

Section 3.20 Related Party Transactions.

(a)  Section 3.20(a) of the Disclosure Schedule sets forth a true, accurate, and complete list of the following (individually, each a “Related Party Contract”):

(i) each Contract (A) by and between the Company, on the one hand, and any Managed Practice, on the other hand, (B) by and between any Managed Practice, on the one hand, and Soerries or Ross, on the other hand, and (C) by and between the Company, on the one hand, and Soerries or Ross, on the other hand; and

(ii) each other Contract between any member of the Company Group, on the one hand, and any (A) Affiliate of any member of the Company Group, (B) director or officer of any member of the Company Group, or (C) member of the Immediate Family of the Persons described in the foregoing clause (A) and (B), on the other hand (the Persons described in the foregoing subclauses (A) – (C), the “Related Parties”) except for (1) any Benefit Plans, (2) any Ancillary Documents or other Contracts (I) contemplated by this Agreement, and (II) made available to Parent as of the Closing Date, (3) any Specified Indemnification Agreements, or (4) any Contract related to the ownership of any Equity Interests made available to Parent as of the Closing Date.

(b) No Related Party owns or has any rights in or to any assets, properties or rights used by the Company Group.

(c) To the Knowledge of the Company, no Related Party has been a director or officer of, or has had any direct or indirect interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of the Company Group or has competed with or been engaged in any business similar to that of the Company Group.

(d) Except for Related Party Contracts set forth on Section 3.20(a) of the Disclosure Schedule, no member of the Company Group is a party to any joint venture, partnership agreements, or similar Contract that involve sharing of profits, losses, costs or liabilities with another Person.

Section 3.21 Insurance.

(a) Section 3.21(a) of the Disclosure Schedule sets forth all material insurance policies maintained for the benefit of or in connection with the Company Group (individually, each an “Insurance Policy”), together with a description of the type of coverage, name of the insured, the insurer, whether written on a claims-made or occurrence-based basis, the expiration date and the amount of coverage for each Insurance Policy.

(b) Except as disclosed in Section 3.21(b) of the Disclosure Schedule, during the trailing three (3)-year period, no insurer has:

(i) denied or disputed coverage of any claim pending under any Insurance Policy;

(ii) threatened in writing to cancel any Insurance Policy; or

(iii) informed the Company Group in writing of its plan or decision to materially increase the premiums for, or materially alter the coverage under, any Insurance Policy.

(c) Within the twelve (12) months prior to the Execution Date, the Company Group has not filed a claim or notice of circumstances with any insurer under any Insurance Policy.

(d) All the Insurance Policies are in full force and effect, all premiums due on the Insurance Policies have been paid as due, the Company Group is not in material breach or default of the Insurance Policies, and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration under the Insurance Policies, and no written notice of cancellation or termination has been received by the Company Group with respect to any Insurance Policy. The Insurance Policies are sufficient for the Company Group to comply in all material respects with applicable Law and the Material Contracts. All information provided by or on behalf of the Company Group to the carriers of such insurance, directly or through brokers, in order to obtain insurance in respect of the Insurance Policies is true and correct.

Section 3.22 Employment Matters.

(a) With respect to Service Providers:

(i) Section 3.22(a)(i) of the Disclosure Schedule sets forth the name, current job title, full-time or part-time status, exempt or non-exempt status, employer equity, work location, and current rate of compensation (including salary or contractor fee rate, bonus, severance obligations and deferred compensation), all as applicable, for all Service Providers.

(ii) Section 3.22(a)(ii) of the Disclosure Schedule sets forth a true, complete, and accurate list of any Contract between a Service Provider and the Company Group that is not terminable by the Company Group without penalty upon less than ninety (90) days’ notice (each a “Material Service Provider Contract”);

(b) The Company Group is not a party to or otherwise bound by any collective bargaining agreement or other labor union contract applicable to employees of the Company Group and, to the Knowledge of the Company, there are no activities or proceedings to organize any such employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company Group or any employee or other service provider thereof; (ii) there is no labor strike, slowdown or work stoppage or lockout pending or threatened against or affecting the Company Group, and the Company Group has not experienced any strike, slowdown or work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no charges with respect to or relating to the Company Group pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c) Except as set forth in Section 3.22(c) of the Disclosure Schedule, the Company Group is and has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. The Company Group has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and the Company Group does not currently employ, nor has in the past three (3) years employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. For the last three (3) years, (i) the Company Group has complied in all material respects with all Laws requiring overtime to be paid to any current or former employee of the Company Group, and (ii) no employee or former employee has brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(d) Except as set forth in Section 3.22(d) of the Disclosure Schedule, the Company Group is not delinquent in payment to any of its current or former Representative (including any Service Provider) for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such Representative (including any Service Provider) or in payments owed upon any termination of such person’s employment or service.

(e) The Company Group has not effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law) or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law. The Company Group is, and has been, in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended, and each similar state or local Law.

(f) To the Knowledge of the Company, no current employee or independent contractor of the Company Group is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such Person’s best efforts to promote the interests of the Company Group or that would materially conflict with the Company Group’s business as currently conducted.

(g) To the Knowledge of the Company, (i) no officer or key employee, or any group of key employees, intends to terminate their employment with the Company Group, nor does the Company Group has a present intention to terminate the employment of any of the foregoing, and (ii) no officer or key employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such officer or employee of any of his duties or responsibilities as an officer or employee of the Company Group; or (B) the Company Group’s business or operations.

(h) The employment of all Persons employed by the Company Group is terminable at will without any penalty or severance obligation of any kind on the part of the Company Group. All sums due for employee compensation and benefits and all vacation time owing to any employees of the Company Group has been duly and adequately accrued on the accounting records of the Company Group.

(i) Except as set forth in Section 3.22(i) of the Disclosure Schedule, in the trailing three (3)-year period, (i) no allegations of discrimination or sexual harassment have been made to the Company Group against any Service Provider (in their capacity as such), and (ii) the Company Group has not entered into a settlement agreement with respect to allegations of discrimination or sexual harassment.

(j) Except as set forth in Section 3.22(j) of the Disclosure Schedule, in the trailing three (3)-year period, there have been no complaints, claims, lawsuits, charges, investigations, or audits relating to compliance with Laws regarding wages and hours, including but not limited to the payment of wages or compensation to employees, independent contractors, or other Service Providers, and with regard to the appropriate classification of and compensation payable to, such employees, independent contractors, or other Service Providers.

Section 3.23 Material Customers and Suppliers.

(a) Section 3.23(a) of the Disclosure Schedule sets forth a true, correct, and complete list of (i) the ten (10) largest Customers of the Company Group by revenue (each a “Material Customer”), and (ii) the ten (10) largest suppliers of the Company Group by expense (each a “Material Supplier”), in each case for the twelve (12)-month period ending on August 31, 2025. During such twelve (12)-month period, no such Material Customer or Material Supplier has terminated or adversely changed its relationship with the Company Group in any material respect, nor has the Company Group received written notice that any such Material Customer or Material Supplier intends to terminate or adversely change such relationship in any material respect.

(b) The Company Group has not granted any credit, rebate, trade in, free return or other sales terms to Material Customers that substantially differ from terms granted in the Ordinary Course of Business.

(c) Section 3.23(c) of the Disclosure Schedule sets forth a true, correct, and complete list of (i) Contracts by and between the Company Group, on the one hand, and a Material Customer, on the other hand (each a “Material Customer Contract”), and (ii) Contracts by and between the Company Group, on the one hand, and a Material Supplier, on the other hand (each a “Material Supplier Contract”).

Section 3.24 Bank Accounts and Related Power of Attorney; General Power of Attorney.

(a) Set forth in Section 3.24(a) of the Disclosure Schedule is a true, correct, and complete list of (i) each bank or financial institution in which the Company Group has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto and (ii) the names of each Person that (A) is an authorized signatory, and (B) otherwise holds a power of attorney or agency authority from the Company Group in relation to any such account or safe deposit box.

(b) Set forth in Section 3.24(b) of the Disclosure Schedule is a true, correct, and complete list of (i) the names of each Person holding a power of attorney or agency authority from the Company Group in relation to any matter (for purposes of this clause (i), other than the matter that is the subject of clause (ii)(B) of Section 3.24(a)), and (ii) all Contracts in respect thereof (for purposes of this clause (i), including with respect to the matter that is the subject of clause (ii) of Section 3.24(a)) (each a “Company POA”).

Section 3.25 Compliance with Health Care Laws.

(a) The Company Group is, and in the past six (6) years has been, in material compliance with all applicable Health Care Laws. No member of the Company Group is being, or has been in the past six (6) years, investigated by any Governmental Authority for any violation of any Health Care Laws (with the exception of any minor deficiencies raised in ordinary-course surveys for which the applicable Governmental Authority accepted a plan of correction). The Company Group has in place current policies, procedures, trainings and programs (collectively, the “Corporate Compliance Program”) designed to ensure that the Company Group is in compliance with applicable Health Care Laws. The Corporate Compliance Program is consistent with compliance elements that are generally included in guidance for providers. No member of the Company Group has received written or, to the Knowledge of the Company, oral notice from any Governmental Authority, Customer or Health Care Regulatory Body that alleges that a member of the Company Group is in violation of any Health Care Laws. There are no Actions, nor to the Knowledge of the Company, has any Action been threatened, against any member of the Company Group, by a Governmental Authority or Health Care Regulatory Body. To the Knowledge of the Company, there are no Actions, in each case, against any of the Company Group, any Health Care Professional or other employee of the Company Group providing services to patients, with respect to their service for the Company Group.

(b) The Company Group has, as applicable, obtained and maintained during the past six (6) years all provider agreements, certifications, authorizations, Health Care Permits and eligibility required for the business to participate, bill and collect for reimbursement from any Governmental Payment Program, Customers, and nongovernmental payment program (including any private insurer, health maintenance organization, preferred provider organization, other prepaid plan, health care service plan or other third-party payor) (together with Governmental Payment Programs and Customers, collectively, “Payors”) with which the Company Group is enrolled or from which the Company Group has received reimbursement. There is no Action pending or, to the Knowledge of the Company, threatened by any of the top ten (10) largest Payors of the Company Group, taken as a whole, in terms of dollar value of services for the prior one (1)-year period (collectively, the “Material Payors”) with respect to (x) any alleged material violation by any member of the Company Group of any Health Care Laws or legally-binding requirements (including rules and written policies) of any Material Payor involving or relating to such member of the Company Group’s participation in any such Material Payor’s reimbursement program or such member of the Company Group’s eligibility to receive payment; or (y) any revocation, cancellation, rescission, adverse modification, or refusal to renew any agreements, certifications, or authorization of any Material Payor with respect to such member of the Company Group. The Company Group has not provided any notices, incident reports or similar to any insurance carrier regarding any investigations of the Company Group by any Governmental Authority, allegations or material complaints, or any other Action by a Governmental Authority, each regarding or related to patient harm.

(c) No member of the Company Group has ever been a party to or failed to meet the requirements of any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders or similar contracts imposed by any Health Care Regulatory Body, Governmental Authority or law enforcement agency with respect to such member of the Company Group. No member of the Company Group has ever been or is a defendant or named party in any False Claims Act litigation. None of the Company Group nor any of their respective officers, directors, managing employees, Health Care Professionals employed by a member of the Company Group, or to the Knowledge of the Company any contractors engaged by a member of the Company Group has been or is currently: (i) debarred, suspended, or excluded from participation in any Governmental Payment Program or, (ii) to the Knowledge of the Company, threatened with or currently subject to an investigation or proceeding that could result in debarment, suspension or exclusion from any federal procurement programs or Governmental Payment Program under state or federal statutes or regulations, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or (iii) assessed or threatened with assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003, or (iv) convicted of a criminal offense related to the provision of health care items or services. No member of the Company Group has ever filed any self disclosure to the Office of Inspector General, Centers for Medicare and Medicaid Services or state governmental agency which has not been resolved. No member of the Company Group has ever received any subpoena, civil investigative demand or similar process from a Governmental Authority or, to the Knowledge of the Company, is otherwise under investigation by a Governmental Authority, in each case, to the extent related to the Company’s compliance with applicable Health Care Laws or the Health Care Permits of the Company Group. None of the Company Group’s Representatives, acting on its behalf, (A) have been convicted of, charged or, to the Knowledge of the Company, threatened with prosecution, or are under investigation by a Governmental Authority for any violation of a Health Care Law or (B) have knowingly made a fraudulent statement, including certification, to any Governmental Authority or agent thereof or knowingly failed to disclose a material fact required to be disclosed to a Governmental Authority or agent thereof, in each case, related to any applicable Health Care Law.

(d) With respect to Governmental Payment Programs, Customers, or other Material Payors, during the past six (6) years:

(i) each member of the Company Group has, as applicable, paid all known and undisputed refunds, discounts or adjustments which have become due to any Governmental Payment Program or other Material Payor;

(ii) the Company Group has had no audits or surveys conducted by any Material Payor, Governmental Authority or accreditation agency (other than surveys or audits conducted in the Ordinary Course of Business). All billings and billing practices (including coding and documentation practices) by the Company Group for services provided to patients, including billings to all Governmental Payment Programs, Customers, and Material Payors, have been in material compliance with all Health Care Laws and applicable requirements (including rules and written policies) of any Customer or Material Payor;

(iii) no member of the Company Group has received any written notices, subpoenas and material correspondence related to utilization reviews or reimbursement audits or investigations targeted at the Company Group conducted by a Health Care Regulatory Body, Customer, or Material Payor; and

(iv) no Governmental Payment Program, Customer, or other nongovernmental payment program has requested in writing or, to the Knowledge of the Company, threatened any material recoupment, refund or set-off from the Company Group.

(e) No member of the Company Group has in the past six (6) years, with the intent to induce referrals or otherwise generate business for or on behalf of a member of the Company Group, offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind to or from any physician or referral source, immediate family member of a physician or referral source, or an entity in which a physician or referral source or immediate family member of a physician or referral source has a direct or indirect ownership or investment interest in violation of any Health Care Law.

(f) All Health Care Professionals who are engaged by each member of the Company Group are appropriately qualified to provide health care services on behalf of each member of the Company Group and hold all necessary licenses and permits to provide such services. No suspension, cancellation, revocation, withdrawal, adverse modification, restriction, probation or nonrenewal of any such Health Care Professional’s license or qualification is pending or, to the Knowledge of the Company, threatened. There are no Actions or any inquiries or monitoring of activities pending, or to the Knowledge of the Company threatened relating to any Health Care Professional’s license or qualification. To the Knowledge of the Company, no Health Care Professional has in the past six (6) years received any notice, inquiry, demand, request for documentation or similar request from any state professional board or similar Governmental Authority related to any potential violation of Health Care Law.

(g) All claims for payment submitted to a Customer or Governmental Payment Program are, or during the six (6) years immediately preceding the date hereof were, for services actually rendered, properly coded and, except for clerical errors, otherwise true and correct in all material respects.

(h) As applicable, each member of the Company Group is and for the past three (3) years has been in material compliance with HIPAA and any and all applicable federal and state Laws relating to the privacy and confidentiality of patient information (including mental health and substance use disorder treatment information) (collectively, the “Patient Privacy Laws”). Each member of the Company Group, as applicable, has adopted and is in material compliance with policies, procedures and training designed to comply with HIPAA and all other Patient Privacy Laws (collectively, “HIPAA Policies and Procedures”). During the past three (3) years, each member of the Company Group has materially complied with all Business Associate Agreements to which it is a party and has entered into Business Associate Agreements with all “Business Associates” (as that term is defined under HIPAA), when required by HIPAA or applicable written Contracts and, to the Knowledge of the Company, no Business Associate has breached any such Business Associate Agreement. Each of the Company Group has completed a security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)).

(i) No member of the Company Group is enrolled as a provider or supplier in a Governmental Payment Program. Each member of the Company Group has in place policies and procedures to ensure it does not furnish services to any patient who is a beneficiary of Federal Health Care Program as the provider of record, on behalf of any Customer, or at the direction of any Customer.

(j) Except as set forth in Section 3.25(j) of the Disclosure Schedule, in the past three (3) years, no member of the Company Group has received written notice of, and there is no pending or, to the Knowledge of the Company, threatened Action or investigation with respect to any alleged “Breach” (as that term is defined under HIPAA), or any other actual or suspected material violation of HIPAA by the Company Group or any of their “workforce members” (as that term is defined under HIPAA). No Breach or other material violation of HIPAA by the Company Group or their workforce members or, to the Knowledge of the Company, Business Associate has occurred in the past three (3) years. In the past three (3) years, there have been, and there are, no outstanding investigations by or, to the Knowledge of the Company, complaints to the U.S. Department of Health and Human Services Office for Civil Rights with respect to HIPAA compliance by any member of the Company Group.

Section 3.26 No Other Representations and Warranties by the Company. Except for the representations and warranties contained in this Article 3 (including related portions of the Disclosure Schedule), neither the Company, the ISP Representative, nor any other Person has made or makes any other express or implied representation or warranty, including any representation or warranty as to the accuracy or completeness of any information regarding the Company Group, the ISP Representative, the business of the Company Group, or this Agreement, except as expressly set forth in Article 3 of this Agreement (including related portions of the Disclosure Schedule).

Section 3.27 Acknowledgment of No Other Representations by Parent. The Company and the ISP Representative acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, they have relied solely upon their own investigation and the express representations and warranties regarding Parent and MergerCo set forth in Article 4 of this Agreement; and (b) neither Parent, MergerCo, nor any other Person has made any representation or warranty as to Parent, MergerCo, or this Agreement, except as expressly set forth in Article 4 of this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES BY PARENT REGARDING PARENT AND MERGERCO

Parent represents and warrants to the Company as follows:

Section 4.1 Organization and Power. Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite right, power and authority to enter into and perform this Agreement and any other agreements contemplated by this Agreement. MergerCo is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite right, power and authority to enter into and perform this Agreement and any other agreements contemplated by this Agreement.

Section 4.2 Authorization. The execution, delivery and performance by Parent and MergerCo of this Agreement and each Ancillary Document to which Parent or MergerCo is a party are within the powers of Parent or MergerCo, as applicable, and have been duly authorized by all necessary action. This Agreement (and each of the Ancillary Documents to which Parent or MergerCo is a party at or prior to the Closing) constitutes (or will constitute when executed) the valid and binding obligation of Parent or MergerCo, as applicable (assuming that this Agreement has been and each Ancillary Document to which Parent or MergerCo, as applicable, is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto at the Closing) enforceable against Parent or MergerCo, as applicable, in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors rights in general, moratorium Laws or by general principles of equity.

Section 4.3 Governmental Authorization. The execution, delivery and performance by Parent and MergerCo of this Agreement and the Ancillary Documents to which Parent or MergerCo is a party and the consummation by Parent and MergerCo of the transactions contemplated by this Agreement and such Ancillary Documents require no action by or in respect of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the Securities Act, (b) compliance with any applicable requirements of the Exchange Act, and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 4.4 Non-Contravention.

(a) The execution, delivery and performance by Parent and MergerCo of this Agreement and the Ancillary Documents to which Parent or MergerCo is a party and the consummation by Parent and MergerCo of the transactions contemplated by this Agreement and such Ancillary Documents do not:

(i) contravene or conflict with Parent’s or MergerCo’s Fundamental Documents,

(ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any applicable Law or Order binding upon or applicable to Parent or MergerCo,

(iii) require any action or consent or approval of any Person other than a Governmental Authority, or

(iv) constitute a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation or a loss of any material benefit to which Parent or MergerCo is entitled under any material contract to which Parent or MergerCo is a party.

Section 4.5 Finders Fees. Other than with respect to TD Securities Inc. in its capacity as financial advisor to Parent and MergerCo, there are no fees or commissions or similar compensation payable by Parent or MergerCo in connection with the transactions contemplated by this Agreement.

Section 4.6 Ownership; Operations. MergerCo is a wholly-owned Subsidiary of Parent, and Parent owns beneficially and of record all of the outstanding Equity Interests of MergerCo, free and clear of any Liens of any kind, other than Permitted Liens. MergerCo was formed solely for the purpose of consummating the Merger and the other transactions contemplated hereby and has not incurred any Liabilities other than in connection with such transactions.

Section 4.7 Financing. Parent and MergerCo have sufficient funds to consummate the Merger and the other transactions contemplated hereby as of the Closing Date, to perform their respective obligations hereunder (including all payments to be made by them in connection herewith) to be performed on the Closing Date and to pay all expenses of Parent and MergerCo related to this Agreement and the Merger and the other transactions contemplated hereby that are due and payable on the Closing Date.

Section 4.8 Litigation. There is no Action pending or, to the Knowledge of Parent and/or MergerCo, threatened, against or affecting Parent or MergerCo, or any of their respective properties or rights with respect to the Merger and the other transactions contemplated hereby.

Section 4.9 No Other Representations and Warranties by Parent. Except for the representations and warranties contained in this Article 4, neither Parent, MergerCo, nor any other Person has made or makes any other express or implied representation or warranty, including any representation or warranty as to the accuracy or completeness of any information regarding Parent, MergerCo, or this Agreement, except as expressly set forth in Article 4 of this Agreement.

Section 4.10 Acknowledgment of No Other Representations by the Company. Parent and MergerCo acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, they have relied solely upon their own investigation and the express representations and warranties regarding the Company Group set forth in Article 3 of this Agreement (including related portions of the Disclosure Schedule); and (b) neither the Company, the ISP Representative, nor any other Person has made any representation or warranty as to the Company Group, the ISP Representative, the business of the Company Group, or this Agreement, except as expressly set forth in Article 3 of this Agreement (including related portions of the Disclosure Schedule).

Article 5
COVENANTS

Section 5.1 Tax Matters.

(a) The parties hereto agree and acknowledge that for U.S. federal (and applicable state and local) income Tax purposes: (i) the Merger shall be treated as a taxable sale by the Company of its assets (the “Purchased Assets”) to MergerCo (or Surviving Company, as the case may be) in exchange for the consideration pursuant to Section 1001 of the Code, (ii) in connection with the Merger, the receipt of any consideration by the CV-ITM Shareholders will be treated as a distribution by the Company to its shareholders in complete liquidation pursuant to Sections 331 and 336 of the Code, and (iii) with respect to the portion of the Purchased Assets that constitutes an equity interest in each of the Managed Practices, the deemed purchase and sale of the equity interests in each of the Managed Practices will be treated as a “qualified stock purchase” within the meaning of Section 338(d)(3) for which an election pursuant to Section 338(h)(10) will be made by the parties (the “Intended Tax Treatment”).

(i) With respect to the portion of the Purchased Assets that does not represent the equity interests in the Managed Practices, prior to the date hereof, the parties hereto have agreed to the purchase price allocation methodologies as determined for U.S. federal (and applicable state and local) income Tax purposes attached hereto as Exhibit D (the “Allocation Methodology”). Within ninety (90) days after the date of a final determination of the Final Closing Merger Consideration, Parent shall provide to the ISP Representative for its review and comment a statement allocating the purchase price (including any other amounts or items treated as paid in consideration to the Company for applicable Tax purposes) among the Purchased Assets (the “Consideration Allocation”) in accordance with the principles set forth in the Allocation Methodology. The Consideration Allocation shall be prepared in good faith in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and the Allocation Methodology. If Parent does not receive written notice from the ISP Representative within twenty (20) days after receiving Parent’s proposed draft of the Consideration Allocation notifying Parent of any objection to such draft of the Consideration Allocation, then the draft Consideration Allocation shall be conclusive and binding on the parties. If Parent receives a written notice of an objection to the draft of the Consideration Allocation from the ISP Representative within such twenty (20)-day period, the parties shall negotiate in good faith to resolve the dispute. If the parties are unable to resolve the dispute within thirty (30) days after the commencement of such negotiations, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement (including the Allocation Methodology) by the Audit Firm. The Audit Firm shall be engaged to review the Consideration Allocation and to finally resolve all disputes. The determination of the Audit Firm regarding the Consideration Allocation shall be delivered as soon as practicable following engagement of the Audit Firm, but in no event more than sixty (60) days thereafter, and shall, absent manifest error, be final, conclusive, and binding upon the parties. The cost of the Audit Firm shall be shared equally by Parent, on the one hand, and the ISP Representative, on the other hand. Parent, the Company, each of their direct or indirect owners, and their Affiliates shall not take any position on any Tax Return (including IRS Form 8594) inconsistent with the Consideration Allocation (as finally determined pursuant to this Section 5.1(a)), unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or similar applicable Law). The Consideration Allocation shall be adjusted from time to time in accordance with the principles of foregoing provisions of this Section 5.1(a) to reflect any adjustments to the aggregate consideration payable pursuant to this Agreement (including, for the avoidance of doubt, the Earn-Out Consideration) and any other consideration paid for the Purchased Assets as determined for U.S. federal (and applicable state and local) income Tax purposes pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, for purposes of determining any gain or loss to the Company Group as a result of the Merger pursuant to Sections 1001, 1060 and 336 of the Code, the parties hereto agree that the value of the Earn-Out Consideration on the Closing Date shall be determined in accordance with the Accounting Principles, provided, however, that Parent will incorporate any of the ISP Representative’s reasonable comments to such valuation, as finally determined.

(ii) Each Managed Practice, the Company, and Parent shall join in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and non-U.S. Law) with respect to the deemed purchase of the equity interests in each Managed Practice from the Company hereunder (collectively, a “Section 338(h)(10) Election”).

(iii) The “aggregate deemed sales price” (as defined in Treasury Regulation Section 1.338-4) and the “adjusted gross-up basis” (as defined in Treasury Regulation Section 1.338-5) shall be allocated among the assets of each Managed Practice in accordance with Treasury Regulation Section 1.338-6 and Section 1.338-7. A draft of the proposed allocation (the “Managed Practice Allocation Schedule”) shall be prepared by Parent and delivered to the ISP Representative within sixty (60) days of Closing. The draft Managed Practice Allocation Schedule shall be deemed final unless, within thirty (30) days after delivery thereof, the ISP Representative notifies Parent in writing that the ISP Representative objects to the draft Managed Practice Allocation Schedule. The parties shall negotiate in good faith to resolve any dispute with respect to the draft Managed Practice Allocation Schedule. Any disputes the parties are unable to resolve shall be resolved in a manner consistent with Section 5.1(a).

(iv) Parent and the Company shall execute and deliver Internal Revenue Service Form 8023 within thirty (30) days of Closing and Form 8883 promptly following the time that the Managed Practice Allocation Schedule becomes final pursuant to Section 5.1(a)(iii). Parent and the Company will file Internal Revenue Service Form 8023 and Form 8883 and any other state, local and non-U.S. forms required for the Section 338(h)(10) Election in accordance with the Managed Practice Allocation Schedule. The parties agree not to take any position inconsistent with the Managed Practice Allocation Schedule for Tax reporting purposes unless otherwise required by a Taxing Authority subsequent to a Tax Contest defended in good faith.

(b) To the extent that any Tax Return that is required to be filed by Parent, the Surviving Company or any Affiliate thereof (including, after the Closing, the Company Group) after the Closing (i) is an income Tax Return of the Company or (ii) is with respect to the Purchased Assets for any Pre-Closing Tax Period and which could reasonably be expected to affect the rights or obligations of the ISP Representative and/or CV-ITM Shareholders pursuant to this Agreement, Parent shall (i) provide the ISP Representative a draft of such Tax Return for the ISP Representative’s review and comment, and (ii) incorporate any reasonable comments to such Tax Returns that the ISP Representative provides. For the avoidance of doubt, Parent shall cause the Company to file a final income Tax Return on IRS Form 1120 to reflect the transactions described herein and in a manner consistent with the Intended Tax Treatment.

(c) Parent and the ISP Representative agree to reasonably cooperate and to cause their Affiliates to reasonably cooperate with each other to the extent reasonably required after the Closing Date in connection with any proceedings and audits conducted by a Taxing Authority relating to any Taxes with respect to or in relation to the Purchased Assets for any Pre-Closing Tax Period and any Straddle Period (each a “Tax Contest”). Promptly (but no more than twenty (20) days) after Parent or the ISP Representative or any of their Affiliates, as applicable, receives notice of any Tax Contest, the applicable party shall notify the other party in writing of such Tax Contest (which notice shall include copies of any notices, correspondence and any other documents received by Parent or its Affiliates with respect to such Tax Contest). For any Tax Contests relating to a Pre-Closing Tax Period, the ISP Representative shall have the right to conduct, control, defend, settle or compromise the defense of the Tax Contest at its own expense, whether the Tax Contest began before or after the Closing Date; provided, however, that the ISP Representative (i) keep Parent reasonably informed of all material developments on a timely basis, (ii) provide to Parent copies of any and all material correspondence from and to any Taxing Authority related to such Tax Contest, (iii) provide Parent with a reasonable opportunity to attend conferences with the relevant Taxing Authority, and (iv) not settle such claim without the consent of Parent, which shall not be unreasonably withheld, conditioned, or delayed. For the avoidance of doubt, Parent shall control (at Parent’s expense) the contest of all other audits, disputes, administrative, judicial or other proceedings, including those related to any Straddle Period; provided, however, that Parent (i) keep the ISP Representative reasonably informed of all material developments on a timely basis, (ii) provide to the ISP Representative copies of any and all material correspondence from and to any Taxing Authority related to such Tax Contest, (iii) provide the ISP Representative with a reasonable opportunity to attend conferences with the relevant Taxing Authority, and (iv) not settle any Tax Contest with respect to a Straddle Period without the consent of the ISP Representative (not be unreasonably withheld, conditioned, or delayed).

(d) The ISP Representative and Parent shall, at the requesting party’s expense, (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes or as may be reasonably requested with respect to the purchase of insurance or similar coverage for liabilities related to Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding, determination, or insurance purchase and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

(e) Any transfer, gains, documentary, sales, use, registration, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and Merger and (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne equally by Parent, on the one hand, and the Convertible Noteholders, on the other hand. Parent shall, with the cooperation of the ISP Representative (on behalf of all Convertible Noteholders) to the extent reasonably requested, prepare and timely file any Tax Returns or other documentation with respect to such Transfer Taxes and pay any Transfer Taxes shown as due on such Tax Returns. The Convertible Noteholders, if required by applicable Law, will join in the execution of any such Tax Returns or other documentation.

(f) In any case in which a Tax is due with respect to a resulting Tax obligation for a Straddle Period shall be allocated (i) to the Company, for the period up to and including the Closing Date, and (ii) to Surviving Company, for the period subsequent to the Closing Date as follows: (x) Taxes based on income, withholding, receipts, proceeds, profits, sales, wages paid or similar items shall be allocated to the Company calculated as if the applicable Tax period ended on (and included) the Closing Date, provided, that, exemptions, allowances, deductions (including, but not limited to, depreciation and amortization deductions and tax credits) that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and (y) all Taxes not included in (x), above, shall be allocated to the Company in an amount equal to the total amount of Taxes for the applicable period multiplied by a fraction, the numerator of which is the number of days in such period prior to and including the Closing Date and the denominator of which is the total number of days in such Tax period.

Section 5.2 Publicity. Except as otherwise required by applicable Law (including any applicable securities exchange rules), press releases and other public announcements concerning the transactions contemplated by this Agreement will be made only with the prior agreement of the ISP Representative and Parent, not to be unreasonably withheld (and in any event, such parties will use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity). Notwithstanding the foregoing, following Closing and after the public announcement of the Merger, the ISP Representative shall be permitted to announce that it has been engaged to serve as the ISP Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 5.3 Indemnification of Executive Risk Indemnitees.

(a) From and after the Closing Date and until the sixth (6th) anniversary of the Closing Date, Parent shall, and shall cause the Surviving Company to, fulfill and honor in all respects the obligations of the Company to the Executive Risk Indemnitees against any Losses incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company would have been required under Delaware Law or pursuant to any indemnification provisions under the Fundamental Documents of the Company and pursuant to any indemnification agreements between the Company and such Executive Risk Indemnitees expressly set forth on Section 5.3(a) of the Disclosure Schedules (collectively, the “Specified Indemnification Agreements”); provided, however, that the obligations of Parent and the Surviving Company under this Section 5.3(a) shall in no event exceed the amounts actually received by the Surviving Company under the Executive Risk Tail Insurance (net of any costs of collection, including increased premiums or retro-premium adjustments).

(b) Prior to or on the Closing Date, the Company shall obtain and purchase a non-cancellable extended reporting period endorsement in respect of the Existing Executive Risk Policy from a reputable insurance carrier rated A- or better by A.M. Best, providing coverage at least as favorable as the Existing Executive Risk Policy for the benefit of the Executive Risk Indemnitees following the Closing (collectively, the “Executive Risk Tail Policy” and the insurance coverage thereunder, the “Executive Risk Tail Insurance”). Such Executive Risk Tail Insurance shall be effective for a period from the Closing through and including the date that is six (6) years after the Closing Date, with respect to claims arising from facts or events that occurred at or involving any member of the Company Group on or before the Closing. Notwithstanding anything to the contrary in this Agreement, fifty percent (50%) of any premium, applicable taxes, underwriting fee, broker fee and other related costs for the Executive Risk Tail Policy shall be borne by Parent and fifty percent (50%) of any premium, applicable taxes, underwriting fee, broker fee and other related costs for the Executive Risk Tail Policy shall be borne by the Company and shall be considered a Transaction Expense for purposes of this Agreement.

(c) Each Executive Risk Indemnitee shall repay the amount of any advances or reimbursements made to such Person for reasonable and documented fees and expenses (including attorney’s fees) if it shall be judicially determined by judgment or order not subject to further appeal that such Person is not entitled to be indemnified or held harmless in connection with such matter.

(d) Notwithstanding anything in this Agreement to the contrary, the rights and benefits of the Executive Risk Indemnitees under this Section 5.3 will not be terminated or modified in any manner as to adversely affect any Executive Risk Indemnitee without the prior written consent of such Executive Risk Indemnitee. The provisions of this Section 5.3 shall survive the consummation of the transactions contemplated hereby, are intended to be for the benefit of, and shall be enforceable by, each Executive Risk Indemnitee, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 5.3, and shall be binding on all successors and assigns of Parent and the Surviving Company.

(e) In the event that Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Company, as applicable, shall use commercially reasonable efforts to make proper provision so that the successors and assigns of Parent or the Surviving Company, as the case may be, assume the obligations set forth in this Section 5.3.

Section 5.4 Convertible Debt Liabilities. The parties acknowledge and agree that: (i) prior to and as of the Closing, all Convertible Debt Liabilities constitute “Indebtedness” and are intended to be treated as actual debt obligations with priority over the Equity Interests of the Company; and (ii) from and after the Closing, any remaining rights of the Convertible Noteholders shall be purely contractual as expressly provided in this Agreement and the Convertible Note Cancellation and Payoff Agreements and shall not constitute, or be deemed to constitute, indebtedness of any kind (including, for the avoidance of doubt, under any applicable Law, applicable tax classification, accounting standards (such as GAAP), or accounting policies, procedures, or methodologies) of Parent or the Surviving Company. From and after the Closing, neither Parent nor the Surviving Company shall have any liability or obligation of any kind, whether as debtor, guarantor, or otherwise, with respect to any Convertible Debt Liabilities, which, following repayment (partial, full, or otherwise) and cancellation at Closing pursuant to the Convertible Note Cancellation and Payoff Agreements, shall constitute only such contractual rights as are expressly set forth in this Agreement and the Convertible Note Cancellation and Payoff Agreements.

Article 6
INDEMNIFICATION

Section 6.1 Survival.

(a) The representations and warranties set forth in Article 3 and Article 4 shall survive the Closing as follows: (a) the Company General Representations and the Parent General Representations shall survive the Closing for a period terminating on the date that is fifteen (15) months after the Closing Date (the “General Survival Period”), except that the representations and warranties in Section 3.13 (Intellectual Property) and Section 3.14 (Privacy and Data Security) (collectively, the “Company Quasi-Fundamental Representations”) shall survive the Closing until the thirty (30) month anniversary of the Closing Date, (b) the Company Fundamental Representations and the Parent Fundamental Representations shall survive the Closing until the latest date permitted by applicable Law. With respect to Indemnification Claims asserted pursuant to this Article 6 before the expiration of the applicable survival period contemplated in the first sentence of this Section 6.1 (the “Survival Period”), such representations and warranties shall not expire with respect to such Indemnification Claim and instead survive beyond the Survival Period solely with respect to such Indemnification Claim until the date such Indemnification Claim is subject to a Final Determination.

(b) The covenants and agreements of the Company, Parent and MergerCo in this Agreement shall survive the Closing until performed in accordance with their respective terms and conditions.

(c) Notwithstanding anything to the contrary in this Agreement, the indemnification obligations set forth in Section 6.2(a)(v) shall survive the Closing for a period terminating on the date that is fifteen (15) months after the Closing Date. For the avoidance of doubt, all other indemnification obligations set forth in Section 6.2(a)(vi) – Section 6.2(a)(ix) shall not be subject to any survival period and shall survive the Closing indefinitely.

Section 6.2 Indemnification.

(a) Subject to the limitations set forth in this Article 6, from and after the Closing, the Indemnification Support Parties, severally and not jointly, shall indemnify, defend and hold harmless Parent, MergerCo, and their Affiliates, including the Surviving Company, and each of their respective directors, officers, employees, managers, members, partners, agents and shareholders and their respective successors and permitted assigns (collectively, the “Parent Indemnitees”), from and against any and all Losses incurred or sustained by the Parent Indemnitees based upon, arising out of, or by reason of:

(i) any breach of a Company General Representation (each a “Company General Representation Breach”);

(ii) any breach of a Company Quasi-Fundamental Representation (each a “Company Quasi-Fundamental Representation Breach”);

(iii) any breach of a Company Fundamental Representation (each a “Company Fundamental Representation Breach”);

(iv) any breach or default in the performance by the Company of its covenants or agreements contained in this Agreement (each a “Company Covenant Breach”);

(v) any Indebtedness, solely to the extent not taken into account in the calculation of any adjustment to the Final Closing Merger Consideration pursuant to Section 2.4;

(vi) any Indemnified Taxes;

(vii) any payments made by the Surviving Company in respect of Dissenting Shares pursuant to Section 262 of the DGCL that exceed the per-share consideration described in Section 1.6(a) that would otherwise have been payable in respect of such Dissenting Shares (including any interest accrued thereon as provided in Section 262(h) of the DGCL, and any costs or expenses allocated by the Delaware Court of Chancery in connection with any appraisal proceeding pursuant to Section 262(j) of the DGCL);

(viii) claims of current or former holders of Equity Interests of the Company (or alleged holders of Equity Interests of the Company) arising out of or related to this Agreement, the Fundamental Documents of the Company Group, the Convertible Note Purchase Agreement or the Convertible Notes, the Warrant Agreement or the Warrants, the Options or the Company Equity Compensation Plan, the Management Incentive Plan, or otherwise in respect of the Merger or other transactions contemplated herein, including with respect to the CV Disbursement Waterfall, the CNI Pro Rata Share, or the CV-ITM Pro Rata Share calculations or the application of proceeds in respect of the Aggregate Merger Consideration under this Agreement; provided, however, that this clause shall not apply to demands for appraisal pursuant to Section 262 of the DGCL, which are the subject of, and governed by, Section 6.2(a)(vi); and

(ix) the items and matters set forth on Schedule 6.2(a)(ix).

(b) Subject to the limitations set forth in this Article 6, from and after the Closing, Parent shall indemnify, defend and hold harmless the Shareholders and their respective Affiliates and each of their respective directors, officers, employees, managers, members, partners, agents and shareholders and their respective successors and permitted assigns and agents and their respective successors and permitted assigns (collectively, the “Company Indemnitees”) from and against any and all Losses incurred or sustained by the Company Indemnitees based upon, arising out of, or by reason of:

(i) any breach of a Parent General Representation (each a “Parent General Representation Breach”);

(ii) any breach of a Parent Fundamental Representation (each a “Parent Fundamental Representation Breach”); and

(iii) any breach or default in the performance by Parent, MergerCo or the Surviving Company of its respective covenants or agreements contained herein (each a “Parent Covenant Breach”).

Section 6.3 Indemnification Procedures.

(a) Direct Claims. Parent Indemnitees and, in the case of the Company Indemnitees, the ISP Representative, shall promptly (and in any event within thirty (30) days) give written notice to the applicable Indemnifying Parties of any claim (other than a Third Party Claim) (a “Direct Claim”) that might give rise to any Loss by such Indemnified Parties, describing in reasonable detail the facts giving rise to the Direct Claim and shall include in such notice the amount (to the extent known) and the method of computation of the amount of such Direct Claim, and a specific reference to the provision of this Agreement upon which such Direct Claim is based.

(b) Third Party Claims. The obligations and liabilities of the Indemnifying Party with respect to Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(i) The Indemnified Parties shall promptly (and in any event within thirty (30) days) give written notice to the Indemnifying Party of any Third Party Claim that might give rise to any Loss by the Indemnified Parties (a “Claim Notice”), describing in reasonable detail the facts giving rise to the Third Party Claim and shall include in such notice the amount (to the extent known) or the method of computation of the amount of such Third Party Claim, and a reference to the provision of this Agreement upon which such Third Party Claim is based; provided, however, that the failure to give such written notice shall not relieve any Indemnifying Party of its obligations hereunder, except to the extent it shall have been materially prejudiced by such failure. Any such Claim Notice shall be accompanied by true, complete, and accurate copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other relevant document or instrument.

(ii) If the Indemnifying Party acknowledges in writing its obligation to fully indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim (subject to the limitations set forth in this Article 6), then the Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within thirty (30) days after receiving the Claim Notice (or sooner if the making of the asserted liability so requires), to assume and control the defense of any such Third Party Claim, including the employment of counsel and, subject to the remainder of this Section 6.3(b)(ii), the payment of the fees and disbursements of such counsel; provided, however, notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Special Claim. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the Third Party Claim on the terms provided above within such thirty (30) day (or sooner, if applicable) period, then the Indemnified Party shall control the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof.

(iii) In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party (or the Indemnifying Party), whichever is not defending such Third Party Claim, will have the right to participate in such matter and to retain its own counsel at such party’s own expense; provided, that, subject to the other limitations contained herein, the Indemnifying Party shall pay the reasonable and out-of-pocket fees and expenses of any separate counsel to the Indemnified Party (A) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, or (B) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create an actual or potential conflict of interest (as reasonably determined in good faith by the Indemnified Party after consultation with qualified counsel), but the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one counsel for the Indemnified Party in each separate jurisdiction unless additional local counsel is necessary as reasonably determined in good faith by the Indemnified Party. The Indemnifying Party or the Indemnified Party, as the case may be, who is controlling the defense of such Third Party Claim, will at all times keep the Indemnifying Party or the Indemnified Party, as the case may be, who is not controlling the defense of such Third Party Claim, reasonably apprised of the status of the defense of any matter the defense of which such party is maintaining and to cooperate with each other with respect to the defense of any such matter. The party not controlling such Third Party Claim shall cooperate with and make available to the controlling party such assistance and materials as may be reasonably requested by it (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same). The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(iv) No Indemnified Party may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). An Indemnifying Party may not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (A) does not involve any finding or admission of any violation of applicable Law or admission of any wrongdoing by the Indemnified Party; (B) includes an unconditional release of the Indemnified Party from all liability arising out of such Third Party Claim; (C) does not impose injunctive, equitable or other non-monetary relief (other than solely the payment of monetary damages for which the Indemnified Party will be indemnified and held harmless hereunder), and (D) includes an agreement by the Indemnifying Party to pay for all Losses arising in connection with such settlement, compromise or consent (including from the Indemnity Escrow Account (to the extent of any amounts then held in the Indemnity Escrow Account, if applicable)). If an offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 6.3 only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give prompt written notice to the Indemnified Party to that effect. No settlement of any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed) shall be determinative of the existence or amount of Losses relating to such claim.

(v) To the extent of any inconsistency between this Section 6.3 and Section 5.1(c) with respect to Tax Contests, Section 5.1(c) shall control.

Section 6.4 Limitation on Liability.

(a) With respect to the Indemnification Support Parties as the Indemnifying Parties under this Article 6:

(i) The Indemnification Support Parties shall not have any liability in respect of Losses for which the Indemnification Support Parties shall indemnify Parent Indemnitees for Company General Representation Breaches pursuant to Section 6.2(a)(i) unless and until the aggregate amount of such Losses exceeds, at the time of any applicable Indemnification Claim shall have been made, an amount equal to $250,000 (the “Threshold Amount”), in which case the Indemnification Support Parties shall be liable for the aggregate amount of all such Losses (not only the excess over the Threshold Amount); provided, however, that the limitation in this Section 6.4(a)(i) shall not apply to an Indemnification Support Party in the event of such Indemnification Support Party’s own Fraud or Fraud committed by the Company with the Knowledge of such Indemnification Support Party, each of which is the subject of, and governed by, Section 6.10, nor, for the avoidance of doubt, shall it apply (y) in the event of a Company Fundamental Representation Breach pursuant to Section 6.2(a)(iii), and (z) in respect of Losses for which the Indemnification Support Parties indemnify Parent Indemnitees pursuant to Section 6.2(a)(iv) through Section 6.2(a)(vii).

(ii) The maximum aggregate liability of the Indemnification Support Parties (for the avoidance of doubt, considered as a whole for these purposes) in respect of Losses for which the Indemnification Support Parties indemnify Parent Indemnitees for Company General Representation Breaches pursuant to Section 6.2(a)(i) and Company Quasi-Fundamental Representation Breaches pursuant to Section 6.2(a)(ii) at any given time shall not exceed an amount equal to fifteen percent (15%) of the Aggregate Merger Consideration (for these purposes, calculated without reference to Section 6.7 and only including the Earn-Out Consideration, if any, actually paid pursuant to Section 2.7) (the “Cap”); provided, however, that (1) for purposes of determining whether the Cap has been exceeded at any time prior to the final determination of whether the Earn-Out Consideration has been earned and is payable in accordance with Section 2.7, the Cap shall be calculated based on the Base Merger Consideration only, and (2) upon the Earn-Out Consideration becoming due and actually paid in accordance with Section 2.7, the Cap shall be recalculated to include such Earn-Out Consideration and shall apply retroactively to all indemnification obligations, and any indemnification obligations that were previously limited by the Cap as then in effect shall survive and remain enforceable until such obligations have been re-tested against the Cap as so increased. But, the limitation in this Section 6.4(a)(ii) shall not apply to an Indemnification Support Party in the event of such Indemnification Support Party’s own Fraud or Fraud committed by the Company with the Knowledge of such Indemnification Support Party, each of which is the subject of, and governed by, Section 6.10, nor, for the avoidance of doubt, shall it apply (y) in the event of a Company Fundamental Representation Breach pursuant to Section 6.2(a)(iii), and (z) in respect of Losses for which the Indemnification Support Parties indemnify Parent Indemnitees pursuant to Section 6.2(a)(iv) through Section 6.2(a)(vii).

(iii) Notwithstanding anything to the contrary that may be expressed in or implied by this Agreement, the maximum aggregate liability of each Indemnification Support Party (for the avoidance of doubt, considered individually for these purposes) in respect of Losses for which the Indemnification Support Parties indemnifies Parent Indemnitees pursuant to Section 6.2(a) shall not exceed an amount equal to the lesser of (A) such Indemnification Support Party’s Indemnification Support Pro Rata Share of such Losses, and (B) the portion of the Aggregate Merger Consideration received by such Indemnification Support Party in such Indemnification Support Party’s capacity as a Shareholder and/or Convertible Noteholder hereunder; provided, however, that the limitation in this Section 6.4(a)(iii) shall not apply to an Indemnification Support Party in the event of such Indemnification Support Party’s own Fraud or Fraud committed by the Company with the Knowledge of such Indemnification Support Party, each of which is the subject of, and governed by, Section 6.10.

(iv) Notwithstanding anything to the contrary that may be expressed in or implied by this Agreement, the maximum aggregate liability of the Indemnification Support Parties (for the avoidance of doubt, considered as a whole for these purposes) in respect of Losses for which the Indemnification Support Parties indemnifies Parent Indemnitees pursuant to Section 6.2(a) shall not exceed an amount equal to the Aggregate Merger Consideration received by the Indemnification Support Parties in the Indemnification Support Parties’ capacities as Shareholders and/or Convertible Noteholders hereunder; provided, however, that the limitation in this Section 6.4(a)(iii) shall not apply to an Indemnification Support Party in the event of such Indemnification Support Party’s own Fraud or Fraud committed by the Company with the Knowledge of such Indemnification Support Party, which is the subject of, and governed by, Section 6.10.

(v) Notwithstanding anything to the contrary that may be expressed in or implied by this Agreement, the Indemnification Support Parties shall have no indemnification obligation for any Taxes of the Company Group (A) resulting from any action taken by Parent or its Affiliates after the Closing on the Closing Date outside the ordinary course of business unless otherwise expressly contemplated by this Agreement, (B) related to or arising from the amount or availability in any Taxable period (or portion thereof) beginning after the Closing Date of any Tax Attribute of the Company that is attributable to a Pre-Closing Tax Period, (C) any Tax liability or loss of Tax Attributes resulting from the inability of the parties to make the Section 338(h)(10) Election or (D) Transfer Taxes borne by Parent pursuant to Section 5.1(e).

(vi) For the avoidance of doubt, the failure or inability of Parent, MergerCo, or any other Parent Indemnitee to bring a claim against, recover any amounts from, or enforce any provision of this Agreement against any individual Indemnification Support Party (whether due to the unenforceability of any term hereunder against such Indemnification Support Party under applicable Law or for any other reason) shall not limit, impair, prejudice, or otherwise affect the right of Parent, MergerCo, or any other Parent Indemnitee to bring claims against, recover from, or enforce any provision of this Agreement against any other individual Indemnification Support Party based on the terms of this Agreement applicable to such other Indemnification Support Party (but subject in each case to the limitations set forth in this Article 6).

(b) With respect to Parent as the Indemnifying Party under this Article 6:

(i) Parent shall not have any liability in respect of Losses for which Parent shall indemnify the Company Indemnitees for Parent General Representation Breaches pursuant to Section 6.2(b)(i) unless and until the aggregate amount of such Losses exceeds the Threshold Amount, in which case Parent shall be liable for the aggregate amount of all such Losses (not only the excess over the Threshold Amount); provided, however, that the limitation in this Section 6.4(b)(i) shall not apply in the event of Fraud (which is the subject of, and governed by, Section 6.10), nor, for the avoidance of doubt, shall it apply (y) in the event of a Parent Fundamental Representation Breach pursuant to Section 6.2(b)(ii), and (z) in respect of Losses for which Parent indemnifies the Company Indemnitees for Parent Covenant Breaches pursuant to Section 6.2(b)(iii).

(ii) The maximum aggregate liability of Parent in respect of Losses for Parent indemnifies the Company Indemnitees for Parent General Representation Breaches pursuant to Section 6.2(b)(i) at any given time shall not exceed the Cap; provided, however, that the limitation in this Section 6.4(b)(ii) shall not apply in the event of Fraud (which is the subject of, and governed by, Section 6.10), nor, for the avoidance of doubt, shall it apply (y) in the event of a Parent Fundamental Representation Breach pursuant to Section 6.2(b)(ii), and (z) in respect of Losses for which Parent indemnifies the Company Indemnitees for Parent Covenant Breaches pursuant to Section 6.2(b)(iii).

(iii) Notwithstanding anything to the contrary that may be expressed in or implied by this Agreement, the maximum aggregate liability of Parent in respect of Losses for which Parent indemnifies the Company Indemnitees pursuant to Section 6.2(b) shall not exceed an amount equal to the Aggregate Merger Consideration; provided, however, that the limitation in this Section 6.4(b)(iii) shall not apply in the event of Fraud.

(c) Each Person entitled to indemnification hereunder shall take commercially reasonable steps to mitigate all Losses after actually becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable under this Agreement or in connection herewith.

(d) An Indemnified Party will not be entitled to indemnification for any Losses relating to any matter to the extent (but only to the extent) that such Losses are taken into account in the calculation of any adjustment to the Final Closing Merger Consideration pursuant to Section 2.4.

(e) Any Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses even though such Losses may have resulted from a breach of more than one representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Document.

(f) No Indemnifying Party shall be liable under this Article 6 in respect of any Loss which is contingent unless and until such contingent Loss becomes an actual Liability and is due and payable; provided that this Section 6.4(f) shall not limit the ability of any Indemnified Party to submit a Claim Notice.

(g) Notwithstanding anything in this Agreement to the contrary, no Indemnified Party shall be entitled under this Article 6 to recover for any exemplary or punitive damages, except to the extent payable to a Third Party.

(h) Any Losses payable by an Indemnifying Party pursuant to this Article 6 shall be reduced by (i) amounts that are actually recovered by the Indemnified Party from third parties pursuant to insurance policies (“Insurance Arrangements”), net of the costs of such recovery, any increases in premiums, and any retroactive premium adjustments attributable thereto, and (ii) amounts that are actually recovered by the Indemnified Party from third parties pursuant to indemnities, reimbursement arrangements or Contracts pursuant to which or under which such Indemnified Party is a party or has rights (“Other Alternative Arrangements”), net of the costs of such recovery. Each Indemnified Party shall use commercially reasonable efforts (which efforts shall not require the commencement of litigation, arbitration, or other legal proceedings, the provisions of any material consideration or guarantees to such insurance carriers or other third parties (other than fees or expenses incurred in the ordinary course of business, increases in premiums, or any retroactive premium adjustments or any other extraordinary actions)) to recover Losses from all available Insurance Arrangements prior to seeking recovery from any Indemnifying Party; provided, however, that nothing herein shall require the Indemnified Party to attempt to collect under any Insurance Arrangement or Other Alternative Arrangement as a condition to making a claim for indemnification hereunder, and no such indemnification claim shall be denied solely because it is asserted prior to the pursuit or receipt of any such recovery. For purposes of clarification, and in no way limiting the applicability of the foregoing terms of this Section 6.4(h), in the event that any Parent Indemnitee would otherwise be entitled to bring an Indemnification Claim under Section 6.2(a) arising out of the breach of any representation, warranty, covenant or agreement under this Agreement, and such breach could also give rise to a claim for indemnification against a Third Party under an Other Alternative Arrangement, then such Parent Indemnitee shall be permitted to concurrently bring such Indemnification Claim under this Agreement.

Section 6.5 Materiality. All of the representations and warranties set forth in this Agreement or any certificate or schedule that are so qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without such qualification for purposes of determining: (A) whether a breach of such representation or warranty has occurred and (B) the amount of Losses resulting from, arising out of or relating to any such breach of such representation or warranty.

Section 6.6 Parent Indemnitee Source and Priority of Recovery; Right of Set-Off; Indemnity Escrow Release.

(a) Parent Indemnitee Source and Priority of Recovery.

(i) General and Quasi-Fundamental Claims. With respect to any Indemnification Claim properly asserted by any Parent Indemnitee for Company General Representation Breaches pursuant to Section 6.2(a)(i) or for any Company Quasi-Fundamental Representation Breaches pursuant to Section 6.2(a)(ii) (other than claims against an Indemnification Support Party for such Indemnification Support Party’s own Fraud or Fraud committed by the Company with the Knowledge of such Indemnification Support Party, each of which is the subject of, and governed by, Section 6.10) (a “General Claim”), subject to the limitations set forth in this Article 6, any Losses in respect thereof shall be recovered by such Parent Indemnitee in the following order:

(1) First, in such Parent Indemnitee’s sole and unfettered discretion, from either (i) the Indemnity Escrow Account (to the extent funds are available therein); or (ii) through the exercise of the Set-Off Right in accordance with the Set-Off Procedures (if then exercisable); then

(2) Second, (i) to the extent such Parent Indemnitee elected to first recover such Losses from the Indemnity Escrow Account, through the exercise of the Set-Off Right in accordance with the Set-Off Procedures (if then exercisable); or (ii) to the extent such Parent Indemnitee elected to first recover such Losses by exercising its Set-Off Right in accordance with the Set-Off Procedures, from the Indemnity Escrow Account (to the extent funds are available therein); then

(3) Third, if (i) the Indemnity Escrow Account has then been exhausted, (ii) the Earn-Out Consideration has actually been paid (and accordingly the Set-Off Right is not then exercisable), from the Indemnification Support Parties in accordance with this Article 6. For the avoidance of doubt, no recovery may be sought under this Section 6.6(a)(i)(3) unless and until any Earn-Out Consideration has actually been earned and paid.

(ii) All Other Claims. With respect to any Indemnification Claim properly asserted by any Parent Indemnitee that is not a General Claim, subject to the limitations set forth in this Article 6, any Losses in respect thereof may be recovered, in such Parent Indemnitee’s sole and unfettered discretion (and without any requirement to exhaust or pursue any particular recovery source prior to another), from any one or more of (i) the Indemnity Escrow Account (to the extent funds are available therein), (ii) through the exercise of the Set-Off Right in accordance with the Set-Off Procedures (if then exercisable), or (iii) from the Indemnification Support Parties in accordance with this Article 6.

(b) Right to Setoff. The Parent Indemnitees shall have the right (the “Set-Off Right”) to withhold, offset or net against any Earn-out Consideration all Losses (i) for which any Indemnification Support Party is required to indemnify any Parent Indemnitees pursuant to this Agreement, or (ii) arising from Fraud; provided, however, that with respect to any such Losses that are set-off against any Earn-Out Consideration otherwise due and payable by Parent hereunder (such amount, the “Set-Off Amount”) that have not yet been finally agreed to in writing between Parent and the ISP Representative (on behalf of the Indemnification Support Parties) as to both liability and quantum, or finally determined in favor of a Parent Indemnitee by a court of competent jurisdiction and in respect of which there is no right to appeal (a “Final Determination”), to the extent the Set-Off Amount is greater than the amount determined pursuant to the Final Determination, Parent shall pay or cause to be paid to the Paying Agent for further distribution to the CV Disbursement Recipients in accordance with the CV Disbursement Waterfall, the amount of such excess plus simple interest thereon from and including the date the set-off was made to but excluding the payment date at a rate of eight percent (8%) per annum. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. The procedures in respect of the Set-Off Right described in this Section 6.6(b) are referred to collectively herein as the “Set-Off Procedures.”

(c) Indemnity Escrow Release.

(i) Promptly following the six (6) month anniversary of the Closing Date (the “First Indemnity Escrow Release Date”), Parent and the ISP Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release an amount equal to the First Indemnity Escrow Release Amount from the Indemnity Escrow Account to the Paying Agent for further distribution to the CV Disbursement Recipients in accordance with the CV Disbursement Waterfall; but, notwithstanding the foregoing, the joint written instructions delivered to the Escrow Agent shall instruct the Escrow Agent to retain an amount equal to the amount of any Indemnification Claim properly asserted by any Parent Indemnitee prior to the First Indemnity Escrow Release Date but not yet resolved as of the First Indemnity Escrow Release Date (the “FIERD Unresolved Claims”), to be subsequently released by the Escrow Agent to the Paying Agent for further distribution (to the extent not utilized to pay any Parent Indemnitee in respect of any such FIERD Unresolved Claims resolved in favor of such Parent Indemnitee) to the CV Disbursement Recipients in accordance with the CV Disbursement Waterfall upon the resolution of such FIERD Unresolved Claims in accordance with this Article 6 and the Escrow Agreement.

(ii) Promptly following the expiration of the General Survival Period (the “Second Indemnity Escrow Release Date”), Parent and the ISP Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Account to the Paying Agent all then-remaining funds in the Indemnity Escrow Account for further distribution to the CV Disbursement Recipients in accordance with the CV Disbursement Waterfall; but, notwithstanding the foregoing, the joint written instructions delivered to the Escrow Agent shall instruct the Escrow Agent to retain an amount equal to the amount of any Indemnification Claim properly asserted by any Parent Indemnitee prior to the Second Indemnity Escrow Release Date but not yet resolved as of the Second Indemnity Escrow Release Date (“SIERD Unresolved Claims”), to be subsequently released by the Escrow Agent to the Paying Agent for further distribution (to the extent not utilized to pay any Parent Indemnitee in respect of any such SIERD Unresolved Claims resolved in favor of such Parent Indemnitee) to the CV Disbursement Recipients in accordance with the CV Disbursement Waterfall upon the resolution of such SIERD Unresolved Claims in accordance with this Article 6 and the Escrow Agreement.

Section 6.7 Treatment of Indemnification Payments. Except to the extent prohibited by applicable Law, any amounts payable under this Article 6 shall for all purposes be treated by the parties hereto as an adjustment to the Aggregate Merger Consideration.

Section 6.8 No Circular Recovery. Notwithstanding anything to the contrary set forth in the Fundamental Documents of the Company as of the Closing Date, except to the extent, and in proportion to which, ultimately covered by and actually paid out of the Executive Risk Tail Policy, in no event will any Executive Risk Indemnitee have any right to exculpation, indemnification or advancement under any such Fundamental Documents in connection with any Indemnification Claim brought by any Parent Indemnitee under this Agreement or any Ancillary Document, and the parties hereto acknowledge and agree that, to the extent that any right to exculpation, indemnification or advancement is inconsistent with the Fundamental Documents of the Company, then this Agreement will be deemed to be an amendment to such applicable Fundamental Documents, properly authorized and adopted pursuant to its terms and applicable Law (provided that, for the avoidance of doubt, subject to the foregoing, nothing shall limit any indemnification rights with respect to the facts or subject matter underlying any such claim, or rights with respect to the Executive Risk Tail Policy).

Section 6.9 Exclusive Remedy. The parties hereto acknowledge and agree that the indemnification provided pursuant to this Agreement shall be the sole and exclusive remedy for any monetary damages with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or other obligation set forth in this Agreement or in connection with this Agreement; provided, that nothing in this Agreement shall limit or restrain (whether a temporal limitation, a dollar limitation or otherwise) the ability of an Indemnified Party to seek remedies (a) against an Indemnification Support Party in the event of such Indemnification Support Party’s own Fraud or Fraud committed by the Company with the Knowledge of such Indemnification Support Party, each of which is the subject of, and governed by, Section 6.10, or (b) pursuant to and in accordance with Section 7.11 (clauses (a) and (b), collectively the “Exclusive Remedy Exceptions”).

Section 6.10 Special Rule for Fraud.

(a) Notwithstanding anything else to the contrary in this Agreement (and in the event of any conflict, discrepancy or inconsistency between this Section 6.10 or any other provision in this Agreement, it is expressly acknowledged and expressly agreed that this Section 6.10 shall control), but subject to Section 6.10(b):

(i) in the event of any Company General Representation Breaches pursuant to Section 6.2(a)(i), any Company Quasi-Fundamental Representation Breaches pursuant to Section 6.2(a)(ii) and/or any Company Fundamental Representation Breaches pursuant to Section 6.2(a)(iii) attributable to Fraud by or on behalf of the Company with the Knowledge of an Indemnification Support Party or attributable to Fraud by or on behalf of an Indemnification Support Party (in each case prior to the Closing), then the limitations on indemnification set forth in this Article 6 (whether a temporal limitation, a dollar limitation or otherwise) will not apply to such Indemnification Support Party; and

(ii) in the event of any Parent General Representation Breaches pursuant to Section 6.2(b)(i) and/or Parent Fundamental Representation Breaches pursuant to Section 6.2(b)(ii) attributable to Fraud by or on behalf of Parent, then the limitations on indemnification set forth in this Article 6 (whether a temporal limitation, a dollar limitation or otherwise) will not apply to any Losses that any Company Indemnitee suffers, sustains or becomes subject to as a result of or in connection with any such breach attributable to Fraud by or on behalf of Parent.

(b) For the avoidance of doubt, and notwithstanding anything else to the contrary in this Agreement, the parties acknowledge and expressly agree that (i) in no event shall any Indemnification Support Party be liable for Losses with respect to Fraud committed by any other Person other than the Company and (ii) the Indemnification Support Parties shall be severally and not jointly liable in accordance with such Indemnification Support Party’s Indemnification Support Pro Rata Share of Losses with respect to Fraud committed by the Company. The limitations of liability set forth in Section 6.4 with respect to an Indemnification Support Party in the event of Fraud committed by the Company with the Knowledge of such Indemnification Support Party shall only apply to the extent permissible under applicable Law.

Article 7
MISCELLANEOUS

Section 7.1 No Third-Party Beneficiaries. Except as expressly provided herein (including (i) Article 1 in respect of Convertible Noteholders who deliver a Convertible Note Cancellation and Payoff Agreement, (ii) Article 1 in respect of CV-ITM Shareholders who deliver applicable joinders to this Agreement as Indemnification Support Parties, (iii) the Senior Agent in respect of Section 2.7, (iv) Section 5.3 in respect of Executive Risk Indemnitees, and (v) Section 7.20 in respect of Goodwin and its partners and employees), this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

Section 7.2 Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the Merger and the other transactions contemplated hereby, including any legal and accounting fees.

Section 7.3 Entire Agreement. This Agreement, the Disclosure Schedule, the Ancillary Documents, the Table of Definitions and any other schedule, disclosure schedule, or exhibits hereto constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among such parties, written or oral, that may have related in any way to the subject matter of this Agreement, including any letter of intent dated as of or prior to the Execution Date, between the Company or any of its Affiliates, on the one hand, and Parent or its Affiliates, on the other hand.

Section 7.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that Parent may assign any of its rights and/or obligations under this Agreement to (a) any controlled Affiliate of Parent, and (b) any lender of Parent (or any agent therefor) for security purposes and the assignment thereof by any such lender or agent to Parent in connection with the exercise by any such lender or agent of all of its rights and remedies as a secured creditor with respect thereto; provided further that such assignment shall not relieve Parent of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent.

Section 7.5 Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail or other electronic method), each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Counterparts may be executed and delivered by “wet” signatures or electronic marks, including email (including pdf or any electronic signature complying with the federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission methods which include a copy of the sending party’s signature(s), and any counterpart so executed and delivered will be deemed to have been duly and validly executed and delivered and will be valid and effective for all purposes.

Section 7.6 Notices. All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when: (a) personally delivered, (b) mailed by first class mail, return receipt requested, or delivered by express courier service, or (c) sent via electronic mail to the respective parties at the following addresses (so long as no bounce-back message is automatically generated) (or such other address for a party as shall be specified in a notice given in accordance with this Section 7.6):

if to Parent, MergerCo or the Surviving Company to:

685 Third Avenue, 9th Floor

New York, NY 10017

Attention: Legal

Email: [***]

with a copy (which shall not constitute notice) to:

Polsinelli PC

7676 Forsyth Boulevard, Suite 800

St. Louis, Missouri 63105

Attention: Andrew Smolik; Seth Aigner

Email: [***]

if to the ISP Representative to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: [***]

Telephone: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

520 Broadway, Suite 500

Santa Monica, California 90401

Attention: Christopher Shoff

Email: [***]

Section 7.7 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of Parent and the ISP Representative. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to this Agreement, whether or not such party has signed such amendment or waiver.

Section 7.8 Incorporation of Schedules, Disclosure Schedule, and Exhibits. The schedules. Disclosure Schedule, and the exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 7.9 Construction. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) “or” is used in the inclusive sense of “and/or”; (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. Any reference in this Agreement to an “Article,” “Section,” “Exhibit,” or “Schedule” refers to the corresponding Article, Section, Exhibit, or Schedule of or to this Agreement and includes all subsections, subdivisions, and subparts thereof, unless the context otherwise requires; and (k) any dollar amounts or thresholds set forth herein are not determinative benchmark for establishing what is or is not “material” or a “Material Adverse Effect” (or words of similar import) under this Agreement.

Section 7.10 Independence of Representations and Warranties. All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

Section 7.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement, the Ancillary Documents or any Ancillary Documents or thereby were not performed in accordance with the terms hereof and thereof. Accordingly, the parties agree that, in addition to all other remedies available to the parties at Law or in equity, each of them shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and the Ancillary Documents and to specific performance of the terms hereof and thereof.

Section 7.12 Further Assurances. Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed by this Agreement and the Ancillary Documents on such party and to cause the transactions contemplated herein and therein to be consummated as contemplated herein and therein and shall, from time to time and without further consideration, after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and the Ancillary Documents and to effectuate the purposes of this Agreement and the other Ancillary Documents.

Section 7.13 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.14 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 7.15 Jurisdiction and Service of Process. Any suit, action or proceeding brought by any party hereto seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger and the other transactions contemplated hereby shall be brought exclusively in any court, whether state or federal, located in the State of Delaware. Each party hereto hereby submits exclusively to the jurisdiction of any such court located in the State of Delaware having subject matter jurisdiction in any suit, action or proceeding brought by any other party hereto seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the Merger and the other transactions contemplated hereby. Each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court, by sending notice to such party pursuant to Section 7.6. Without limiting the foregoing each party hereto hereby agrees that service of process on such party in accordance with the provisions of this Section 7.15 in respect of any such suit, action or proceeding shall be deemed effective service of process on such party.

Section 7.16 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT.

Section 7.17 Relationship of the Parties. This Agreement has been negotiated on an arm’s length basis between the parties hereto and is not intended to create a partnership, joint venture or agency relationship between the parties hereto.

Section 7.18 Terms Generally. All references herein to Articles, Sections, Exhibits, Schedules, and Disclosure Schedules shall be deemed references to Articles and Sections of, and Exhibits, Schedules, and Disclosure Schedules to, this Agreement unless the context shall otherwise require. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any supranational, national, federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” or “dollars” means United States Dollars.

Section 7.19 Disclosure Schedule. The parties hereto acknowledge and agree that:

(a) nothing contained in the Disclosure Schedule should be construed as an admission of liability or responsibility of any party to any Third Party in connection with any pending or threatened proceeding;

(b) headings have been inserted in the Disclosure Schedule for convenience of reference only;

(c) the Disclosure Schedule are qualified in their entirety by reference to specific provisions of this Agreement and nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement (except to the extent expressly set forth herein) or to create any covenant;

(d) neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Disclosure Schedule is or is not material for purposes of this Agreement;

(e) matters included in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be included in the Disclosure Schedules and such matters may be set forth for informational purposes and do not necessarily include other matters of a similar nature;

(f) a disclosure set forth in or incorporated by reference in any section or subsection of the Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties of the Company that are set forth in the corresponding section or subsection of this Agreement and (ii) any other representations and warranties of the Company that are set forth in any other section or subsection of this Agreement solely to the extent that the relevance of such disclosure as an exception to (or disclosure for purposes of) such other representations and warranties would be reasonably apparent on the face of such disclosure (without reference to any extrinsic documents referenced in such disclosure) to an individual who has read such disclosure and such representations and warranties; and

(g) the Disclosure Schedule and all information contained therein are confidential and may not be disclosed to any other Person except as permitted pursuant to the Agreement.

Section 7.20 Waiver of Conflicts Regarding Representation; Attorney-Client Privilege.

(a) It is acknowledged by each of the parties hereto that the Company has retained Goodwin Proctor LLP (“Goodwin”) to act as its counsel in connection with the Merger and the other transactions contemplated hereby and that Goodwin has not acted as counsel for any other party hereto in connection with the Merger and the other transactions contemplated hereby and that no other party to this Agreement has the status of a client of Goodwin for conflict of interest or any other purposes as a result thereof. Parent hereby agrees that, in the event that a dispute arises between Parent or any of its Affiliates (including MergerCo and, after the Closing, the Surviving Company) and any holder of Equity Interests of the Company or any of their Affiliates (including, prior to the Closing, the Company), Goodwin may represent such holder or any such Affiliate in such dispute even though the interests of such holder or such Affiliate may be directly adverse to Parent or any of its Affiliates (including MergerCo and, after the Closing, the Surviving Company), and even though Goodwin may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, the Company, and Parent and the Company hereby waive, on behalf of themselves and each of their Affiliates, (i) any claim they have or may have that Goodwin has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, (ii) agree that, in the event that a dispute arises after the Closing between Parent or any of its Affiliates (including MergerCo and, after the Closing, the Surviving Company) and the Company, any Shareholder or the ISP Representative with respect to this Agreement or the Merger and the other transactions contemplated hereby, Goodwin may represent any such party in such dispute even though the interest of any such party may be directly adverse to Parent or any of its Affiliates (including MergerCo and, after the Closing, the Surviving Company), the Company and even though Goodwin may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, the Company.

(b) Parent further agrees that, as to all communications among Goodwin, the Company, and the ISP Representative that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to such Shareholder and may be controlled by such Shareholder and shall not pass to or be claimed by Parent or the Company. Parent agrees to take, and to cause the Surviving Company to take, all additional commercially reasonable steps necessary to implement the intent of this Section 7.20 as may be reasonably requested by the ISP Representative or Goodwin following the Closing. The Shareholders, the ISP Representative and Parent further agree that Goodwin and its partners and employees are Third Party beneficiaries of this Section 7.20. For the avoidance of doubt, in the event that a dispute arises between Parent, MergerCo, the Surviving Company, on the one hand, and a Third Party, on the other hand, after the Closing, the Surviving Company may assert the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege to prevent disclosure of confidential communications by Goodwin.

Section 7.21 ISP Representative; Power of Attorney.

(a) Each Indemnification Support Party does hereby irrevocably make, constitute and appoint the ISP Representative as of the Closing as his, her or its representative and agent, to act in his, her or its name, place and stead, as such Indemnification Support Party’s attorney-in-fact, for all purposes in connection with this Agreement and the Ancillary Documents, including to (i) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Ancillary Documents (including in the name of, or on behalf of, such Indemnification Support Party), (ii) make all elections or decisions entered into in connection with this Agreement and the Ancillary Documents, (iii) act on such Indemnification Support Party’s behalf in connection with all obligations and agreements of the Indemnification Support Parties under this Agreement and the Ancillary Documents, (iv) amend, waive or otherwise change the terms or conditions of this Agreement or any of the Ancillary Documents on behalf of such Indemnification Support Party, provided such amendments are not materially adverse to the Indemnification Support Parties, (v) defend and settle matters with Parent Indemnitees on behalf of such Indemnification Support Party in connection with any claim for indemnification made by Parent Indemnitees pursuant to Article 6 and to initiate and prosecute any claim for indemnification made by or on behalf of such Indemnification Support Party pursuant to Article 6, (vi) give and receive on behalf of such Indemnification Support Party any and all notices from or to any Indemnification Support Party under this Agreement or the Ancillary Documents, and (vii) otherwise exercise all rights of such Indemnification Support Party and otherwise act on behalf of such Indemnification Support Party under this Agreement or the Ancillary Documents and in connection with any of the transactions contemplated by this Agreement or the Ancillary Documents, in each case as if such Indemnification Support Party had personally done such act, and the ISP Representative hereby accepts such appointment. The death, incapacity, insolvency or bankruptcy of any Indemnification Support Party shall not terminate such appointment or the authority and agency of the ISP Representative. The power-of-attorney granted in this Section 7.21 is coupled with an interest and is irrevocable.

(b) The ISP Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Indemnification Support Party, Parent, any employee of the Company, any attorneys, accountants and other third Persons or any other evidence deemed by the ISP Representative to be reliable, and the ISP Representative shall be entitled to act on the advice of counsel selected by it.

(c) The ISP Representative may resign at any time upon not less than thirty (30) days’ prior written notice to the Indemnification Support Parties and Parent.

(d) The ISP Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The ISP Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Indemnification Support Parties shall indemnify the ISP Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the ISP Representative, the ISP Representative will reimburse the Indemnification Support Parties the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the ISP Representative from (i) the funds in the Reserve Account and (ii) any other funds that become payable to the Indemnification Support Parties under this Agreement at such time as such amounts would otherwise be distributable to the Indemnification Support Parties; provided, that while the ISP Representative may be paid from the aforementioned sources of funds, this does not relieve the Indemnification Support Parties from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the ISP Representative be required to advance its own funds on behalf of the Indemnification Support Parties or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Indemnification Support Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the ISP Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the ISP Representative or the termination of this Agreement.

(e) Shareholder Representative Services LLC shall be the initial ISP Representative and shall serve as the ISP Representative until its resignation. Upon any such resignation, the Indemnification Support Parties representing a majority of the CNI Pro Rata Share shall select a new ISP Representative. Each time a new ISP Representative is appointed pursuant to this Agreement, such Person, as an express condition precedent to the effectiveness of such appointment, shall accept such position in writing.

(f) The provisions of this Section 7.21 shall in no way impose any obligations on Parent, the Surviving Company or its Subsidiaries. In particular, notwithstanding any notice received by Parent, the Surviving Company or its Subsidiaries to the contrary, and absent bad faith or willful misconduct, Parent, the Surviving Company or its Subsidiaries (i) shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no Liability to the Indemnification Support Parties or other Shareholders with respect to, actions, decisions and determinations of the ISP Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the ISP Representative are fully authorized by all of the Indemnification Support Parties and other Shareholders.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK. SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:	AMBULNZ HOLDINGS, LLC

	By:	/s/ Lee Bienstock
	Name:	Lee Bienstock
	Title:	Chief Executive Officer

MERGERCO:	STMD MERGER COMPANY, LLC

	By:	/s/ Lee Bienstock
	Name:	Lee Bienstock
	Title:	Administrative Manager

COMPANY:	SteadyMD, Inc.

	By:	/s/ Guy Friedman
	Name:	Guy Friedman
	Title:	Chief Executive Officer

ISP REPRESENTATIVE:	SHAREHOLDER REPRESENTATIVE SERVICES LLC

	By:	/s/ Sam Riffe
	Name:	Sam Riffe
	Title:	Managing Director

Signature Page to Agreement and Plan of Merger

EXHIBIT A

DEFINITIONS

Definitions. For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below. Such terms are equally applicable to both the singular and plural forms of the terms defined.

“Accounting Principles” means GAAP, as modified by the accounting methods, principles, practices, procedures, asset recognition bases, classifications, categorizations, assumptions (including in respect of the exercise of management judgment) and estimation methodologies specifically set forth on Exhibit D.

“Adjustment Escrow Account” means a segregated account established by the Escrow Agent for the purpose of holding the Adjustment Escrow Amount in accordance with the Escrow Agreement, to be managed pursuant to the Escrow Agreement.

“Adjustment Escrow Amount” means an amount equal to $800,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person (including any variable interest entity over which such Person or any of its Affiliates effects control pursuant to contractual arrangements and which is consolidated with such Person in accordance with applicable accounting principles). The terms “control” and “controlled” include, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract (including variable interest entity structures) or otherwise.

“Aggregate Merger Consideration” means the aggregate consideration paid in connection with the Merger and the other transactions contemplated hereby.

“Ancillary Documents” means each agreement, certificate and document required to be delivered by any of the parties pursuant to the terms of this Agreement.

“Base Merger Consideration” means $12,500,000.

“Benefit Plan” means any pension, benefit, insurance, retirement, compensation, employment, consulting, deferred compensation, incentive, bonus, employee loan, collective bargaining, profit sharing, commission, performance award, option, phantom equity or equity-based, stock purchase, restricted stock, equity appreciation right, change in control, retention, severance, vacation, paid time off, welfare, medical, dental, disability, life, death benefit, fringe-benefit, benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not Tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company Group or any ERISA Affiliates for the benefit of any Service Provider of the Company Group or any ERISA Affiliate or any spouse, dependent or beneficiary of such individual, or under which the Company Group has or may reasonably expect to have any Liability, contingent or otherwise.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cash” means cash, cash deposits and cash equivalents (including deposited but uncleared bank deposits in transit to the Company Group and checks and drafts received or deposited for account of the Company Group and not credited to the account of the Company Group, but excluding any amounts of checks or drafts written or issued by the Company Group that have not posted to the account of the Company Group and any restricted cash, amounts of security deposits on hand with third parties, vendor deposits, and cash and cash equivalents securing letters of credit), in each case determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash may be a negative amount, which would ultimately result in a decrease to Final Closing Merger Consideration by such negative amount (determined on a standalone basis).

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Company.

“Closing Indebtedness” means Indebtedness of the Company Group determined as of the Effective Time (for the avoidance of doubt, before taking into account the consummation of the Merger and the other transactions contemplated hereby).

“CNI Pro Rata Share” means, with respect to each Convertible Noteholder, the percentage set forth opposite such Convertible Noteholder’s name on Exhibit I-1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shareholder” means any holder of shares of Common Stock at the moment in time immediately prior to the Closing.

“Common Stock” means Class A Common Stock and/or Class B Common Stock.

“Company Bylaws” means the bylaws of the Company, as amended, restated, or otherwise modified, and in effect as of the Effective Time.

“Company Charter” means the Third Amended and Restated Certificate of Incorporation of the Company, as amended, restated, or otherwise modified, and in effect as of the Effective Time.

“Company Equity Compensation Plan” means that certain SteadyMD, Inc. Amended and Restated 2017 Equity Compensation Plan, as amended.

“Company Fundamental Representations” means the representations and warranties made by the Company regarding the Company Group set forth in Section 3.1 (Organization and Power), Section 3.2 (Authorization), Section 3.4(a)(i) (Non-Contravention – Company Group Fundamental Documents), Section 3.5 (Capitalization), Section 3.6 (Company Subsidiaries; Managed Practices), Section 3.10 (Taxes), Section 3.16 (Finders Fees), and Section 3.25 (Compliance with Health Care Laws).

“Company General Representations” means any representations and warranties made by the Company regarding the Company Group set forth in Article 3 of this Agreement, other than (A) the Company Quasi-Fundamental Representations, and (B) the Company Fundamental Representations.

“Company Group” means, collectively, the Company, each Company Subsidiary, and each Managed Practice. Any reference in this Agreement to “a member of the Company Group” means the Company, any Company Subsidiary, or any Managed Practice, and any reference to the “Company Group” will be understood and interpreted as a reference to any member of the Company Group, individually, or the members of the Company Group, collectively.

“Company Group IP” means all Intellectual Property owned or purported to be owned by the Company or otherwise licensed by the Company Group or otherwise used in for the conduct of the Company’s business as currently conducted.

“Company Subsidiary” means any Subsidiary of the Company.

“Contingent Value Consideration” means, as of any time of determination, an amount equal to (i) the Earn-Out Consideration, plus (ii) the then-remaining balance of the Indemnity Escrow Account, plus (iii) the then-remaining balance of the Reserve Account.

“Contract” means any binding contract, agreement, deed, lease, license, instrument, note, purchase order, commitment, understanding, promise or undertaking, whether written or oral.

“Convertible Note” each convertible note issued by the Company and outstanding as of immediately prior to the Effective Time, and all documents and agreements (including the Convertible Note Purchase Agreement) entered into by the Company and any Convertible Noteholder in connection therewith, as amended from time to time.

“Convertible Note Cancellation and Payoff Agreement” means a Convertible Note Cancellation and Payoff Agreement executed by the Company and each Convertible Noteholder, in the form attached as Exhibit E.

“Convertible Note Closing Date Payoff Amount” means (i) the Base Merger Consideration, plus (ii) the Estimated Cash, minus (iii) the Estimated NCDL Indebtedness, plus (iv) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, minus (v) the amount, if any, by which the Estimated Net Working Capital falls short of the Target Net Working Capital, minus (vi) the Estimated Transaction Expenses, minus (vii) the Adjustment Escrow Amount, minus (viii) the Indemnity Escrow Amount, minus (ix) the Reserve Amount.

“Convertible Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of September 4, 2024, by and between the Company and the Convertible Noteholders, as amended by that certain Amendment No. 1 to Note Purchase Agreement dated as of October 29, 2024 and that certain Amendment No. 2 to Note Purchase Agreement dated as of December 2, 2024.

“Convertible Noteholder” means any holder of Convertible Notes.

“Copyright” means all original works of authorship, whether or not published or copyrightable, all copyrights (whether registered or unregistered or in published or unpublished works) including in: (i) literary works and any other original works of authorship fixed in any tangible medium of expression; (ii) databases, data collections and rights therein, Software and web site content; (iii) rights to compilations, collective works and derivative works of any of the foregoing; and (iv) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof, now or hereafter in force.

“COVID-19 Law” means the CARES Act, the Families First Coronavirus Response Act of 2020, the Consolidated Appropriations Act, 2021, or any other Law intended to address the consequences of COVID-19.

“Customer” means any Person, who pursuant to a contract or otherwise, receives any items, goods or services from a member of the Company Group and provides payment to a member of the Company Group in exchange for those items, good, or services.

“CV Disbursement Recipients” means the recipients of any disbursement of any Contingent Value Consideration in accordance with the CV Disbursement Waterfall, including the Convertible Noteholders and, as applicable, the CV-ITM Shareholders.

“CV Disbursement Waterfall” means the disbursement schedule set forth in Exhibit G hereto, which establishes the order of priority for the allocation and disbursement of the Contingent Value Consideration among Convertible Noteholders and CV-ITM Shareholders.

“CV-ITM Pro Rata Share” means, with respect to each CV-ITM Shareholder, the percentage set forth opposite such CV-ITM Shareholder’s name on Exhibit I-2.

“Data Protection Laws” means all applicable Laws related to data protection, data privacy, data security, cybersecurity, cross-border data transfer, and general consumer protection Laws as applied in the context of data privacy, data breach notification, electronic communications, telephone and text message communications, and marketing by email or other channels. For the avoidance of doubt, “HIPAA,” “Health Care Laws” and “Patient Privacy Laws” are excluded from the definition of “Data Protection Laws”.

“Data Systems” means computer, electronic or telecommunications or network systems of any variety (including data-bases, websites, hardware, software, storage, switching and interconnection devices and mechanisms, whether on-premises or provided as a service by a Third Party) used or held for use in connection with the Company’s business.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet, all social media accounts and handles and all rights associated with and applications for any of the foregoing.

“Entity” shall be construed broadly and shall include a partnership (general or limited), a corporation (including any nonprofit corporation), a limited liability company, an association, a joint stock company, a trust (other than a revocable trust treated as an Individual hereunder), a joint venture, an unincorporated organization, an estate, a firm, an enterprise, any other business entity, and any Governmental Authority (or any department, agency, or political subdivision thereof).

“Environmental Laws” means any federal, state, local or foreign Law (including, without limitation, common law), treaty, Order, agreement or contract with any Governmental Authority relating to protection of human health and safety or the environment or to the regulation or remediation of pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials applicable to the Company.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws for the operation of the Company’s business.

“Equity Interests” means, with respect to any Person, (a) any shares of capital stock, (b) any partnership interests, (c) any membership or limited liability company interests or units, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, capital stock, partnership interests, membership or limited liability company interests or units, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for capital stock, partnership interests, membership or limited liability company interests or units, or any other equity securities, (g) any other securities or interest classified as an equity security of a Person and (h) any bonds, debentures, notes or other indebtedness of any Person having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of any of the foregoing may vote.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company, in its capacity as escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement executed by Parent, the ISP Representative, and the Escrow Agent in the form attached as Exhibit H.

“Estimated Closing Merger Consideration” means (i) the Base Merger Consideration, plus (ii) the Estimated Cash, minus (iii) the Estimated Closing Indebtedness, plus (iv) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, minus (v) the amount, if any, by which the Estimated Net Working Capital falls short of the Target Net Working Capital, minus (vi) the Estimated Transaction Expenses.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive Risk Indemnitee” means any Person who at any time prior to or at the Closing is or was a Representative (including any Service Provider) of the Company.

“Existing Executive Risk Policy” means the Insurance Policy set forth on Section 3.21(a) of the Disclosure Schedule providing executive risk (director and officer, employment practices, and fiduciary) coverage to the Company Group.

“Final Closing Merger Consideration” means (i) the Base Merger Consideration, plus (ii) the Cash as finally determined pursuant to Section 2.3, minus (iii) the amount of Closing Indebtedness as finally determined pursuant to Section 2.3, plus (iv) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 2.3 exceeds the Target Net Working Capital, minus (v) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 2.3 is less than the Target Net Working Capital, minus (vi) the amount of Transaction Expenses as finally determined pursuant to Section 2.3.

“First Indemnity Escrow Release Amount” means an amount equal to (i) $875,000, minus (ii) the sum of (a) any amounts released from the Indemnity Escrow Account to Parent prior to the First Indemnity Escrow Release Date in accordance with Article 6, and (b) the aggregate amount of any Indemnification Claims that have been resolved in favor of any Parent Indemnitee as of the First Indemnity Escrow Release Date but remain unpaid from the Indemnity Escrow Account as of the First Indemnity Escrow Release Date.

“Fraud” means, with respect to a party, an act of knowing and intentional fraud under the common law of the state of Delaware with respect to the making of any representation or warranty in Article 3 or Article 4 hereof; provided, however, that “Fraud” shall not include any claim for constructive fraud, equitable fraud, promissory fraud, negligent misrepresentation, unfair dealing fraud, extra-contractual fraud, or any torts based on negligence or recklessness.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its Equity Interests, as in effect from time to time including any amendments thereto. For example, the “Fundamental Documents” of a corporation would be its certificate or articles of incorporation, bylaws, shareholders’ agreement, voting agreement, investor rights agreement, right of first refusal and co-sale agreement, as applicable, each as may be amended from time to time. For the avoidance of doubt, the Fundamental Documents of the Company include the Company Charter and Company Bylaws.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the Execution Date.

“Governmental Payment Program” means any federal health care program as defined in 42 U.S.C. §1320a-7b(f), including without limitation Medicare, Medicare Advantage, Medicaid, Medicaid Managed Care, TRICARE or any other federal, state or local reimbursement or health care program paid for by a Governmental Authority.

“Health Care Laws” means all Laws pertaining to healthcare legal and regulatory matters applicable to the provision of health care, including Laws relating to professional licensing, patient consent, the provision of telehealth services, Payors, Health Care Permits, Governmental Payment Programs, Private Programs, reporting and disclosure requirements to Governmental Authorities, the prohibition or regulation of fraud and abuse, patient inducements, patient referrals or provider incentives generally, the corporate practice of medicine or other health care professions, fee-splitting, anti-kickback, anti-referral, false claims, the submission of bills, claims or similar requests for payment, coding, coverage, reimbursement, claims submission, billing and collections, insurance fraud, the administration of health care claims or benefits, processing or payment for health care services, treatment, or supplies furnished by providers, credentialing, coordination of benefits, medical records, patient privacy and security breach notification rules, all as now in effect. Without limiting the foregoing, Health Care Laws include Title XVIII of the Social Security Act, 42 U.S.C. § 1395-1395hhh (the Medicare statute) federal “Anti-Kickback Statute” (42 U.S.C. § 1320a-7b(b)), the False Claims Act, 31 U.S.C. § 3729-3733 (as amended); Stark Law, the “Civil False Claims Act” (31 U.S.C. § 3729, et seq.), the criminal penalties for acts involving federal health care programs (42 U.S.C. § 1320a-7b), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d, et seq.), the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 3000 et seq.), the Patient Protection and Affordable Care Act of 2010 (Public Law 111-148), the exclusion Laws (42 U.S.C. § 1320a-7), 18 U.S.C. § 1347, the U.S. Food, Drug, and Cosmetic Act, the Controlled Substances Act, comparable state Laws and all regulations promulgated under such federal and state Laws.

“Health Care Permit” means any permit (including certificates of need or related approvals), accreditations, provider or supplier numbers, consents, qualifications or certifications granted by any Health Care Regulatory Body or Governmental Payment Program relating to or affecting the provision of health care services or the reimbursement of health care items or services.

“Health Care Professional” means any Person employed or retained by the Company Group who is involved in the delivery of healthcare, nursing or medical professional services that requires a permit from a Governmental Authority to provide such services.

“Health Care Regulatory Body” means any department, agency, board, authority, body, accreditation, organization or other Governmental Authorities having jurisdiction over the provision of health care services or the reimbursement of health care costs.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. §§ 1320d-1329d-9), and its implementing regulations, including the Standards for Electronic Transaction and Code Sets (45 C.F.R. Parts 160 and 162), the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. Parts 160 and 164, Subparts A and E), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Parts 160 and 164, Subparts A and C), and Breach Notification for Unsecured Protected Health Information Rules (45 C.F.R. Part 164, Subpart D).

“Immediate Family” means, with respect to any Person, (i) such Person’s current or former spouse or domestic partner, parents, grandparents, children (including stepchildren and grandchildren), siblings (including stepsiblings), or in-laws, whether by blood, marriage, adoption, or otherwise, or (ii) any other Person related to such Person by blood, marriage, adoption, or otherwise who resides in such Person’s household.

“Indebtedness” means with respect to any Person, as of any time of determination, without duplication, (i) all indebtedness of such Person for borrowed money or in respect of loans or advances (e.g., revolving debt such as credit card debt); (ii) (A) all Liabilities and other obligations of such Person evidenced by bonds, notes, debentures, letters of credit (to the extent drawn), bankers acceptances or similar instruments; and (B) all Liabilities and other obligations in respect of the Convertible Notes or the Convertible Note Cancellation and Payoff Agreements (such Liabilities and other obligations described in this clause (ii)(B), the “Convertible Debt Liabilities”), (iii) all obligations of such Person for the deferred purchase price of assets, property or services, including any royalties, earn-outs, holdbacks, deferred taxes, and similar deferred payment obligations, contingently or otherwise as obligor or otherwise; (iv) Liabilities and other obligations of such Person under leases that are classified or that are required to be classified as capitalized lease obligations in accordance with the Accounting Principles; (v) all payments such Person would have to make in the event of any early termination on the date Indebtedness is being determined in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging agreements; (vi) (A) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement, and (B) any earned but unpaid compensation (including any such unfunded or underfunded liabilities in respect of salary, bonuses, paid time off, or accrued but unpaid commissions) for any period prior to the Closing Date, and the employer portion of any payroll, social security, unemployment or other employer Taxes thereon, calculated as if all such amounts were paid on the Closing Date; (vii) Liabilities related to the CARES Act, including any amounts owed under the PPP Loans or any other Small Business Administration loan that has not been fully and validly forgiven or was fully forgiven but is subsequently determined (whether prior to or after the Closing) to be owed; (viii) all accrued and unpaid income Taxes of the Company Group for the Pre-Closing Tax Period and the pre-Closing portion of any Straddle Period that are first due after the Closing Date, in those jurisdictions where the Company has historically filed Tax Returns, provided that such Taxes shall (A) be computed consistent with past practice of the Company Group (including reporting positions, elections and accounting methods) for preparing such Tax Returns but taking into account any Transaction Tax Deductions, (B) with respect to any Straddle Period, in accordance with the principles set forth in Section 5.1(f), (C) take into account any gain or loss resulting from or attributable to the transactions contemplated pursuant to this Agreement in a manner consistent with the Intended Tax Treatment as described in Section 5.1(a), (D) take into account, as a reduction, any prepayment of Taxes or any estimated Tax payment or Tax deposit made by the Company Group prior to the Closing Date with respect to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period to the extent such estimated Tax payment or overpayments actually reduce (but not below zero) the associated Tax liability with respect to such Pre-Closing Tax Period, (E), exclude any Taxes attributable to transactions taken on the Closing Date after the Closing that are outside of the Ordinary Course of Business, and (F) be determined on a jurisdiction-by-jurisdiction basis and with such amounts not being less than zero dollars ($0); (ix) Liabilities of such Person in respect of any Related Party Contract; (x) unpaid management, advisory or professional services fees; (xi) Liabilities in respect of deposits and monies received in advance, including deferred revenue; (xii) all accounts payable of such Person that are past due and unpaid for more than ninety (90) days after the original due date therefor; (xiii) without duplication of the foregoing clause (vi), Liabilities that are accrued (or are required to be accrued in accordance with the Accounting Principles on a consolidated balance sheet of the Company Group prepared as of the Closing Date) related to any current or former Service Provider, specifically in respect of salary, wages, paid time off, vacation time, severance arrangements, stay bonuses, incentive bonuses, bonuses (such accrual to be calculated at the maximum payout amount for any fiscal year), commissions and termination payments (in each case, including the employer portion of any payroll, social security, unemployment or other Taxes payable with respect to such amounts), but excluding salary, wages and benefits in respect of those Service Providers that are accrued during the pay period in which the Closing occurs (provided such current-period salary, wages and benefits are incurred in the Ordinary Course of Business) (it being acknowledged and expressly agreed that such salary, wages and benefits that are accrued during such pay period shall be included as Current Liabilities in the calculation of Net Working Capital); (xiv) any indebtedness (A) guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse), or (B) which is secured in whole or in part by a Lien upon any property or asset owned by such Person; and (xv) all accrued interest, prepayment premiums, fees (including loan management fees) or penalties related to the payment of each of the foregoing. But, notwithstanding the foregoing or anything else in this Agreement to the contrary, Indebtedness will not take into account (x) any amount included in Transaction Expenses to the extent that inclusion of such amounts would result in double counting, (y) any Intercompany Balances; or (z) any such Liabilities and other obligations of the Company Group under leases that are classified or that are required to be classified as operating lease obligations in accordance with the Accounting Principles.

“Indemnification Claim” means any Direct Claim or Third Party Claim.

“Indemnification Support Party” means the Persons identified on Exhibit I-3.

“Indemnification Support Pro Rata Share” means, with respect to each Indemnification Support Party, as of the date of calculation, the percentage equal to (a) the Aggregate Merger Consideration received by such Indemnification Support Party in such Indemnification Support Party’s capacity as a Shareholder and/or Convertible Noteholder hereunder, divided by (b) the Aggregate Merger Consideration received by all Indemnification Support Parties in such Indemnification Support Parties’ capacities as a Shareholder and/or Convertible Noteholder hereunder.

“Indemnified Party” means, in the case of an indemnification claim pursuant to Section 6.2(a), Parent Indemnitees, and, in the case of an indemnification claim pursuant to Section 6.2(b), the Company Indemnitees.

“Indemnified Taxes” means: (a) Taxes of the Company Group relating or attributable to any Pre-Closing Tax Period, including any Taxes that were deferred pursuant to any COVID-19 Law, (provided that such Taxes shall be calculated by taking into account Transaction Tax Deductions to the maximum extent permitted by applicable law); (b) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; (c) Taxes of any Person (other than the members of the Company Group) imposed on any member of the Company Group as a transferee or successor, by Contract or pursuant to any applicable Law, in each case, which Taxes relate to an event or transaction occurring before the Closing; (d) Taxes resulting from any Company Covenant Breach; (e) any Taxes of the Company Group relating or attributable to any Pre-Closing Tax Period that are attributable to the making of the Section 338(h)(10) Election; and (f) amounts payable by any member of the Company Group (including the Surviving Company) as a result of any Governmental Authority reversing, reclaiming, or otherwise receiving the return of any refund of Taxes that were (i) received by any member of the Company Group on or prior to the Closing Date, or (ii) paid to the CV-ITM Shareholders pursuant to this Agreement.

“Indemnifying Party” means, in the case of an indemnification claim pursuant to Section 6.2(a), the Indemnification Support Parties, and, in the case of an indemnification claim pursuant to Section 6.2(b), Parent.

“Indemnity Escrow Account” means a segregated account established by the Escrow Agent for the purpose of holding the Indemnity Escrow Amount in accordance with the Escrow Agreement, to be managed pursuant to the Escrow Agreement.

“Indemnity Escrow Amount” means an amount equal to $1,875,000.

“Individual” means a natural person or a revocable trust established by such natural person during their lifetime, of which such natural person is the sole grantor, the sole trustee (or one of the trustees with full control), and the primary beneficiary, and which is revocable at will by such natural person.

“Intellectual Property” means all intellectual property or other proprietary rights, including Patents, Copyrights, rights in Technology, Trademarks, and Domain Names, and trade secrets (including the right to sue for past, present and future infringement, misappropriation or other violations thereof for the foregoing).

“Intercompany Balances” means any accounts receivable, payables, notes receivable or payable, indebtedness, accruals or other assets and liabilities due from or owed to the Company Group, on the one hand, and any other than a member of the Company Group, on the other hand.

“IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other contracts, relating to Company Group IP to which the Company Group is a party or otherwise bound.

“IP Registration” means any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in respect of any Company Group IP owned by the Company Group, in any jurisdiction, including issued Patents, registered Trademarks, Domain Names and registered Copyrights, and any pending applications for any of the foregoing.

“Junior Preferred Shareholder” means any holder of Junior Preferred Stock.

“Junior Preferred Stock” means Series A Preferred Stock, Series Seed Preferred Stock, and Series Seed-1 Preferred Stock.

“Key Employee Offer Letter” means, collectively, those certain employment offer letters, in form and substance satisfactory to Parent and the Key Employees, delivered to Parent and MergerCo prior to or on the Closing Date.

“Key Employees” means, collectively, Yarone Goren and Guy Friedman.

“Knowledge” means, as to any Person, all facts of which such Person shall have actual knowledge following reasonable inquiry; provided, that (a) the phrase “Knowledge of the Company” and any phrase of similar import means the Knowledge of each of Nikhil Abraham, Yarone Goren, and Guy Friedman; (b) the phrase the “Knowledge of Parent” and any phrase of similar import means the Knowledge of Lee Bienstock, Ely Tendler, Norman Rosenberg, and Kevin Bland; and (c) the phrase the “Knowledge of an Indemnification Support Party” and any phrase of similar import means: (i) with respect to an Indemnification Support Party that does not have the right to appoint or designate a representative to the Company Board (or, if applicable, did not exercise such right), the actual knowledge of such Indemnification Support Party; and (ii) with respect to an Indemnification Support Party that has the right to appoint or designate a representative to the Company Board (or, if applicable, exercised such right), the actual knowledge of such Indemnification Support Party or knowledge that such Indemnification Support Party’s board representative should have known in the exercise of his or her fiduciary duties of care and oversight under Delaware law, including but not limited to the duty to implement and monitor reasonable information and reporting systems.

“Law” means any constitution, law, statute, treaty, rule, directive, requirement, regulation or Order of, or promulgated by, any Governmental Authority.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means any mortgage, lien, license, pledge, negative pledge, charge, security interest, deed of trust, bailment (in the nature of a pledge or for purposes of security), conditional sale or title retention agreement (including any lease in the nature thereof), encumbrance, easement, servitude, encroachment other similar arrangement or interest in real or personal property, or other transfer restriction or security interest of any kind (other than, in the case of a security, any restriction on transfer of such security arising solely under applicable securities Laws).

“Losses” means any loss, Liability, demand, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any Third Party, including interest, penalties, reasonable out-of-pocket attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing; provided, however, that, for the avoidance of doubt, “Loss” shall exclude exemplary or punitive damages, except to the extent awarded to a Third Party by a court of competent jurisdiction or duly appointed arbitrator.

“Managed Practices” means (i) the Entities specifically set forth on Exhibit J, and (ii) any other Entity party to a Management Services Agreement with the Company.

“Management Incentive Plan” means that certain SteadyMD, Inc. Management Incentive Plan of the Company approved by the Board of Directors of the Company on August 28, 2025 and amended and restated by the Board of Directors of the Company on October 15, 2025.

“Material Adverse Effect” means any condition, change, effect, event, occurrence, state of facts or developments that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, operating results, or condition (financial or otherwise) of the Company Group taken as a whole; provided, that conditions, changes, effects, events, occurrences, state of facts or developments relating to any of the following shall not constitute or be deemed to contribute to a “Material Adverse Effect” and otherwise shall not be considered in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) changes in Laws or Orders or interpretations thereof; (c) changes in accounting requirements or principles after the Execution Date; (d) changes affecting industries, markets or geographical areas in which the Company Group conducts its respective businesses; (e) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the Execution Date; (f) any acts of God, including any epidemic, pandemic or disease outbreak, including in respect of COVID-19; (g) any action required to be taken under any applicable Law or Order or any existing contract by which the Company Group (or any of their respective properties) is bound; (h) any failure, in and of itself, by the Company Group to meet any projections or forecasts (as distinguished from any change or effect giving rise or contributing to such failure); (i) the negotiation, execution, delivery, performance, pendency or announcement of this Agreement or the transactions contemplated hereby; or (j) seasonal changes in the results of operations of the Company Group; provided that in the case of the foregoing clauses (a) – (f), such conditions, changes, effects, events, occurrences, state of facts or developments do not affect the Company Group in a materially disproportionate manner relative to other participants in the industry in which the Company Group operates.

“Net Contingent Value Consideration” means an amount equal to (a) the Contingent Value Consideration, minus (b) the Convertible Debt Liabilities. For the avoidance of doubt, the parties hereto intend for Net Contingent Value Consideration to refer to the amount of the Contingent Value Consideration remaining for distribution to the CV-ITM Shareholders after all Convertible Debt Liabilities (as of any time of determination) are settled, discharged, and extinguished in full.

“Net Working Capital” means the amount (whether positive or negative) equal to (A) the current assets of the Company Group (“Current Assets”), less (B) the current Liabilities of the Company Group (“Current Liabilities”), in each case, determined as of the Effective Time (for the avoidance of doubt, before taking into account the consummation of the Merger and the other transactions contemplated hereby) in accordance with the Accounting Principles; provided, that Net Working Capital shall be calculated (a) without taking into consideration or including (i) Cash, (ii) Indebtedness, (iii) Transaction Expenses, (iv) income Tax liabilities or income Tax assets, (v) any Intercompany Balances, (vi) lease liabilities related to Real Property Leases, and (vii) deferred rent related to Real Property Leases; and (b) with reference to the sample calculation of Net Working Capital included as Exhibit K hereto (which is included solely for illustrative purposes) (the “Net Working Capital Illustration”).

“Open Source Software” means software that is generally distributed in source code form and is governed by a license commonly recognized as an open source, “copyleft” or community source code license, including any license identified as an open source license by the Open Source Initiative (www.opensource.org/licenses) or any similar license or distribution model.

“Option” means each unexercised option to purchase Class B Common Stock under the Company Equity Compensation Plan that remains outstanding at the moment in time immediately prior to the Closing.

“Order” means any judgment, writ, decree, injunction, order, award, compliance agreement or settlement agreement of or with any Governmental Authority or arbitrator.

“Ordinary Course of Business” means, with respect to any member of the Company Group: (a) with respect to any period prior to the Closing, any action taken by such member of the Company Group that is consistent in nature, scope and magnitude with the past practices of such member of the Company Group and is taken in the ordinary course of the normal, day-to-day operations of such member of the Company Group, including with respect to frequency, duration, number and cost; and (b) with respect to any period after the Closing, any action taken by such member of the Company Group (or its Affiliates, including Parent) that is consistent in nature, scope and magnitude with the past practices of such member of the Company Group prior to the Closing or that Parent determines in good faith to be appropriate for the business of such member of the Company Group (or its Affiliates), including with respect to frequency, duration, number and cost.

“Parent Fundamental Representations” means the representations and warranties made by Parent regarding Parent or MergerCo set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization), Section 4.4(a)(i) (Non-Contravention – Parent and MergerCo Fundamental Documents), and Section 4.5 (Finders Fees).

“Parent General Representations” means any representations and warranties made by Parent regarding Parent or MergerCo (i) set forth in Article 4 of this Agreement, other than the Parent Fundamental Representations, or (ii) in any schedule, certificate, instrument or other document delivered by Parent pursuant hereto or in connection with the Merger or the other transactions contemplated hereby.

“Patent” means all patents, patent applications, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and any other indicia of invention ownership issued or granted by any Governmental Authority, including all patent disclosures and inventions, including all provisional applications, priority and other applications, divisionals, provisionals, issuances, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations, and renewals thereof.

“Per-ITM-Share Net Contingent Value Consideration” means an amount, rounded to four decimal places, equal to the quotient obtained by dividing (a) the Net Contingent Value Consideration, by (b) the number of Series B Preferred Outstanding Shares.

“Permits” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained, from any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; provided that in each case appropriate financial reserves have been made; (b) statutory liens or landlords’, carriers’, warehousemen’s, suppliers’, workmen’s or repairmen’s liens or other like Liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of a Person subject to such lien; (c) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the Ordinary Course of Business; (d) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business; (e) Liens in arising under any Indebtedness to be repaid as of the Closing; and (f) other Liens that arose or were incurred in the Ordinary Course of Business, are not material in amount, and do not adversely affect the title of, materially detract from the value of or materially interfere with any use of, the assets or properties affected by such Lien, other than in connection with any Disclosed Third Party Funded Indebtedness.

“Person” means any Individual or Entity.

“Personal Data” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and when referring to a Data Protection Requirement, has the same meaning as the similar or equivalent term defined thereunder.

“PPP” means the Paycheck Protection Program as described in the CARES Act and modified by the U.S. Small Business Administration and the United States Department of the Treasury guidance documents and FAQs, subsequent interim final rules, and the Paycheck Protection Program Flexibility Act of 2020.

“PPP Loan” means any loan, advance, or other obligation incurred or received by any member of the Company Group pursuant to the PPP, as amended, or any similar program under the CARES Act or related legislation.

“PPP Rules” means all rules and requirements as stated in the Small Business Act (including Section 7(a) of the Small Business Act), the CARES Act, the Paycheck Protection Program Flexibility Act of 2020, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act, and any other applicable procedural requirements and legal requirements, including all current and future guidance, interim final rules, and application instructions, in each case regarding or relating to the PPP and PPP loan forgiveness program published by the U.S. Small Business Administration, the United States Department of the Treasury and other Governmental Authorities.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Preferred Stock” means the Preferred Stock, par value $0.0001 per share, of the Company. For the avoidance of doubt, Preferred Stock is comprised of Series B Preferred Stock, Series A Preferred Stock, Series Seed Preferred Stock, and Series Seed-1 Preferred Stock.

“Preferred Stockholder” means any holder of shares of Preferred Stock.

“Private Program” means non-governmental health benefit or payment program, including any private insurance program, health maintenance organization, preferred provider organization, self-insured plan, or other similar non-governmental program under which the Company Group receives or is eligible to receive payments or reimbursements for health care services.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“PubCo” means DocGo Inc., a Delaware corporation.

“PubCo Common Stock” means the common stock, par value $0.0001 per share, of PubCo.

“Representative” means, with respect to any Person, any director, officer or Service Provider of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Ross” means Justin Ross, M.D.

“Series A Preferred Stock” has the meaning ascribed in the Company Charter.

“Series B Preferred Outstanding Shares” means the number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Series B Preferred Shareholder” means any holder of shares of Series B Preferred Stock.

“Series B Preferred Stock” has the meaning ascribed in the Company Charter.

“Series Seed Preferred Stock” has the meaning ascribed in the Company Charter.

“Series Seed-1 Preferred Stock” has the meaning ascribed in the Company Charter.

“Service Provider” each director, officer, employee, manager, natural person independent contractor or consultant, or exclusively leased employee, of the Company Group.

“Shareholders” means Common Shareholders and/or Preferred Stockholders.

“Shares” means shares of Common Stock and/or Preferred Stock.

“Soerries” means Scott Soerries, M.D.

“Software” means all computer software programs (including software systems), in both source code and object code format, including: (i) software implementations of databases, firmware, compilations, compilers, higher level or “proprietary” languages, data files, application programming interfaces (APIs), protocol stacks, microcode, drivers, tool sets, libraries, user interfaces and software implementations of algorithms, models and methodologies; (ii) computer databases and computer compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) software development kits and tools, and descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Special Claim” means any Third Party Claim with respect to which the Indemnified Party is any one or more of Parent Indemnitees and that (i) seeks criminal liability or any action by any Governmental Authority, (ii) seeks injunctive relief, specific performance or other equitable relief against any of Parent Indemnitees as the primary element of the Third Party Claim, or (iii) the amount of Losses sought in such Third Party Claim is greater than (or if unknown, reasonably determined by Parent Indemnitees to be greater than) 200% of the maximum dollar amount for which the Indemnifying Party could be liable with respect to such Third Party Claim pursuant to Article 6.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital” means $4,000,000.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be filed with any Taxing Authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

“Taxes” means all United States federal, state, local and foreign taxes, levies and other tax assessments, including, without limitation, all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, PAYE, employer health, unemployment insurance payments, excise, escheat, unclaimed property, real property and personal property taxes, and any other taxes, including, without limitation, interest, additions to tax, fines and penalties, imposed by a Taxing Authority.

“Taxing Authority” means any Governmental Authority with the power to impose any Tax.

“Technology” means: all of the following, in written, electronic, graphic or other tangible or intangible form, whether or not patentable or: (i) technology, formulae, algorithms, procedures, processes, methods, techniques, systems, know-how, ideas, inventions (whether or not reduced to practice) and practices; (ii) specifications, designs, models, flow-charts, architectures, devices, prototypes, schematics, manuals, quality control procedures and tooling; and (iii) Software, content, mask works, works of authorship and documentation.

“Third Party” means any Individual or Entity that is not a party to this Agreement or an Affiliate of a party to this Agreement.

“Third Party Funded Indebtedness” means, as of any time of determination and without duplication, Indebtedness of the type described in clauses (i), (ii)(A) (but excluding, for the avoidance of doubt, clause (ii)(B)) and (iv) of the definition of “Indebtedness.”

“Trademark” means all (i) trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; (ii) registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and (iii) the goodwill of the business associated with each of the foregoing.

“Transaction Expenses” means, in each case that remain unpaid as of the Effective Time, without duplication: (i) the aggregate unpaid fees and expenses of the Company Group incurred in connection with the Merger and the other transactions contemplated hereby that are payable as of or following the Closing, including any such fees and expenses payable to professionals (including investment bankers, attorneys, accountants and other consultants and advisors, including Goodwin) retained by the Company Group; (ii) any severance, change in control payments (including any “double-trigger” or similar arrangements that become payable as a result of the consummation of the Merger and the termination of employment or other service), retention bonus, transaction bonus or similar payments to be paid at or after the Closing by the Company Group, which become payable as a result of the execution of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, including, without limitation, (A) the bonuses paid on the Closing Date to the Specified MIP Bonus Recipients pursuant to the MIP Bonus Payment and Release Agreements in accordance with Section 1.8(b)(ii) (collectively, the “MIP Bonuses”), (B) the bonuses paid on or after the Closing Date to the Specified Discretionary Bonus Recipients pursuant to the Discretionary Bonus Payment and Release Agreements in accordance with Section 1.8(b)(iii) and (C) the underlying loan forgiveness and the bonus paid on or after the Closing Date to Nikhil Abraham pursuant to the Note Cancellation, Bonus Payment and Release Agreement in accordance with Section 1.8(b)(iv) (the foregoing clauses (A), (B) and (C), collectively, the “Sale Bonuses”), and any payroll, withholding, social security, unemployment or other Taxes required to be paid by the Company Group in connection with any Sale Bonuses; (iii) fifty percent (50%) of any Transfer Taxes; (iv) fifty percent (50%) of the costs and expenses of the Executive Risk Tail Policy; (v) fifty percent (50%) of the costs and expenses of the Escrow Agent; and (vi) fifty percent (50%) of the costs and expenses of the Paying Agent. Notwithstanding the foregoing or anything else in this Agreement to the contrary, Transaction Expenses will not take into account any amount included in Indebtedness.

“Transaction Tax Deductions” means any loss or deduction, which is deductible for applicable tax purposes at a “more likely than not” level of comfort, resulting from or attributable to (i) the deductible portion of all Transaction Expenses (provided, however, that for this purpose the Company Group shall be deemed to have elected to treat seventy percent (70%) of the amount of any success-based fee as an amount that does not facilitate the transaction pursuant to the safe harbor in Revenue Procedure 2011-29), (ii) the payment of fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company Group with respect to the payment of Indebtedness in connection with the transactions contemplated by this Agreement, (iii) all deductions for compensation attributable to any other bonus, deferred compensation, severance or other termination payments, change-in-control payments, phantom equity plans and payments in lieu of any previously promised but ungranted equity award or similar payment obligations or any other compensatory payment of the Company made in connection with the Merger, (iv) any deductible amounts included as a Net Working Capital, and (v) all deductions attributable to any other fees, costs and expenses incurred in connection with the Merger by or on behalf of the Company Group.

“Voting Stock” means Series B Preferred Stock, Series A Preferred Stock, Series Seed-1 Preferred Stock, Series Seed Preferred Stock, and Class A Common Stock.

“Voting Stockholder” means any holder of shares of Voting Stock at the moment in time immediately prior to the Closing.

“Warrant” means an unexercised warrant to purchase Class B Common Stock under the Warrant Agreement that remains outstanding at the moment in time immediately prior to the Closing.

“Warrant Agreement” means that certain Warrant to Purchase Stock, dated December 2, 2022, by and between the Company Group and the Warrantholder.

“Warrantholder” means SVB Financial Group, in its capacity as the holder of the Warrants pursuant to the Warrant Agreement.

Exhibit B

TABLE OF INLINE DEFINITIONS

Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section
280G Approval Process	Section 2.9
280G Waiver	Section 2.9
401(k) Plan	Section 2.8(a)(ix)
Action	Section 3.9
Aggregate Series B Liquidation Amount	Recital E
Agreement	Preamble
Allocation Methodology	Section 5.1(a)(i)
Anti-Bribery Laws	Section 3.12(b)(i)
Audit Firm	Section 2.3(c)
Audited Balance Sheets	Section 3.7(a)
Audited Financial Statements	Section 3.7(a)
Book-Entry Shares	Section 1.7
Cap	Section 6.4(a)(ii)
Certificate of Merger	Section 1.2
Chubb	Schedule 6.2(a)(ix)(3)
Claim Notice	Section 6.3(b)(i)
Closing	Section 2.1
Closing Date	Section 2.1
Closing Date Volume Weighted Average Price	Schedule 2.7(5)(c)
Closing Statement	Section 2.3(a)
Closing Statement Delivery Period	Section 2.3(a)
Company	Preamble
Company Board	Recital B
Company Covenant Breach	Section 6.2(a)(iv)
Company Fundamental Representation Breach	Section 6.2(a)(iii)
Company General Representation Breach	Section 6.2(a)(i)
Company Group Systems	Section 3.13(j)
Company Indemnitees	Section 6.2(b)
Company POA	Section 3.24(b)
Company Quasi-Fundamental Representation Breach	Section 6.2(a)(ii)
Company Quasi-Fundamental Representations	Section 6.1(a)
Consideration Allocation	Section 5.1(a)(i)
Contaminant	Section 3.13(k)
Corporate Compliance Program	Section 3.25(a)
CV-ITM Share	Section 1.6(a)

Term	Section
CV-ITM Shareholders	Section 1.6(a)
Data Protection Requirements	Section 3.14(a)
DGCL	Section 1.1
Direct Claim	Section 6.3(a)
Disclosed Third Party Funded Indebtedness	Section 1.8(a)(i)
Disclosure Schedule	Article 3
Discretionary Bonus Payment and Release Agreement	Section 1.8(b)(iii)
Dispute Notice	Section 2.3(c)
Dissenting Shares	Section 1.9
Dissenting Stockholder	Section 1.9
DLLCA	Section 1.1
Earn-Out Cash Consideration	Schedule 2.7(5)(b)
Earn-Out Equity Consideration	Schedule 2.7(5)(c)
Earn-Out Objections Statement	Schedule 2.7(4)
Earn-Out Payment Due Date	Schedule 2.7(5)(b)
Earn-Out Statement	Schedule 2.7(3)
Effective Time	Section 1.2
Estimated Cash	Section 2.2
Estimated Closing Indebtedness	Section 2.2
Estimated Closing Statement	Section 2.2
Estimated NCDL Indebtedness	Section 2.2
Estimated Net Working Capital	Section 2.2
Estimated Transaction Expenses	Section 2.2
Excluded Shares	Section 1.6(c)
Exclusive Remedy Exceptions	Section 6.9
Execution Date	Preamble
Executive Risk Tail Insurance	Section 5.3(b)
Executive Risk Tail Policy	Section 5.3(b)
Extension Period	Section 2.3(a)
FIERD Unresolved Claims	Section 6.6(c)(i)
Final Determination	Section 6.6(b)
Financial Statements	Section 3.7(a)
First Indemnity Escrow Release Date	Section 6.6(c)(i)
First Post-Closing Payroll Run Date	Section 1.8(b)(ii)
FLSA	Section 6.2(a)(ix)(1)
General Claim	Section 6.6(a)(i)
General Survival Period	Section 6.1(a)
Goodwin	Section 7.20(a)
Governmental Authority	Section 3.3
HIPAA Policies and Procedures	Section 3.25(h)
Information Statement	Section 1.10

Term	Section
Initial Delivery Period	Section 2.3(a)
Insurance Arrangements	Section 6.4(h)
Insurance Policy	Section 3.21(a)
Intended Tax Treatment	Section 5.1(a)
Interim Financial Statements	Section 3.7(a)
ISP Representative	Preamble
Law	Section 7.9
Leased Real Property	Section 3.18(c)
Managed Practice Allocation Schedule	Section 5.1(a)(iii)
Material Contract	Section 3.19(b)
Material Customer	Section 3.23(a)
Material Customer Contract	Section 3.23(c)
Material Payors	Section 3.25(b)
Material Permits	Section 3.12(c)(i)
Material Service Provider Contract	Section 3.22(a)(ii)
Material Supplier	Section 3.23(a)
Material Supplier Contract	Section 3.23(c)
Merger	Section 1.1
MergerCo	Preamble
MIP Bonus Payment and Release Agreement	Section 2.8(a)(xi)
Negative Adjustment	Section 2.4(b)
Other Alternative Arrangements	Section 6.4(h)
OTM Share	Section 1.6(b)
Owned Company Group IP	Section 3.13(a)
Parent	Preamble
Parent Covenant Breach	Section 6.2(b)(iii)
Parent Fundamental Representation Breach	Section 6.2(b)(ii)
Parent General Representation Breach	Section 6.2(b)(i)
Parent Indemnitees	Section 6.2(a)
Partial Earn-Out Consideration	Schedule 2.7(2)(c)
Patient Privacy Laws	Section 3.25(h)
Paying Agent	Section 1.8(c)
Paying Agent Agreement	Section 1.8(c)
Payoff Letter	Section 1.8(a)(i)
Payors	Section 3.25(b)
Positive Adjustment	Section 2.4(a)
Privacy Policies	Section 3.14(a)
Proprietary Software	Section 3.13(a)
Purchased Assets	Section 5.1(a)
Qualified Benefit Plan	Section 3.11(b)
Real Property Leases	Section 3.18(c)

Term	Section
Reference Interim Balance Sheet	Section 3.7(a)
Reference Interim Balance Sheet Date	Section 3.7(a)
Related Parties	Section 3.20(a)(ii)
Related Party Contract	Section 3.20(a)
Representative Losses	Section 7.21(d)
Requisite Stockholder Approval	Section 2.8(a)(i)
Requisite Stockholder Written Consent	Section 2.8(a)(i)
Reserve Account	Section 2.5(c)
Reserve Amount	Section 2.5(c)
Second Indemnity Escrow Release Date	Section 6.6(c)(ii)
Section 338(h)(10) Election	Section 5.1(a)(ii)
Securities Act	Schedule 2.7(6)(c)
Set-Off Amount	Section 6.6(b)
Set-Off Procedures	Section 6.6(b)
Set-Off Right	Section 6.6(b)
SIERD Unresolved Claims	Section 6.6(c)(ii)
Specified Contract	Section 3.19(a)
Specified Discretionary Bonus Recipient	Section 1.8(b)(iii)
Specified Indemnification Agreements	Section 5.3(a)
Specified MIP Bonus Recipient	Section 2.8(a)(xi)
Standard IP Agreements	Section 3.13(b)
STP Indebtedness Contract	Section 3.7(f)
Survival Period	Section 6.1(a)
Surviving Company	Section 1.1
Tax Attribute	Section 3.10(u)
Tax Contest	Section 5.1(c)
Third Party Claim	Section 6.3(b)
Threshold Amount	Section 6.4(a)(i)
Transfer Taxes	Section 5.1(e)
Unaudited FY24 Balance Sheet	Section 3.7(a)
Unaudited FY24 Financial Statements	Section 3.7(a)
Waived 280G Benefits	Section 2.9